SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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TIME WARNER CABLE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2011

Dear Stockholder:

We cordially invite you to attend Time Warner Cable Inc.’s annual meeting of stockholders. The meeting will be held on Thursday, May 19, 2011, at 9:30 a.m. in the Ballantyne Ballroom A at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277. A map with directions to the meeting is provided on the back cover of the Proxy Statement.

As a stockholder, you will be asked to vote on a number of important matters, which are listed in the Notice of Annual Meeting of Stockholders:

•	to re-elect twelve members of the Company’s Board of Directors for another annual term;

•	to ratify the Board’s selection of independent auditors;

•	to approve a new stock incentive plan; and

•	to consider two non-binding advisory votes on the compensation of our named executive officers as described in the proxy statement and on how frequently the stockholder vote on executive compensation should be held.

The Board of Directors recommends a vote FOR the proposals listed as items 1, 2, 3 and 4 and for an annual non-binding vote on executive compensation in proposal 5.

We are again this year taking advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of producing and distributing materials for our annual meeting. Under these rules, you can vote in one of several ways. Instructions are provided in our communications to you. If you received a Notice of Internet Availability of Proxy Materials in the mail, you can vote over the Internet, or, if you request printed copies of the proxy materials by mail, you also can vote by mail or by telephone.

If you are planning to attend the annual meeting in person, because of security procedures, you will need to register in advance to gain admission to the meeting. You can register by calling 1-866-892-8925 by May 17, 2011. In addition to registering in advance, you will be required to present government-issued identification (e.g., driver’s license or passport) to enter the meeting. The meeting also will be audiocast live on the Internet at www.timewarnercable.com/investors.

I look forward to greeting those of you who are able to attend the annual meeting.

Sincerely,

Glenn A. Britt
Chairman and
Chief Executive Officer

PLEASE PROMPTLY SUBMIT YOUR PROXY

Time Warner Cable Inc.
60 Columbus Circle
New York, New York 10023

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Cable Inc. (the “Company”) will be held on Thursday, May 19, 2011, at 9:30 a.m. (local time). The meeting will take place at:

Ballantyne Ballroom A
The Ballantyne Hotel
10000 Ballantyne Commons Parkway
Charlotte, North Carolina 28277

The purposes of the meeting are:

1.	To elect twelve directors for a term of one year, and until their successors are duly elected and qualified;

2.	To ratify the appointment of the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

3.	To approve the Time Warner Cable Inc. 2011 Stock Incentive Plan;

4.	To adopt, on an advisory basis, a resolution approving the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation;”

5.	To select, on an advisory basis, the frequency of the advisory stockholder vote on the compensation of the Company’s named executive officers; and

6.	To transact such other business as may properly come before the Annual Meeting.

The close of business on March 24, 2011 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the record date are entitled to vote on the matters listed in this Notice of Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented. Please follow the instructions in the Notice you received by mail or e-mail and vote as soon as possible. Any stockholder of record who is present at the meeting may vote in person instead of by proxy, thereby canceling any previous proxy. You may not appoint more than three persons to act as your proxy at the meeting.

Please note that, if you plan to attend the Annual Meeting in person, you will need to register in advance to be admitted. You may register in advance by telephone at 1-866-892-8925. The Annual Meeting will start promptly at 9:30 a.m. To avoid disruption, admission may be limited once the meeting begins.

Time Warner Cable Inc.

Marc Lawrence-Apfelbaum
Executive Vice President, General
Counsel and Secretary

April 6, 2011

TIME WARNER CABLE INC.

60 Columbus Circle
New York, New York 10023

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Time Warner Cable Inc., a Delaware corporation (“TWC” or the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Thursday, May 19, 2011, at the Ballantyne Ballroom A at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277 commencing at 9:30 a.m., local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders attending the Annual Meeting in person should refer to the driving directions provided on the back cover of the Proxy Statement.

The Company is again taking advantage of Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record and beneficial owners, unless they have directed the Company to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in the Company’s Proxy Statement and Annual Report to Stockholders, as well as how to submit a proxy over the Internet. If a stockholder receives the Notice and would still like to receive a printed copy of the Company’s proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to stockholders by April 7, 2011. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain stockholders, and it expects that mailing to begin on or about April 7, 2011.

At the close of business on March 24, 2011, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were outstanding and entitled to vote 340,240,533 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). For information about stockholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see “Voting at the Annual Meeting” below. Each issued and outstanding share of Common Stock has one vote on any matter submitted to a vote of stockholders.

Voting Shares in Your Brokerage Account

If you hold your TWC shares through a broker, bank or other financial institution, your broker is not permitted to vote on your behalf on most of the matters presented at the Annual Meeting, including the election of directors, unless you provide specific instructions by completing and returning the Voting Form or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareowner.

Annual Report

A copy of the Company’s Annual Report to Stockholders for the year 2010 is available on the Company’s website at www.timewarnercable.com/annualmeetingmaterials.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•	FOR the election of each of the twelve nominees for election as directors;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

•	FOR approval of the Time Warner Cable Inc. 2011 Stock Incentive Plan;

•	FOR the adoption of the resolution approving the compensation of the Company’s named executive officers; and

•	In favor of holding an advisory vote on the compensation of the Company’s named executive officers ANNUALLY.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on Thursday, May 19, 2011:

This Proxy Statement and the Company’s 2010 Annual Report to Stockholders are available at www.timewarnercable.com/annualmeetingmaterials.

CORPORATE GOVERNANCE

General

The Company is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Board of Directors and management in a manner that benefits the long-term interests of the Company’s stockholders. Accordingly, the Company’s corporate governance practices are designed not merely to satisfy regulatory requirements, but to provide for effective oversight and management of the Company.

The Board has devoted substantial attention to the subject of corporate governance. Among other things, the Board has established a Nominating and Governance Committee and has developed a Corporate Governance Policy. The Board refines this Policy from time to time as it deems necessary. The Corporate Governance Policy sets forth the basic “rules of the road” to guide how the Board and its committees operate.

The Board of Directors also regularly holds executive sessions without management present, conducts examinations of management’s and the Board’s performance, has adopted a code of conduct for employees and has enacted a set of ethics guidelines specifically for outside directors. The Board of Directors engages in a regular process of reviewing its corporate governance practices, including comparing its practices with those recommended by various corporate governance groups, the expectations of the Company’s stockholders, and the practices of other leading public companies. The Company also regularly reviews its practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, and the rules and listing standards of the New York Stock Exchange (“NYSE”) on which the Common Stock is listed for trading.

Information on the Company’s corporate governance is available to the public under “Corporate Governance” at www.timewarnercable.com/investors on the Company’s website. The information on the website includes: the Company’s by-laws, its Corporate Governance Policy (which includes the Board’s categorical standards for determining director independence), the charters of the Board’s five standing committees, the Company’s codes of conduct, and information regarding the process by which shareholders may communicate with members of the Board of Directors. These documents are also available in print by writing to the Company’s Corporate Secretary at the following address: Time Warner Cable Inc., 60 Columbus Circle, New York, New York 10023, Attn: General Counsel.

The remainder of this section of the Proxy Statement summarizes the key features of the Company’s corporate governance practices:

Board Size

The number of directors constituting the full Board is currently set at twelve. The Board of Directors has adopted a policy, consistent with the Company’s Certificate of Incorporation and by-laws, that it may determine the size of the Board from time to time. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of appropriate and qualified candidates and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing the Company’s businesses.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for directors to be “independent,” independence is just one of the important factors that the Board and its Nominating and Governance Committee take into consideration in selecting nominees for director. The Nominating and Governance Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or is identified through some other source.

Overall Composition.  As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect an appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and future business needs.

Personal Qualities.  Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director.

Commitment to the Company and its Stockholders.  Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders.

Other Commitments.  Each director must satisfy the requirements of antitrust laws that limit service as an officer or director of a significant competitor of the Company. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board has determined that directors should generally serve on no more than four other public company boards.

Additional Criteria for Incumbent Directors.  During their terms, all incumbent directors on the Company’s Board are expected to attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Company and its business; to participate in discussions; to comply with applicable Company policies; and to provide advice and counsel to the Company’s management.

Additional Criteria for New Directors.  As part of its annual assessment of the Board’s composition in light of the Company’s current and expected business needs, the Nominating and Governance Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Company’s business needs and environment, and may be changed before the proxy statement for the 2012 annual meeting of stockholders is furnished to stockholders.

•	Professional Experience. New candidates for the Board should have significant experience in areas such as the following: (i) senior officer (e.g., president, chief executive officer or chief financial officer) of a major corporation (or a comparable position in the government, academia or non-profit sector); or (ii) a high-level position and expertise in one of the following areas—cable, telecommunications, media and entertainment, marketing or consumer technology.

•	Diversity. The Nominating and Governance Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•	Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Nominating and Governance Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Nominating and Governance Committee believes it would also be desirable for candidates for the Board to have experience as a director of a public corporation.

Independence.  Under NYSE rules, a majority of the directors on the Board must be independent. The Board has determined that nine of the twelve current directors, each of whom is also a nominee for director (or 75% of the Board), are independent in accordance with the Company’s criteria. The Board applies the following NYSE criteria in making its independence determinations.

•	No Material Relationship. The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the director and the Company.

•	Employment. The director must not have been an employee of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.

•	Other Compensation. The director or immediate family member (as an executive officer) must not have received more than $100,000 per year in direct compensation from the Company, other than in the form of director fees, pension, or other forms of deferred compensation, during the past three years.

•	Auditor Affiliation. The director must not be a current partner or employee of the Company’s internal or external auditor and the director’s immediate family member must not be a current employee of such auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or a current partner of such auditor. In addition, the director or an immediate family member must not have been within the last three years a partner or employee of such firm who personally worked on the Company’s audit.

•	Interlocking Directorships. During the past three years, the director or immediate family member cannot have been employed as a non-employee director or an executive officer by another entity where one of the Company’s or its former parent company’s, Time Warner Inc. (“Time Warner”), current executive officers served at the same time on the compensation committee.

•	Business Transactions. The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

•	Additional Categorical Criteria. In addition to applying the NYSE requirements summarized above, the Board has also developed categorical standards, which it uses to guide it in determining whether a “material relationship” exists with the Company that would affect a director’s independence:

➢	Charitable Contributions. Discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated will generally be deemed not to create a material relationship, unless they occurred within the last three years and (i) were inconsistent with the Company’s philanthropic practices; or (ii) were provided to an organization where the director or spouse is an executive officer or director and the Company’s contributions for the most recently completed fiscal year represent more than (a) the greater of $100,000 or 10% of that organization’s annual gross revenues for organizations with gross revenues up to $10 million per year or (b) the greater of $1 million or 2% of that organization’s annual gross revenues for organizations with gross revenues of more than $10 million per year; or (iii) the aggregate amount of the Company’s contributions to the organizations where a director or spouse is an executive officer or director is more than the greater of $1 million or 2% of all such organizations’ annual gross revenues.

➢	Employment and Benefits. The employment by the Company of a member of a director’s family will generally be deemed not to create a material relationship, unless such employment involves employment at a salary of more than $60,000 per year of a director’s current spouse, domestic partner, or child. Further, vested and non-forfeitable equity-based benefits and retirement benefits provided to directors or their family members under qualified plans as a result of prior employment will generally be deemed not to create a material relationship.

➢	Other Transactions. Transactions between the Company and another entity with which a director or a member of a director’s family is affiliated will generally be deemed not to create a material relationship unless (i) they are the type set forth above under “Business Transactions;” (ii) they occurred within the last three years and were inconsistent with other transactions in which the Company has engaged with third parties; (iii) they occurred within the last three years and the director is an executive officer, employee, or substantial owner, or an immediate family member is an executive officer, of the other entity and such transactions represent more than 2% of the other entity’s gross revenues for the prior fiscal year or more than 5% of the Company’s consolidated gross revenues for its prior fiscal year.

➢	Interlocking Directorships. Service by an employee of the Company as a director of an entity where one of the Company’s directors or director’s family members serves as an executive officer will generally be deemed not to create a material relationship, unless the employee (i) is an executive officer of the Company; (ii) reports directly to the Board or a committee of the Board; or (iii) has annual compensation approved by the Board’s Compensation Committee. In addition, service by an employee of the Company as a director of an entity where one of the Company’s directors or a member of the director’s family serves as a non-employee director will generally be deemed not to create a material relationship.

➢	Educational and Other Affiliations. Attendance by an employee of the Company at an educational institution affiliated with one of the Company’s directors or a member of the director’s family, or membership by an employee of the Company in a professional association, social, fraternal or religious organization, club or institution affiliated with a Company director or member of the director’s family, will generally be deemed not to create a material relationship.

➢	Security Ownership. Ownership by an employee of the Company of the securities of an entity where one of the Company’s directors or a member of the director’s family serves as a director or an employee will generally be deemed not to create a material relationship, unless (i) the Company employee (a) is an executive officer of the Company or reports directly to the Board or a committee of the Board or has annual compensation approved by the Board’s Compensation Committee and (b) beneficially owns more than 5% of any class of the other entity’s voting securities; and (ii) the Company director or a member of a director’s family is a director or executive officer of the other entity.

Independent Judgment.  Finally, in addition to the foregoing independence criteria, which relate to a director’s relationship with the Company, the Board also requires that independent directors be free of any other affiliation—whether with the Company or another entity—that would interfere with the exercise of independent judgment.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating and Governance Committee.  The Nominating and Governance Committee may identify and propose an individual for election to the Board. This involves the following steps:

•	Assessment of Needs. As described above, the Nominating and Governance Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

•	Identifying New Candidates. In light of such assessments, the Committee may seek to identify new candidates for the Board who possess the specific qualifications established by the Committee and satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

•	Reviewing New Candidates. The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the by-laws and Corporate Governance Policy. The Committee may also select certain candidates to be interviewed by one or more Committee members.

•	Reviewing Incumbent Candidates. On an annual basis, the Committee also reviews incumbent candidates for renomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•	Recommending Candidates. The Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the by-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Committee.  Stockholders may also submit names of director candidates, including their own, to the Nominating and Governance Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating and Governance Committee is set forth below at “Other Procedural Matters—Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders.  Stockholders may choose to submit nominations directly to the Company’s stockholders. The Company’s by-laws set forth the process that stockholders may use if they choose this approach, which is described below at “Other Procedural Matters—Procedures for Submitting Director Recommendations and Nominations.”

Director Elections—Majority Vote.  The Company’s by-laws provide, among other things, that in any uncontested election of directors, each person receiving a majority of the votes cast will be deemed elected. Any abstentions or broker non-votes will not be counted as a vote cast. Accordingly, any new director nominee in an uncontested election who receives more “against” votes than “for” votes will not be elected to the Board. If any incumbent director receives more “against” votes than “for” votes, he or she must submit an offer to resign from the Board no later than two weeks after the certification by the Company of the voting results. The Board will then consider the resignation offer and may either (i) accept the resignation offer or (ii) reject the resignation offer and seek to address the underlying cause(s) of the “against” votes. The Board is required to make its determination within 90 days following the certification of the stockholder vote and make a public announcement of its decision, including a statement regarding the reasons for its decision if the Board rejects the resignation offer. This procedure also provides that the Chairman of the Nominating and Governance Committee has the authority to manage the Board’s review of the resignation offer, unless it is the Chairman of the Nominating and Governance Committee who has received the majority-withheld vote, in which case, the remaining independent directors who received a majority of the votes cast will select a director, which director will have the authority otherwise delegated to the Chairman of the Nominating and Governance Committee, to manage the process. In any contested election of directors, the election will be subject to a plurality vote standard, where the persons receiving the highest numbers of the votes cast, up to the number of directors to be elected in such election, will be deemed elected. A contested election is generally one in which the number of persons nominated exceeds the number of directors to be elected.

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, the Board at least annually reviews the Company’s long-term strategy and longer-term business plan and also approves an annual budget for the Company. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors.

Board Meetings and Executive Sessions

The Board of Directors holds at least five meetings each year, including at least four quarterly meetings and generally one meeting devoted to addressing the Company’s strategy. In 2010, the Board of Directors met ten times. The meeting schedule is normally established in the summer of the previous year. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. Additionally, the independent directors meet together without any other directors or management present at least once a year. Any director may request additional executive sessions. The lead director generally presides at these executive sessions with the Chair of the committee that is responsible for the subject matter at issue (e.g., the Audit Committee Chair would lead a discussion of audit-related matters) leading the discussion, if appropriate.

Board Leadership: Chair and Lead Director

The Company’s Corporate Governance Policy provides that the Nominating and Governance Committee may from time to time make recommendations to the Board regarding the leadership structure of the Board, including whether to combine or separate the positions of Chairman and Chief Executive Officer (“CEO”), or to establish the position of “lead” or “presiding” director. In making the leadership structure determination, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. In connection with the Company’s separation from Time Warner in March 2009 (the “Separation”), the Board named Glenn A. Britt, the Company’s Chief Executive Officer, to the additional position of Chairman and named Peter R. Haje to serve as the independent lead director. Each of them has served in those roles since the Separation.

As lead director, Mr. Haje chairs the Board’s executive sessions, serves as a liaison between the Chairman of the Board and the independent directors, approves Board meeting schedules and agenda items, has the authority to call meetings of the independent directors and organizes the Board evaluation of the CEO. The Board believes that it is in the best interest of the Company and its stockholders to have Mr. Britt, who is responsible for the Company’s operations and strategy, chair the Board’s discussions. The combined position enhances Mr. Britt’s ability to provide insight and direction on important strategic initiatives to both management and the Board, and to ensure that they act with a common purpose. The Company believes that its overall corporate governance policies and practices combined with the presence of a lead director, whose role closely parallels that of an independent Chairman, adequately addresses any governance concerns raised by the dual CEO and Chairman role. The lead director, along with the other non-employee directors, provides independent oversight of management and the Company’s strategy. The Company believes that separating the roles would potentially result in less effective management and governance processes through undesirable duplication of work and, in worst case, lead to a blurring of the current clear lines of accountability and responsibility.

Board Risk Oversight

While risk management is primarily the responsibility of the Company’s management, the Board provides overall risk oversight with a focus on the most significant risks facing the Company. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights any significant related risks. In addition, annually a meeting of the Board is dedicated to reviewing the Company’s short- and long-term strategies, including consideration of significant risks facing the Company.

The Board has delegated responsibility for the oversight of specific risks to the Board committees as follows:

•	Audit Committee. The Audit Committee oversees the Company’s risk policies and processes relating to the financial statements and financial reporting process as well as overseeing the Company’s enterprise risk management processes. In that role, the Company’s management discusses with the Committee the Company’s major risk exposures and how these risks are managed and monitored. At least annually, the Audit Committee receives a report from management regarding the manner in which the Company is assessing and managing the Company’s exposure to financial and other risks.

•	Compensation Committee. The Compensation Committee monitors the risks associated with the Company’s compensation philosophy and programs.

•	Nominating and Governance Committee. The Nominating and Governance Committee oversees risks related to the Company’s governance structure and processes and risks from related person transactions.

•	Finance Committee. The Finance Committee monitors the risks associated with the Company’s financing activities, capital structure, pension obligations and hedging programs.

•	Marketing and Customer Care Committee. The Marketing and Customer Care Committee oversees the Company’s marketing and customer care activities, including risks related to its strategies and programs.

The Board’s risk oversight process builds upon the Company’s enterprise risk management processes. The description, assessment, mitigation plan and status for each enterprise risk are developed and monitored by management, including management “risk owners” and an oversight enterprise risk management committee. Management identifies and monitors the Company’s risks. In addition to the Company’s enterprise risk management processes, it has regular management disclosure committee meetings, a strong compliance office, Codes of Business Conduct and a comprehensive internal and external audit process.

Committees of the Board

The Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Marketing and Customer Care Committee. The Board may eliminate or create additional committees as it deems appropriate.

Each of the Audit Committee, the Nominating and Governance Committee and the Compensation Committee is composed entirely of Independent Directors. The Chair of each committee is elected by the Board, generally upon the recommendation of the Nominating and Governance Committee, and is expected to be rotated periodically. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each standing committee are available on the Company’s website, but a brief summary of the committees’ responsibilities follows:

Audit Committee.  The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, as well as (v) the Company’s compliance program, internal controls, and risk management. The Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert under the rules of the SEC implementing section 407 of the Sarbanes-Oxley Act and meets the independence and experience requirements of the NYSE and the federal securities laws.

Compensation Committee.  The Compensation Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, certain of the Company’s senior executives, (ii) overseeing the Company’s disclosure regarding executive compensation, (iii) administering the Company’s equity-based compensation plans, and (iv) reviewing the Company’s overall compensation structure, practices, risks and benefit plans. A sub-committee of the Compensation Committee is responsible for certain executive compensation matters, including (i) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, each of the other executive officers and each of the other employees whose annual total compensation has a target value of $2 million or more (the “Senior Executives”), (ii) evaluating the performance of the CEO and the Senior Executives, and (iii) setting the compensation level of the CEO and the Senior Executives.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for assisting the Board in relation to (i) corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) CEO performance evaluations and succession planning, (v) Board performance evaluations, (vi) director compensation, (vii) regulatory matters relating to corporate governance, (viii) stockholder proposals and communications, and (ix) related person transactions.

Finance Committee.  The Finance Committee is responsible for (i) reviewing and approving the Company’s financing activities and (ii) assisting the Board in overseeing the Company’s (a) capital structure and financing strategies, including the related risks, (b) insurance program, and (c) management of its retirement plans, including the defined benefit pension plan trust.

Marketing and Customer Care Committee.  The Marketing and Customer Care Committee is responsible for (i) assisting the Board in overseeing the Company’s marketing and customer care activities, including strategies, programs, spending, execution and related technical operation matters, and (ii) providing feedback to the Company’s management regarding such matters.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness. Each standing committee of the Board also conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Company’s operations. As part of this orientation, new directors have opportunities to meet with members of the Company’s senior management. The Company is also committed to the ongoing education of its directors. From time to time, the Company’s executives make presentations to the Board regarding their respective areas. In addition, the Company reimburses directors for reasonable expenses relating to ongoing director education.

Non-Employee Director Compensation and Stock Ownership Requirement

The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors who are not active employees of the Company. At least every two years, the Nominating and Governance Committee reviews the compensation for non-employee directors, including compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval. (For details on the compensation currently provided to non-employee directors, please see “Director Compensation.”)

All directors who are not actively employed by the Company are required, within five years of joining the Board, to own stock or stock-based equivalents (whether as a result of receipt of shares from the Company or the purchase of shares) with a value of at least five times the annual cash retainer paid for Board service.

The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company, and the Company has procedures in place to assist directors in complying with these laws.

Codes of Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct, which are posted on the Company’s website at www.timewarnercable.com/investors.

Standards of Business Conduct.  The Company’s Standards of Business Conduct apply to the Company’s employees, including any employee directors. The Standards of Business Conduct establish policies pertaining to employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Code of Ethics for Principal Executive and Senior Financial Officers.  The Company’s Code of Ethics for Principal Executive and Senior Financial Officers applies to certain officers of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and other senior executives performing senior financial officer functions. The code serves as a supplement to the Standards of Business Conduct. Among other things, the code mandates that the designated officers engage in honest and ethical conduct, avoid conflicts of interest and disclose any material transaction or relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the code. Additionally, the code requires that these individuals promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the code applies are held accountable for their adherence to it. Failure to observe the terms of this code or the Standards of Business Conduct can result in disciplinary action (including termination of employment).

Guidelines for Non-Employee Directors.  The Guidelines for Non-Employee Directors assist the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ duties of care and loyalty, the guidelines set forth specific policies addressing, among other things, securities trading and reporting obligations, gifts, the Foreign Corrupt Practices Act, political contributions and antitrust laws.

Communication with the Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. This process is described below at “Other Procedural Matters—Communicating with the Board of Directors.”

DIRECTORS

Term

The Company’s directors are elected annually by the holders of Common Stock. The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Policy, in selecting its slate of nominees for election to the Board, the Nominating and Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company and, with respect to incumbent directors, past performance on the Board. See “Corporate Governance—Criteria for Membership on the Board.” Each of the nominees is currently a director of the Company. The Board has determined that nine of the twelve current and incumbent directors (or 75% of the Board) have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE and the Company’s more rigorous independence standards (such directors, the “Independent Directors”). Specifically, the Board has identified Mses. Black and James and Messrs. Castro, Chang, Copeland, Haje, Nicholas, Shirley and Sununu as Independent Directors as independence is defined in the NYSE Listed Company Manual and as defined by Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, each of these directors meets the categorical standards for independence established by the Board, as set forth in the Company’s Corporate Governance Policy and discussed elsewhere in this Proxy Statement. As former executive officers of Time Warner, which was the Company’s parent company prior to the Separation, Messrs. Logan and Pace do not yet satisfy the three-year “cooling off” post-employment period required under the NYSE independence rules described above. This period will expire in March 2012. The Company believes that if it were not for this past employment, the Board could determine that each of Messrs. Logan and Pace is independent under these criteria. In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation and commitment that is mandated by the Board.

In selecting its slate of nominees for election to the Board, the Nominating and Governance Committee and the Board of Directors consider the appropriate combination of skills, professional experience, and diversity of backgrounds for the Board as a whole. The Board of Directors believes that each of the nominees possesses integrity, good judgment, business acumen and high personal and professional ethics. More detailed information about their experience is provided below with their biographical information.

Several of the directors have substantial experience in the cable, media and entertainment industries, including Messrs. Britt, Castro, Chang, Haje, Logan, Nicholas and Pace and Ms. Black. Messrs. Britt, Haje, Logan, Nicholas and Pace all share a deep understanding of the Company’s business developed through their long service at Time Warner. Ms. Black served as the President and Chief Executive Officer of Lifetime Entertainment Services, a multi-media brand for women, for six years, where she oversaw all aspects of programming and marketing. Mr. Castro co-founded a radio broadcasting company that primarily targets the Hispanic community, an increasingly important focus for distributing the Company’s services. In addition to Dr. Chang’s technological and management experience, he has a long history serving as a director of the Company and its predecessors.

Each of the directors has significant experience as a senior officer of a major corporation or a comparable position in government or academia. Mr. Shirley, with his long service history with The Procter & Gamble Company and The Gillette Company, brings his marketing and managerial experience to the Board. Several of the directors also have extensive finance and accounting experience, including Messrs. Britt, Copeland, Nicholas and Pace, Senator Sununu, and Ms. James. Messrs. Britt, Copeland and Pace and Ms. James also have valuable experience serving on the audit committees of other public companies. Several of the directors have extensive legislative or regulatory experience, including Senator Sununu and Messrs. Britt, Castro and Copeland and Ms. James, through their experience in highly-regulated industries.

While backgrounds of all of the directors contribute a diversity of experience and opinion to the Board, Messrs. Castro and Chang and Mses. Black and James also bring ethnic and gender diversity.

Nominees for Election at the Annual Meeting

The Board has set the number of directors at twelve. Each of the current directors has been nominated for election at the Annual Meeting and was elected by the Company’s stockholders at the annual meeting in 2010. Set forth below are the principal occupation and certain other information, as of February 28, 2011, for the twelve nominees, each of whom currently serves as a director.

Name	Age	Principal Occupation During the Past Five Years

Carole Black	67
Former President and Chief Executive Officer, Lifetime Entertainment Services.  Carole Black served as the President and Chief Executive Officer of Lifetime Entertainment Services, a multi-media brand for women, including Lifetime Network, Lifetime Movie Network, Lifetime Real Women Network, Lifetime Online and Lifetime Home Entertainment, from March 1999 to March 2005. Prior to that, Ms. Black served as the President and General Manager of NBC4, Los Angeles, a commercial television station, from 1994 to 1999, and in various marketing-related positions at The Walt Disney Company, a media and entertainment company, from 1986 to 1993. Ms. Black has served as a director since July 2006.

Ms. Black has broad experience as the former president and chief executive officer of a large media and entertainment company, and her extensive experience in television programming and the cable, media and entertainment business provides her with a strong understanding of the Company’s business and its competitive environment.

Glenn A. Britt	61
Chairman and Chief Executive Officer of the Company.  Glenn A. Britt has served as the Company’s Chief Executive Officer since August 2001. He also has served as the Company’s Chairman since March 2009 and previously from August 2001 to March 2006. Prior to assuming the Chief Executive Officer position, he held various senior positions with Time Warner Cable Ventures, a unit of Time Warner Entertainment Company, L.P., now a Company subsidiary (“TWE”), certain of the Company’s predecessor entities, and Time Warner and its predecessor Time Inc. Mr. Britt has served as a director since March 2003 and is also a director of Xerox Corporation and Cardinal Health Inc. He previously served as a trustee of Teachers’ Insurance and Annuity Association from 2007 until November 2009.

Mr. Britt has substantial business, finance and accounting experience developed through his nearly 40 years at the Company and Time Warner. He is a recognized leader in the cable industry, and serves on the boards of the National Cable & Telecommunications Association and the Paley Center for Media. As a result of his extensive experience, Mr. Britt possesses a deep understanding of the Company’s business and the cable industry.

Name	Age	Principal Occupation During the Past Five Years

Thomas H. Castro	56
President and Chief Executive Officer, El Dorado Capital, LLC.  Thomas H. Castro, the founder of El Dorado Capital, LLC, a private equity investment firm, has served as its President and Chief Executive Officer since December 2008. Prior to that, he was the co-founder, Chief Executive Officer and Vice Chairman of Border Media Partners, LLC, a radio broadcasting company that primarily targeted Hispanic listeners, from July 2007, having served as its President and Chief Executive Officer from 2002. Prior to that, Mr. Castro, an entrepreneur, owned and operated other radio stations and founded a company that exported oil field equipment to Mexico. Mr. Castro has served as a director since July 2006.

Mr. Castro has significant operating and financial experience as well as an in-depth understanding of the Company’s business and industry. In addition, through his entrepreneurial experience and community work, Mr. Castro brings an appreciation and awareness of issues important to the Hispanic community, an increasingly important customer base for the Company.

David C. Chang	69
Chancellor, Polytechnic Institute of New York University.  David C. Chang has served as Chancellor and Professor of Electrical and Computer Engineering of Polytechnic Institute of New York University (formerly known as Polytechnic University) since July 2005, having served as its President from 1994. Prior to assuming that position, he was Dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang has served as a director since March 2003 and served as an independent director of American Television and Communications Corporation (a predecessor of the Company) from 1986 to 1992. He is also a director of AXT, Inc. and previously served as a director of Fedders Corporation from 1998 until August 2007.

Dr. Chang has significant technology and managerial experience as well as historical perspective and understanding of the Company through his long-standing board service, first as a director of American Television and Communications Corporation and then as a director of the Company.

Name	Age	Principal Occupation During the Past Five Years

James E. Copeland, Jr.	66
Former Chief Executive Officer of Deloitte & Touche USA LLP and Deloitte Touche Tohmatsu and Former Global Scholar, Robinson School of Business, Georgia State University.  James E. Copeland, Jr. served as a Global Scholar at the Robinson School of Business at Georgia State University from 2003 to 2007. Prior to that, Mr. Copeland served as the Chief Executive Officer of Deloitte & Touche USA LLP, a public accounting firm, and Deloitte Touche Tohmatsu, its global parent, from 1999 to May 2003. Prior to that, Mr. Copeland served in various positions at Deloitte & Touche and its predecessors from 1967. Mr. Copeland has served as a director since July 2006 and is also a director of ConocoPhillips and Equifax, Inc. Previously, Mr. Copeland served as a director of Coca-Cola Enterprises Inc. from July 2003 until April 2008.

Mr. Copeland has substantial accounting, regulatory and business experience from his distinguished career in the accounting industry. He has extensive technical accounting expertise as well as experience managing a leading accounting firm and working with regulators to develop and apply accounting policy. In addition, Mr. Copeland has experience serving on audit committees of other public companies.

Peter R. Haje	76
Legal and Business Consultant and Private Investor.  Peter R. Haje has served as a legal and business consultant and private investor since he retired from service as an executive officer of Time Warner on January 1, 2000. Prior to that, he served as the Executive Vice President and General Counsel of Time Warner from October 1990, adding the title of Secretary in May 1993. He also served as the Executive Vice President and General Counsel of TWE from June 1992 until 1999. Prior to his service to Time Warner, Mr. Haje was a partner of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP for more than 20 years. Mr. Haje has served as a director since July 2006 and as the independent lead director since March 2009. Previously, Mr. Haje served as a director of American Community Newspapers Inc. from 2005 until May 2009.

Mr. Haje has substantial experience guiding various aspects of corporate legal and executive compensation matters as well as in the cable, media and entertainment industry from his service as the chief legal officer at Time Warner and as a member of a premier law firm. Mr. Haje also has significant historical perspective and knowledge of the Company through his long service at Time Warner.

Name	Age	Principal Occupation During the Past Five Years

Donna A. James	53
Consultant, Business Advisor and Managing Director, Lardon & Associates LLC.  Donna James has served as a consultant, business advisor and managing director of Lardon & Associates LLC, a business and executive advisory services firm, since April 2006. Prior to that, Ms. James served as President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company (“Nationwide Mutual”), a financial services and insurance company, from 2003, and as Executive Vice President and Chief Administrative Officer of Nationwide Mutual from 2000. Ms. James also has served as Chair of the National Women’s Business Council since her appointment by President Obama in October 2010. Ms. James has served as a director since March 2009 and is also a director of CNO Financial Group, Inc. (through May 12, 2011), Limited Brands, Inc. and Coca-Cola Enterprises Inc.

Ms. James has significant finance, accounting and human resources experience. In addition, Ms. James’s service on other public company boards contributes to her knowledge of public company matters, including corporate governance and public affairs.

Don Logan	66
Former Chairman of the Board of the Company and Former Chairman, Time Warner’s Media & Communications Group.  Don Logan served as the Chairman of the Company’s Board of Directors from February 2006 until March 2009. He served as Chairman of Time Warner’s Media & Communications Group from July 2002 until December 31, 2005. Prior to assuming that position, he was Chairman and Chief Executive Officer of Time Inc., Time Warner’s publishing subsidiary, from 1994 to July 2002 and was its President and Chief Operating Officer from 1992 to 1994. Prior to that, Mr. Logan held various executive positions with Southern Progress Corporation, which was acquired by Time Inc. in 1985. Mr. Logan has served as a director since March 2003.

Mr. Logan has substantial business, finance and accounting experience as well as extensive knowledge of the media and entertainment industry. In addition, Mr. Logan oversaw Time Warner’s investment in the Company as Chairman of Time Warner’s Media and Communications Group, and he has a deep understanding of the Company’s business.

Name	Age	Principal Occupation During the Past Five Years

N.J. Nicholas, Jr.	71
Investor.  N.J. Nicholas, Jr. is an investor. From 1964 until 1992, Mr. Nicholas held various positions at Time Inc. and Time Warner. He was named President of Time Inc. in 1986 and served as Co-Chief Executive Officer of Time Warner from 1990 to 1992. Mr. Nicholas has served as a director since March 2003 and is also a director of Boston Scientific Corporation and Xerox Corporation.

Mr. Nicholas has substantial executive experience as well as extensive experience in the media and entertainment field developed through his nearly 30 years at Time Warner and Time Inc. Mr. Nicholas also possesses valuable corporate governance experience from his long-standing service on other public company boards.

Wayne H. Pace	64
Former Executive Vice President and Chief Financial Officer, Time Warner.  Wayne H. Pace served as Executive Vice President and Chief Financial Officer of Time Warner from November 2001 through December 2007, and served as Executive Vice President and Chief Financial Officer of TWE from November 2001 until October 2004. Prior to that, he was Vice Chairman and Chief Financial and Administrative Officer of Turner Broadcasting System, Inc., a cable programming subsidiary of Time Warner (“TBS”), from March 2001 to November 2001 and held various other executive positions at TBS, including Chief Financial Officer, from 1993 to 2001. Prior to that, Mr. Pace was an audit partner with Price Waterhouse, now PricewaterhouseCoopers LLP, an international accounting firm. Mr. Pace has served as a director since March 2003.

Mr. Pace has substantial business, finance and accounting experience developed during his nearly fifteen years with Time Warner and TBS and, prior to that, Price Waterhouse. Mr. Pace also brings an extensive knowledge of the Company’s business and financial condition.

Edward D. Shirley	54
Vice-Chairman, Global Beauty and Grooming, The Procter & Gamble Company.  Edward Shirley has served as Vice-Chairman of Global Beauty and Grooming, a business unit of The Procter & Gamble Company, a consumer goods company, since July 2008, and as Group President, North America from April 2006. Prior to that, Mr. Shirley held several senior executive positions with The Gillette Company, a consumer goods company, which was acquired by The Procter & Gamble Company in 2005. Mr. Shirley has served as a director since March 2009.

Mr. Shirley has substantial executive and marketing experience developed as a senior executive at The Procter & Gamble Company and The Gillette Company. The Company operates in an extremely competitive industry, and Mr. Shirley brings valuable marketing experience and perspective to the Board.

Name	Age	Principal Occupation During the Past Five Years

John E. Sununu	46
Former U.S. Senator, New Hampshire.  Senator Sununu served as a U.S. Senator from New Hampshire from January 2002 to 2008. He was a member of the Committees on Banking, Commerce, Finance and Foreign Relations, and he was appointed the Congressional Representative to the United Nations General Assembly. Prior to his election to the Senate, he represented New Hampshire’s First District in the U.S. House of Representatives from 1996 to 2002. Prior to serving in Congress, he served as the Chief Financial Officer of Teletrol Systems, Inc., a manufacturer of building control systems, from 1993 to 1996. Senator Sununu has served as a director since March 2009 and is also a director of Boston Scientific Corporation.

Senator Sununu has significant legislative, regulatory and financial experience. The Company’s business is subject to extensive regulation, and Senator Sununu provides legislative and regulatory insight. He also possesses corporate governance experience from his service on another public company board.

Attendance

During 2010, the Board of Directors met ten times. Each incumbent director attended over 85% of the total number of meetings of the Board of Directors and the committees of which he or she was a member. In addition, the directors are encouraged to attend the Company’s annual meetings of stockholders. All of the Company’s twelve directors attended the 2010 annual meeting of the Company’s stockholders.

Committee Membership

The Current members of the Board’s standing committees are as follows:

Audit Committee.  The members of the Audit Committee are James Copeland, Jr., who serves as the Chair, David Chang, Donna James and Edward Shirley. Among other things, the Audit Committee complies with all NYSE and legal requirements and consists entirely of Independent Directors. The authority and responsibility of the Audit Committee, which met seven times during 2010, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Compensation Committee.  The members of the Compensation Committee are Peter Haje, who serves as the Chair, Carole Black, Thomas Castro and N.J. Nicholas, Jr. All of the members of the Compensation Committee are Independent Directors. The Compensation Committee has a sub-committee consisting of three Independent Directors who are also considered “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Ms. Black and Messrs. Castro and Nicholas, to which it may delegate executive compensation matters. The authority and responsibility of the Compensation Committee, which met six times during 2010, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Nominating and Governance Committee.  The members of the Nominating and Governance Committee are N.J. Nicholas, Jr., who serves as the Chair, Carole Black, David Chang, Edward Shirley and John Sununu. All of the members of the Nominating and Governance Committee are Independent Directors. The authority and responsibility of the Nominating and Governance Committee, which met four times during 2010, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Finance Committee.  The members of the Finance Committee are Wayne Pace, who serves as the Chair, Thomas Castro, Donna James, Don Logan and John Sununu. The members of the Finance Committee who are Independent Directors are Ms. James and Messrs. Castro and Sununu. The authority and responsibility of the Finance Committee, which met four times during 2010, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Marketing and Customer Care Committee.  The members of the Marketing and Customer Care Committee are Carole Black, who serves as the Chair, Don Logan, Edward Shirley and John Sununu. The members of the Marketing and Customer Care Committee who are Independent Directors are Ms. Black and Messrs. Shirley and Sununu. The authority and responsibility of the Marketing and Customer Care Committee, which met three times during 2010, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

THE COMPANY’S SEPARATION FROM TIME WARNER INC.

In connection with the Separation, on March 12, 2009, TWC paid a special cash dividend of $10.27 per share ($30.81 per share after giving effect to the 1-for-3 reverse stock split discussed below, aggregating $10.856 billion) to holders of record on March 11, 2009 of its outstanding Class A common stock and Class B common stock (the “Special Dividend”). Following the payment of the Special Dividend, each outstanding share of Class A common stock and Class B common stock was automatically converted (the “Recapitalization”) into one share of Common Stock. Effective immediately after the Recapitalization, the Company implemented a reverse stock split of the Common Stock at a 1-for-3 ratio (the “Reverse Stock Split”). TWC’s separation from Time Warner was effected as a pro rata dividend of all shares of TWC Common Stock held by Time Warner to holders of record of Time Warner’s common stock (“Time Warner Common Stock”) (the “Spin-Off Dividend”). The shares of Common Stock distributed in the Spin-off Dividend reflected both the Recapitalization and the Reverse Stock Split.

Unless otherwise indicated in this Proxy Statement, information about TWC’s equity securities prior to March 12, 2009 has been adjusted to reflect the Separation, the Spin-Off Dividend and the Reverse Stock Split. As a result of the Separation, the Company is no longer considered a “controlled company” under NYSE governance requirements.

SECURITY OWNERSHIP

Security Ownership by the Board of Directors and Executive Officers

The following table sets forth information as of the close of business on February 1, 2011 as to the number of shares of the Company’s Common Stock beneficially owned by:

•	each executive officer named in the Summary Compensation Table included elsewhere in this Proxy Statement (a “named executive officer”);

•	each current director and director nominee; and

•	all current executive officers and directors, as a group.

	Common Stock
	Beneficially Owned(1)
	Number	Right to Acquire	Percent
Name	of Shares	Shares(2)	of Class

Carole Black	500	—		*
Glenn A. Britt(3)	40,541	565,347		*
Thomas H. Castro	—	—		*
David C. Chang	228	—		*
James E. Copeland, Jr.	8,445	—		*
Peter R. Haje(4)	13,622	—		*
Landel C. Hobbs	12,343	265,647		*
Donna A. James	150	—		*
Michael LaJoie	—	58,847		*
Marc Lawrence-Apfelbaum(5)	1,021	85,386		*
Don Logan	10,820	—		*
Robert D. Marcus	6,557	183,444		*
N.J. Nicholas, Jr.	2,333	—		*
Wayne H. Pace	19,694	—		*
Carl U.J. Rossetti	—	45,190		*
Edward D. Shirley	1,333	—		*
John E. Sununu	100	—		*
All current directors and executive officers as a group (21 persons)(3)-(5)	107,840	1,149,812		*

*	Represents beneficial ownership of less than one percent of the issued and outstanding Common Stock on February 1, 2011.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include any shares of Common Stock or other TWC equity securities that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of February 1, 2011, the only equity securities of TWC beneficially owned by the named persons or group were (a) shares of Common Stock, (b) options to purchase shares of Common Stock and (c) restricted stock units (“RSUs”) and deferred stock units reflecting the contingent right to receive shares of Common Stock. The beneficial ownership of Common Stock for each of the non-employee directors does not include their interests in (a) RSUs issued to them as compensation prior to 2011, which represent the right to receive shares of Common Stock six months after termination of service as a member of the Board (as set forth in the table below), and 1,838 RSUs issued to each of them in February 2011, which represent the right to receive shares of Common Stock after termination of service as a member of the Board and (b) deferred stock units issued under the Directors’ Deferred Compensation Program, which represent the right to receive shares of Common Stock on the distribution date selected by the director. Each non-employee director’s RSUs and deferred stock units as of February 1, 2011 are set forth below. The directors do not have voting rights with respect to these RSUs and deferred stock units, but they represent an economic interest in the shares of Common Stock. See “Director Compensation.” For information about RSUs held by the named executive officers, see “Executive Compensation—Outstanding Equity Awards.”

	Restricted	Deferred
	Stock Units	Stock Units

Carole Black	12,409	—
Thomas H. Castro	12,409	—
David C. Chang	12,409	4,587
James E. Copeland, Jr.	12,409	6,126
Peter R. Haje	12,409	5,235
Donna A. James	5,912	—
Don Logan	12,409	—
N.J. Nicholas, Jr.	12,409	5,424
Wayne H. Pace	10,500	7,149
Edward D. Shirley	5,912	—
John E. Sununu	5,912	—

(2)	Reflects shares of Common Stock subject to (a) options to purchase Common Stock that, on February 1, 2011, were unexercised, but were exercisable on or within 60 days after that date and (b) RSUs that, on February 1, 2011, were unvested, but were expected to vest on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”

(3)	Includes 29 shares of Common Stock owned by Mr. Britt’s spouse, as to which Mr. Britt disclaims beneficial ownership.

(4)	Includes 666 shares of Common Stock owned by the Peter and Helen Haje Foundation, as to which Mr. Haje and his spouse share voting power but have no investment power.

(5)	Includes an aggregate of approximately 909 shares of Common Stock held by a trust under the TWC Savings Plan for the benefit of the Company’s current executive officers, including 845 shares for Mr. Lawrence-Apfelbaum.

Security Ownership of Certain Beneficial Owners

Based on a review of filings with the SEC, the Company has determined that each of the persons listed below is a beneficial holder of more than 5% of the outstanding shares of Common Stock as of December 31, 2010.

	Shares of Stock
	Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Class

Capital Research Global Investors(1)	27,058,399	7.6%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071-1447
Dodge & Cox(2)	19,384,779	5.4%
555 California Street
San Francisco, CA 94104
AllianceBernstein L.P.(3)	17,961,275	5.0%
1345 Avenue of the Americas
New York, NY 10105

(1)	Based solely on a Schedule 13G filed by Capital Research Global Investors with the SEC on February 10, 2011, which reported that it had sole voting and dispositive power over all the indicated shares.

(2)	Based solely on a Schedule 13G filed by Dodge & Cox with the SEC on February 10, 2011, which reported that it had sole dispositive power over all the indicated shares and sole voting power over 18,364,322 of such shares.

(3)	Based solely on a Schedule 13G filed with the SEC on February 9, 2011 by AllianceBernstein L.P. (“AllianceBernstein”), which reported that it had sole dispositive power over 17,946,714 of the indicated shares and sole voting power over of 14,459,185 shares. The Schedule 13G states that AllianceBernstein is a majority owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein operates under independent management and makes independent decisions. AllianceBernstein may be deemed to share beneficial ownership with such entities with respect to 14,561 of the indicated shares as to which it serves as a subadvisor.

AUDIT-RELATED MATTERS

Report of the Audit Committee

In accordance with its charter, the Audit Committee of the Company’s Board of Directors assists the Board of Directors in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) the appointment and oversight of the Company’s independent registered public accounting firm (“independent auditor”), as well as the evaluation of the independent auditor’s qualifications, performance and independence; (ii) oversight of the Company’s internal audit function; (iii) the review of the Company’s financial statements and the results of each external audit; (iv) the review of other matters with respect to the Company’s accounting, auditing and financial reporting practices and procedures as the Audit Committee may find appropriate or may be brought to its attention; and (v) the oversight of the Company’s compliance program. To assist it in fulfilling its oversight and other duties, the Audit Committee regularly meets separately with the internal auditor, the independent auditor and management.

Independent Auditor and Internal Audit Matters.  The Audit Committee discusses with the Company’s independent auditor its plan for the audit of the Company’s annual consolidated financial statements and the independent auditor’s evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During 2010, the Audit Committee met regularly with the independent auditor, with and without management present, to discuss the results of its audits and quarterly reviews of the Company’s financial statements, as well as its evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles. The Audit Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP (“E&Y”) as the Company’s independent auditor for 2011, and the Board concurred in its appointment.

The Audit Committee reviews and approves the annual internal audit plan and meets regularly with the representatives of the Company’s internal audit group, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.

Financial Statements as of December 31, 2010.  Management has the primary responsibility for the financial statements and the reporting process, including its systems of internal and disclosure controls (including internal control over financial reporting). The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the independent auditor with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2010. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In connection with its review of the Company’s year-end financial statements, the Audit Committee has reviewed and discussed with management and the independent auditor the consolidated financial statements and the independent auditor’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls. The Audit Committee also received from the independent auditor the written disclosures regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with E&Y its independence. The Audit Committee further considered whether the provision by the independent auditor of any non-audit services described elsewhere in this Proxy Statement is compatible with maintaining auditor independence and determined that the provision of those services does not impair the independent auditor’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit and independent auditor, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Form 10-K”) for filing with the SEC.

Members of the Audit Committee.  The members of the Audit Committee are as follows:

James E. Copeland, Jr. (Chair)
David C. Chang
Donna A. James
Edward D. Shirley

Policy Regarding Pre-Approval of Services Provided by the Independent Auditor

The Audit Committee has established a policy (the “Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditor, along with the associated fees for those services. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent auditor and the Company; (ii) would place the independent auditor in the position of auditing its own work; (iii) would result in the independent auditor acting in the role of management or as an employee of the Company; or (iv) would place the independent auditor in a position of acting as an advocate for the Company. Additionally, the Audit Committee considers whether the independent auditor is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditor’s familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent auditor would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit Committee, and the Chair must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit Committee monitors compliance by management with the Policy by requiring management, pursuant to the Policy, to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent auditor. Management has also implemented internal procedures to ensure compliance with the Policy.

Services Provided by the Independent Auditor

As described above, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. Accordingly, the Audit Committee has appointed E&Y to perform audit and other permissible non-audit services for the Company and its subsidiaries. The aggregate fees billed by E&Y to the Company for the years ended December 31, 2010 and 2009 are as follows:

Fees of the Independent Auditor

	2010	2009

Audit Fees(1)	$4,410,560	$4,491,057
Audit-Related Fees(2)	808,838	427,010
Tax Fees(3)	136,304	31,280
All Other Fees	—	—

Total Fees for Services Provided	$5,355,702	$4,949,347

(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews) and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements; (b) the audit of the effectiveness of internal control over financial reporting; (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board (“FASB”) or other regulatory or standard-setting bodies; and (d) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters.

(2)	Audit-Related Fees were principally for services related, in 2010 and 2009, to (a) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory/franchise reporting requirements and (b) audits of employee benefit plans and, in 2010, to (a) due diligence services pertaining to an acquisition, and (b) advice related to internal controls.

(3)	Tax Fees were for services related to tax planning and tax advice.

None of the services related to Audit-Related Fees or Tax Fees presented above was approved by the Audit Committee pursuant to a waiver of the pre-approval provisions as set forth in the applicable rules of the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary: Key Compensation Principles, Design and Determination

The Company’s executive compensation program is designed to attract, retain, motivate and reward leaders who create value for the Company and its stockholders. The Company seeks to:

Pay-for- Performance Orientation	•	pay for performance by rewarding executives for leadership excellence and sustained financial and operating performance in line with the Company’s strategic goals; and
	•	align executives’ interests and risk orientation with the Company’s business goals and the interests of the Company’s stockholders.

The Company believes that its compensation programs have played a key role in the Company’s operating and financial success, which in turn have helped drive strong stock price performance since the Company’s Separation from Time Warner in March 2009.

This section of the Proxy Statement describes the Company’s compensation philosophy, principles and practices for those of its executive officers named in the Summary Compensation Table in this Proxy Statement (the “named executive officers”), and explains how they were applied to determine these executives’ 2010 compensation.

The Company’s Performance

The Company’s strong operating and financial results continued in 2010 despite challenging economic conditions, a robust competitive environment, rapid technological change and regulatory uncertainty. The Company believes that its executive officers have created significant shareholder value over the past several years.

Strong Performance	Return of Capital	Total Shareholder Return
•     Increased revenues 5.6% compared to 2009 and 18.3% compared to 2007

•   Increased operating income 11.2% compared to 2009 and 33.4% compared to 2007

•   Developed and rolled out innovative products and services that make customers’ lives simpler and easier, such as Start Over® and Look Back® capabilities
• Paid a significant special cash dividend to shareholders in connection with its March 2009 Separation from Time Warner

•   Attained its target leverage ratio on the one-year schedule announced at the time of the Separation

•   Initiated a regular quarterly dividend, with a yield at announcement of over 3.5% and first payment in March 2010

• Announced a $4 billion share repurchase program in November 2010	• Delivered significant total return to stockholders: 106% cumulative return in the three years from January 1, 2008; and 172% cumulative return from the Separation on March 12, 2009 through December 31, 2010

• Outperformed peers and S&P 500 in total shareholder return for 2010

	2007	2008	2009	2010
TWC	$100.00	$77.72	$125.60	$206.48
Primary Peer Group Index	100.00	66.69	80.17	95.82
S&P 500 Index	100.00	63.00	79.67	91.67

This chart compares the performance of the Company’s Common Stock with the performance of the S&P 500 Index and an index comprised of the companies included in the Primary Peer Group (as defined and listed below) over the last three fiscal years. The chart reflects the Special Dividend, the Reverse Stock Split and the Recapitalization. The chart assumes $100 was invested on December 31, 2007 and reflects reinvestment of regular dividends and distributions on a monthly basis and quarterly market capitalization weighting. Source: Capital IQ, a Standard & Poor’s business.

The Company’s Compensation Structure Reflects its Key Compensation Principles

The core elements of the Company’s compensation program are intended to focus the Company’s named executive officers on different but complementary aspects of the Company’s economic and strategic goals:

Consistency between Philosophy and Design	•	Annual Base Salary: The base salary paid to the Company’s named executive officers and other employees is intended to focus the recipient on his or her day-to-day duties.
	•	Short-Term Performance-Based Incentive: The Company’s annual cash bonus program is designed to motivate the executive officers to meet and exceed Company operating and financial goals and, in the case of other employees, to make individual contributions to the Company’s strategic and operational objectives. For additional information, see “—2010 Short-Term Incentive Program—Annual Cash Awards.”

	•	Long-Term Performance-Based Incentive: The Company’s long-term incentive (“LTI”) program is designed to retain participants and motivate them to meet and exceed those of the Company’s goals that are likely to result in long-term value creation for shareholders. For additional information, see “—2010 Long-Term Incentive Program—Equity-Based Awards.”

In establishing its executive compensation programs, the Company is guided by the following key principles:

Principle	Compensation Goal	Compensation Practice
Pay for performance	Provide an appropriate level of performance-based compensation tied to the achievement of Company financial performance goals.
The compensation structure has a mix of base salary and variable or performance-based awards.

For 2010, 92% of the CEO’s compensation and at least 73% of each of the other named executive officers’ target direct compensation was variable and performance-based.

Align executives’ interests with stockholders’	Deliver equity compensation to align executives’ interests with those of stockholders.	The 2010 LTI program consisted of Company stock options and RSUs that vest over a period of time. The Company recently adopted stock ownership requirements for its senior officers.

Balance incentives	Focus executives on both short-term and long-term objectives.	The Company believes its compensation mix of short-term and long-term incentives, with a larger proportion focused on the long-term, encourages focus on both long-term strategic objectives and shorter-term business objectives without introducing excessive risk.

Encourage appropriate risk-taking	Encourage neither excessive risk-taking nor inappropriate conservatism in decision-making.

Compensate competitively	Consider the competitive marketplace for talent inside and outside the Company’s industry in light of the risk of losing (and the difficulty of replacing) the relevant executive.	Total target and actual compensation, as well as each compensation element, are established to be competitive and consistent internally and externally.

Consider internal equity	Seek to ensure comparable compensation for executives with comparable roles and organizational value.

2010 Changes in Compensation Practices

The Company and the Compensation Committee regularly monitor best practices and emerging trends in executive compensation and the Company, from time to time, communicates with significant institutional stockholders to discuss the design and operation of its executive compensation and governance programs. During 2010, the Company made numerous enhancements to its compensation practices that it believes will further strengthen the relationship between its compensation practices and its philosophy. The Company:

•	Introduced performance-based vesting conditions for 60% of the 2011 LTI grant value awarded to the Company’s most senior executives.

•	Implemented an executive stock ownership requirement starting in 2011.

•	Began using a new form of employment agreement that is the basis for the current employment agreement of each of the Company’s Chairman and Chief Executive Officer and its President and Chief Operating Officer, incorporating:

➢	“double-trigger” change-in-control provisions (i.e., no change-in-control severance benefits unless the Company undergoes a change in control and the executive’s employment terminates involuntarily);

➢	no “gross up” payments in respect of executives’ tax liability for severance benefits;

➢	“clawback” provisions, which allow the Company to recover certain compensation from an executive following a financial restatement, a determination that incentive compensation was paid based on incorrect financial performance results or if the executive is terminated for “cause;” and

➢	fixed terms that do not renew automatically.

•	Increased the number of performance measures used to determine bonuses under the annual bonus plan (from one measure to three) to better reflect the Company’s current strategic objectives and focus executives on both “top line” and “bottom line” results.

Compensation Practices Checklist

The listing below identifies compensation practices that are (and, where noteworthy, are not) incorporated into the Company’s compensation programs as of the date of this Proxy Statement and identifies, to the extent relevant, the discussion of the practice in this Proxy Statement.

	TWC’s Compensation	Discussion in Proxy
Type of Benefit or Obligation	Practices	Statement
Stock ownership requirements with a retention component	YES	Compensation Discussion &Analysis (“CD&A”)—“Ownership and Retention Requirements”
Multiple performance metrics for annual incentive	YES	CD&A—“2010 Short-Term Incentive Program—Annual Cash Awards”
Clawback capabilities	YES	“Employment Agreements”
Change of control “double trigger” on equity award vesting acceleration and severance benefits	YES	CD&A—“2010 Changes in Compensation Practices”
Limits on executive annual incentive compensation (bonuses capped at 150% of target bonus)	YES	CD&A—“2010 Short-Term Incentive Program—Annual Cash Awards”
Pay tallies used to assist in compensation decisions	YES	CD&A—“The Use of Pay Tallies”
Limits on Pension Plan benefits (eligible compensation capped at $350,000 per year)	YES	‘‘—Pension Plans”
Performance-based vesting conditions for long-term incentive awards	YES	CD&A—“2010 Long-Term Incentive Program—Equity-Based Awards”

	TWC’s Compensation	Discussion in Proxy
Type of Benefit or Obligation	Practices	Statement
Limited number of perquisites	YES	CD&A—“Perquisites”

“Golden parachute” gross-ups	NO	n.a.

Above market or guaranteed earnings in non-qualified deferred compensation program	NO	n.a.

Supplemental executive health benefits	NO	n.a.

Repricing of stock options without express shareholder approval	NO	Approval of the Time Warner Cable Inc. 2011 Stock Incentive Plan

2010 Compensation Levels

The Compensation Committee generally reviews each named executive officer’s target compensation annually or at the time an executive’s role or responsibilities change. In each case, Management (as defined below under “Role of Management and Compensation Consultants”) conducts an initial review and makes a recommendation to the Compensation Committee. Management considers the following factors, among others, in making these recommendations, and the Compensation Committee considers these factors in determining whether to accept such recommendations:

•	the Company’s overall performance;

•	stockholder return;

•	executive-specific items, such as the terms of any negotiated employment agreement, the compensation previously provided to the executive, the executive’s performance and the importance of retaining the executive and the executive’s role and tenure in the role;

•	the value and structure of compensation provided to individuals in similar positions at peer companies to ensure competitiveness and within the Company to ensure internal equity; and

•	whether the proposed compensation is consistent with the Company’s compensation philosophy and key compensation principles, each as described above.

2010 Base Salary and Target Incentive Compensation Determinations

Each named executive officer’s 2010 base salary and target short-term cash and long-term equity incentive compensation (along with comparative 2009 data) is set out below. As discussed below, each of the named executive officers received an increase in target compensation for 2010. Executive officers’ base salaries and short-term and long-term incentive target levels had been frozen for 2009 and, prior to the changes identified below, the Compensation Committee had not changed these levels since 2008.

As noted below, the Compensation Committee, working with its independent consultant, reviewed a wide range of information regarding compensation structures, and pay and governance practices in deciding on these compensation packages.

Mr. Britt.  Mr. Britt’s 2010 annual base salary and incentive compensation targets were established in August 2009 in connection with his entry into a new fixed-term agreement that extended his employment term through December 31, 2012. See “—Employment Agreements—Glenn A. Britt.” The new arrangement-which provided Mr. Britt with a 25% increase in total target direct compensation (i.e., base salary, target annual bonus and target LTI award value) (“TDC”) during 2010-was intended to reflect Mr. Britt’s increased responsibilities as a result of the Company’s Separation from Time Warner, his and the Company’s performance during the period leading up to his employment agreement renewal, the importance of his position within the Company and of retaining him in that position during a period of significant change in the

Company’s industry (occasioned by the downturn in the U.S. economy, increased competition and new technological and consumer trends), and to ensure the integrity of the Board of Directors’ long-term succession planning strategy. The Compensation Committee also noted that Mr. Britt’s salary had not changed since 2002 and that—even after this increase—his TDC was below the 2009 median of chief executive officers in the Primary Peer Group (as defined below).

2010	2009
Glenn A. Britt	Glenn A. Britt
Target Direct Compensation	Target Direct Compensation
$15,000	$12,000

The Compensation Committee also determined that it was appropriate to continue to weight Mr. Britt’s compensation most heavily toward performance-based compensation in the belief that this compensation structure would best focus Mr. Britt on achieving the Company’s strategic and business objectives. During 2010, as in 2009, Mr. Britt’s TDC was approximately 92% performance-based.

Mr. Marcus.  The Compensation Committee reviewed Mr. Marcus’s 2010 compensation in December 2009 in connection with his entry into a new fixed-term agreement that extended his employment term through December 31, 2012. See “—Employment Agreements—Robert D. Marcus.” The new arrangement—which provided Mr. Marcus with a 37.5% increase in TDC—was intended to reflect the increase in Mr. Marcus’s responsibilities following the Separation, his performance, the importance of his position as Chief Financial Officer and of retaining him in that role while the Company developed and executed on its long-term financial plan, and the importance of retaining Mr. Marcus in light of the Board of Directors’ long-term succession planning strategy. In setting Mr. Marcus’s compensation, the Compensation Committee noted that Mr. Marcus’s new TDC was at the 2009 median for TDC for chief financial officers in the Primary Peer Group.

2010	2009
Robert D. Marcus	Robert D. Marcus
Target Direct Compensation	Target Direct Compensation
$5,500	$4,000

The Compensation Committee also determined that it was appropriate to weight Mr. Marcus’s compensation most heavily (84% for 2010 as compared with 80% for 2009) toward performance-based compensation in the belief that this compensation structure would best focus Mr. Marcus on achieving the Company’s strategic and business objectives. To achieve this result, and to ensure that Mr. Marcus would actively focus on the Company’s long term strategic and business objectives, his 2010 TDC increase was principally driven by a higher LTI target ($1.3 million of the $1.5 million TDC increase).

The charts and discussion above reflect Mr. Marcus’s compensation prior to December 14, 2010, when he was appointed President and Chief Operating Officer. As of the date of his appointment, Mr. Marcus’s base salary was increased to $1 million and his annual bonus target was increased to $2.5 million.

Other Named Executive Officers.  The following table sets out the 2010 base salary and target short-term cash and long-term equity incentive compensation, effective in February 2010 (along with the same information for 2009), for each of the other named executive officers.

TDC Changes
2009 to 2010

	Base Salary		Target Annual Bonus		Target LTI		TDC		TDC
Executive Officer	2010	2009	2010	2009	2010	2009	2010	2009	Change
	(in thousands)

Michael LaJoie	$600	$525	$600	$525	$1,050	$919	$2,250	$1,969	14%
Marc Lawrence-Apfelbaum	600	550	600	550	1,050	880	2,250	1,980	14%
Carl U.J. Rossetti	515	500	515	500	824	800	1,854	1,800	3%
Landel C. Hobbs	1,000	900	2,100	2,100	3,650	3,000	6,750	6,000	12.5%

Messrs. LaJoie, Lawrence-Apfelbaum and Rossetti.  In February 2010, the Compensation Committee reviewed 2010 compensation for Messrs. LaJoie, Lawrence-Apfelbaum and Rossetti and increased their TDC to reflect:

•	In the case of Mr. LaJoie, the rapidly changing technology environment in which the Company operates and the importance of retaining him in his current role as the Company pursues its long-term technology strategy.

•	In the case of Mr. Lawrence-Apfelbaum, his additional responsibilities following the Company’s Separation from Time Warner, his performance and the importance of his position as the Company’s General Counsel.

•	In the case of Mr. Rossetti, the importance of his position as the Company’s Executive Vice President overseeing new ventures and opportunities and of retaining him in that role as the Company explores growth prospects.

In setting compensation for these executives, the Compensation Committee noted that each of their 2010 TDC was below the 2009 median of the most comparable positions within the Primary Peer Group. The Compensation Committee also determined that it was appropriate to continue to weight their compensation most heavily toward performance-based compensation since the Company believes that such compensation focuses the executive on achieving the Company’s strategic and business objectives. During 2010, as in 2009, each of them had TDC that was 72% or 73% performance-based.

Mr. Hobbs. Mr. Hobbs served as the Company’s Chief Operating Officer until December 14, 2010. Following the Board of Directors’ determination on that date, as part of its long-term succession planning strategy, that Mr. Marcus should assume responsibility for the Company’s operations, Mr. Hobbs’s employment was terminated without cause.

The Compensation Committee had reviewed Mr. Hobbs’s 2010 compensation in December 2009 in connection with his entry into a new fixed-term agreement which extended his employment through January 31, 2011. See “—Employment Agreements—Landel C. Hobbs.” The new arrangement—which provided Mr. Hobbs with a 12.5% increase in TDC—was intended to reflect the scope of his responsibilities, his performance, the importance of his position within the organization, the importance of retaining him in light of the competitive environment in which the Company operates and the Company’s executive succession considerations and organizational restructuring efforts. For 2010, as in 2009, Mr. Hobbs’s TDC was approximately 85% performance-based.

The Company believes that its compensation philosophy and key principles, and the other factors noted above, were properly reflected in the 2010 target and actual compensation for each named executive officer, including base salary, short-term and long-term incentives, and the mix of compensation elements. As noted above, the TDC for each of the named executive officers is generally below or consistent with 2009 compensation for the most comparable executive positions within the Primary Peer Group.

The Role of Competitive Comparisons

The Compensation Committee reviewed information about compensation practices and values from two groups of companies to assist it in establishing 2010 compensation for the named executive officers. These groups include other cable and media companies as well as other comparable public companies. The Compensation Committee used this data to assist it in evaluating general competitiveness and comparability of compensation design, mix and levels but does not target any particular pay range within the data sets in setting compensation. Information on the Primary and Secondary Peer Groups are presented in the table below.

	Primary Peer Group(1)	Secondary Peer Group(2)

Role in Compensation Analysis	• Data from the Primary Peer Group are the Compensation Committee’s main reference point in determining the value of compensation provided to comparably situated individuals at peer companies.	• The Secondary Peer Group provides an additional reference point in the Compensation Committee’s compensation deliberations.

Characteristics	• 15 public companies • Media and communications industries • Median annual revenues of $21 billion • Principal competitors for available executive talent(3)	• 17 public companies (originally 20) • Broader industry environment • Annual revenues of $7.5 billion to $32.5 billion ($17.7 billion median) • Objective, mechanical selection methodology based on size

Composition
  •   AT&T Inc.
•  Cablevision Systems Corporation
•   CBS Corporation
•   Charter Communications Inc.
•   Comcast Corporation
•   DIRECTV
•   DISH Network Corporation
•   Liberty Media Corporation
•   News Corporation
•   QWEST Communications
    International, Inc.
•   Sprint Nextel Corporation
•   The Walt Disney Company
•   Time Warner Inc.
•   Verizon Communications, Inc.
•  Viacom Inc.
• Amgen Inc.
•   Dominion Resources, Inc.
•   Eli Lilly & Company
•   EMC Corporation
•   Exelon Corporation
•   Freeport-McMoRan Copper & Gold
    Inc.
•   General Mills, Inc.
•   Google Inc.
•   Kimberly-Clark Corporation
•   Medtronic, Inc.
•   Occidental Petroleum Corporation
•   Raytheon Company
•   Textron Inc.
•   The Southern Company
•   Union Pacific Corporation
•   Waste Management, Inc.
• Xerox Corporation

(1)	This is the same group as 2009, with the addition of Time Warner Inc. following the Separation in March 2009. The group’s 2009 median annual revenues of $21 billion were approximately equal to the Company’s 2009 annual revenues ($17.9 billion). However, the Primary Peer Group was selected primarily based on the Company’s beliefs regarding its competitors for executive talent, not based on the companies’ size relative to the Company.

(2)	As required under the criteria established in 2009, the group represents a broad range of industries (effectively all industries except financial services, healthcare and those covered by the Primary Peer Group) with annual revenues of not less than $7.5 billion and not more than $32.5 billion (approximately 50% to 200% of the Company’s 2009 annual revenues) and median annual revenues of $17.7 billion (approximately equal to the Company’s 2009 annual revenues).

(3)	To assist the Committee in selecting and validating the Primary Peer Group members, two analyses were undertaken: (i) a “peer of peers” analysis to review which companies and industry groups include the Company as a peer in their respective peer group and (ii) an internal review of the companies and industry groups to which the Company lost executive talent or from which the Company sourced executive talent in recent years.

Market Surveys.  In addition to the Peer Groups, Management and the Compensation Committee considered, as a general reference, market compensation survey data available through a number of nationally-recognized compensation consulting firms. This data covers companies roughly comparable in size (median annual revenues of approximately $16 billion) to the Company from a broad range of industries, including the cable/satellite, telecommunications and media industries.

2010 Short-Term Incentive Program—Annual Cash Awards

The Company’s short-term cash incentive payments to the named executive officers for 2010 were made under the 2007 Annual Bonus Plan (the “162(m) Bonus Plan”), which is intended to comply with Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The awards were made by a subcommittee of the Compensation Committee, whose members are “outside directors” as defined in Section 162(m) (the “Subcommittee”). However, in determining the awards, the Subcommittee was guided by the Company’s financial performance results under the 2010 Time Warner Cable Incentive Plan (the “2010 TWCIP”), which served as the annual cash bonus plan for all other bonus-eligible Company employees.

2010 TWCIP Financial Goals and Results.  Management proposed the use of three metrics to determine 2010 Company financial performance for the named executive officers. The most heavily weighted metric was the same as the sole metric used for 2009—Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets (“OIBDA” and, after certain mandatory adjustments, “OIBDA (as adjusted)”) less capital expenditures. The two new performance metrics were: (i) commercial revenues (i.e., revenues from sales of the Company’s products and services to businesses) and (ii) Company-wide revenues.

In adopting Management’s proposal for the 2010 TWCIP, the Compensation Committee believed that OIBDA (as adjusted) minus capital expenditures would be an important indicator of the operational strength and performance of the Company’s business in 2010, including the ability to provide cash flows to service debt. This metric also captures the Company’s ability to adjust expenses and capital spending as necessary to ensure its financial health in challenging economic environments. At the same time, the Compensation Committee believed that it was appropriate to establish a total revenue target to encourage across-the-board growth in the face of strong competition and a commercial revenue target in light of the importance of building the Company’s commercial operations as its residential product lines continue to mature.

The following financial threshold and maximum goals were established based upon a review of the prior year’s results in these areas, the Company’s 2010 budget and other factors. The Compensation Committee chose not to use individual performance under the 2010 TWCIP as a factor in establishing bonuses for the named executive officers and, therefore, the Company’s performance against financial goals accounted for 100% of the 2010 TWCIP calculation for these executives.

2010 TWCIP Performance Criteria
for Executive Officers

		2010 Performance Criteria
		Threshold	Maximum
	Percentage	(50% of	(175% of
2010 Company Performance Financial Metrics	Allocation	target)	target)
		(in millions)

OIBDA (as adjusted) less capital expenditures	75%	$3,500	$4,100
Total revenues	12.5%	18,300	19,200
Commercial revenues	12.5%	1,000	1,200

Total	100%

The Compensation Committee determined that each threshold set an appropriate level of performance to earn an annual bonus award. If the Company failed to meet a threshold level of financial performance for a given metric, no bonus payment would be made with respect to that financial performance component. Similarly, the maximum goals were considered to present very significant challenges and were not likely to be attained. As a result, if a 2010 financial metric exceeded its maximum goal, the Company financial performance “score” with respect to that metric would be 175%.

If the Company’s result for a 2010 financial metric was above the threshold but below the maximum goal, the Compensation Committee would determine the financial performance score for that metric in its discretion, but using as its starting point the “straight line interpolation” of the Company’s performance against the threshold and maximum goals. For example, if the Company’s results were exactly at the midpoint between the threshold and maximum goals for that metric, the straight line interpolation would be 112.5%, the midpoint between 50% and 175%. In no event would the Compensation Committee be able to assign a score outside of the 50% and 175% parameters established by the 2010 TWCIP. The payouts under the 2010 TWCIP were also capped so that no participant could receive a payout of more than 150% of his target annual bonus.

2010 TWCIP Determination.  In early 2011, the Compensation Committee reviewed the Company’s 2010 OIBDA (as adjusted) less capital expenditures for 2010 TWCIP purposes as well as the Company’s revenues and commercial revenues. As mandated by the terms of the 2010 TWCIP, reported OIBDA less capital expenditures was adjusted to reflect identified items, such as accounting changes, and other items that affect reported OIBDA and capital expenditures but that are beyond the control of management or otherwise not indicative of management’s performance. For 2010, these mandatory adjustments had the net impact of increasing OIBDA less capital expenditures for compensation purposes by $24 million in aggregate.

The Company’s 2010 total revenues, commercial revenues and OIBDA (as adjusted) less capital expenditures for 2010 TWCIP purposes of $18.868 billion, $1.108 billion and $3.912 billion, respectively, each exceeded the threshold goal but was below the maximum goal. The Compensation Committee noted the straight-line interpolation between each set of threshold and maximum target levels and used these interpolations as the starting point for its final determination of performance for 2010 TWCIP purposes.

Pursuant to the 2010 TWCIP, in evaluating performance, the Compensation Committee was able to consider, among other factors:

•	the Company’s 2010 financial performance, which was significantly above the threshold goals, as shown in the table above;

•	the Company’s performance relative to its budget;

•	the Company’s growth from its 2009 results;

•	the Company’s performance relative to that of other cable operators;

•	Management’s recommendation for the Company financial performance score; and

•	the external business environment and market conditions.

After deliberation, the Compensation Committee determined that the interpolated scores appropriately reflected the Company’s performance under the 2010 TWCIP. This determination, which resulted in a weighted average Company performance score of approximately 133%, reflected the Compensation Committee’s very positive view of the Company’s accomplishments during the year (as outlined above under “The Company’s Performance”) in a difficult economic and competitive environment.

		Threshold/	Final
2010 Company Performance	2010	Maximum	TWCIP
Financial Metrics	Results	Interpolation	Score
	(in millions)

OIBDA (as adjusted) less capital expenditures	$3,912	136%	136%
Total revenues	18,868	129%	129%
Commercial revenues	1,108	118%	118%

In recent years, the Compensation Committee has similarly considered the straight-line interpolation of the results as compared with the relevant TWCIP’s threshold and maximum results as a starting point in assessing Company performance under the TWCIP. In prior years, however, in light of various considerations, the Committee has reduced the Company performance score below the interpolated level in making its final determination.

	Threshold/	Final
	Maximum	TWCIP
Year	Interpolation	Score

2009	133%	125%
2008	119%	95%

162(m) Bonus Plan.  In order to ensure that the short-term incentive awards are deductible under Section 162(m), additional conditions and limitations on awards are imposed under the 162(m) Bonus Plan. The Company’s stockholders approved the 162(m) Bonus Plan for the named executive officers in May 2007. Pursuant to the 162(m) Bonus Plan, the Subcommittee annually establishes objective performance criteria that determine the maximum bonus pool from which the named executive officers’ bonuses can be paid and a maximum allocation for each named executive officer.

Under the objective criteria established by the Subcommittee, an aggregate 2010 maximum bonus pool was established equal to 7.5% of the amount by which the Company’s 2010 OIBDA (as adjusted) of $6.842 billion exceeded $6.0 billion. The table below sets out how this maximum pool was allocated among the named executive officers. Each annual bonus was subject in all cases to a 162(m) Bonus Plan cap equal to the lesser of 200% of the officer’s target short-term incentive compensation and $10 million, in addition to the TWCIP maximum bonus of 150% of the individual’s target annual bonus.

In awarding 2010 bonuses to each named executive officer, the Subcommittee exercised its discretion to reduce the maximum amount available for each executive officer under the 162(m) Bonus Plan’s pool. The basis for this exercise of negative discretion was the Company’s performance score under the 2010 TWCIP (which, for executive officers, averaged to approximately 133%), subject, in the case of Mr. LaJoie, to a further negative adjustment related to compliance with workplace policies. Mr. Hobbs’s annual bonus was determined in accordance with the severance terms of his employment agreement based on the Company score and his target annual bonus. The table below indicates the final 2010 annual bonus paid to each named executive officer.

		162(m) Bonus Plan
	2010		Maximum
	Target		Award		2010
	Short-Term		(200% of		Short-Term
	Incentive	Percent	Target		Incentive
Executive Officer	Award	of Pool	Award)		Award

Glenn A. Britt	$6,250,000	40%	$10,000,000	(1)	$8,306,250
Robert D. Marcus(2)	1,549,315	10%	3,098,630		2,059,040
Michael LaJoie	587,500	4%	1,175,000		585,591
Marc Lawrence-Apfelbaum	591,667	4%	1,183,334		786,325
Carl U.J. Rossetti	512,500	4%	1,025,000		681,113
Landel Hobbs	2,100,000	12%	4,200,000		2,790,375
Other executive officers and unallocated amounts		26%

(1)	Bonuses under the 162(m) Bonus Plan are subject to a cap equal to the lesser of 200% of target annual bonus and $10 million.

(2)	Prorated to reflect Mr. Marcus’s target annual bonus change effective as of December 14, 2010.

2010 Long-Term Incentive Program—Equity-Based Awards

The Company’s 2010 LTI program consisted of a combination of RSUs and stock options awarded under the Time Warner Cable Inc. 2006 Stock Incentive Plan, as amended (the “2006 Stock Plan”).

2010 Target Long-Term Incentive Mix.  Executives with a high level of strategic impact on the Company’s success receive a greater relative proportion of their LTI compensation in the form of stock options (as compared with RSUs) than other employees. The Company and the Compensation Committee believe this is appropriate because the ultimate value of stock options is more performance-dependent than RSUs. Under the 2010 LTI program (like the 2008 and 2009 programs), the Company’s executive officers, including the named executive officers, received their LTI compensation 60% in the form of stock options and 40% in the form of RSUs.

2010 Equity Awards—Determinations.  The number of stock options awarded to each named executive officer was determined by reference to the target stock option value for such executive and the Black-Scholes valuation for the Company’s stock options over a ten-day period selected in advance by the Compensation Committee. The number of RSUs awarded to each named executive officer was determined by reference to the target RSU value for such executive and the average closing price of the Company’s Common Stock over the same ten-day period.

2010 Equity Awards—Terms.  The 2010 annual LTI awards were made on February 12, 2010. The stock options were granted with an exercise price equal to the closing price of the Company’s Common Stock on the grant date. The stock options vest in four equal installments on each of the first four anniversaries of the date of grant and have a ten-year term from the date of grant. The RSUs vest in two equal installments on the third and fourth anniversaries of the date of grant. The Company and the Compensation Committee believe that the multi-year vesting schedules for stock options and RSUs encourage executive retention and emphasize a longer-term perspective. The stock options and RSUs provide for accelerated vesting upon a termination of employment after reaching a specified age and years of service and upon certain involuntary terminations of employment.

Performance-Based LTI Awards.  In developing the 2010 LTI program, the Compensation Committee carefully considered the inclusion of equity awards that would vest upon the satisfaction of specified performance goals but determined that the available vehicles were not appropriate in light of the Company’s goals at that time. However, in 2011, the Company included such “performance-based” vesting conditions in a portion (60%) of its grants (including all RSU grants) to the Company’s executive officers, and currently expects to continue this practice.

Ownership and Retention Requirements.  Beginning in 2011, the Company adopted stock ownership requirements that, following a five-year phase-in period, require that covered officers hold stock (including in the form of unvested RSUs (other than those then subject to satisfaction of performance criteria)) in an amount equal to or exceeding a multiple of their annual base salary:

Stock Ownership Requirement
Title	Multiple of Annual Base Salary

Chief Executive Officer	6X
Chief Operating Officer	3.5X
Chief Financial Officer	3.5X
Other Executive Officers (and Executive Vice Presidents)	2X

Although not yet applicable because of the phase-in period, as of January 31, 2011, each of the currently serving named executive officers would have met his ownership requirement.

Under the ownership requirements, the Company will review covered officers’ compliance on January 31 of each calendar year. If an officer is not in compliance with the requirement by January 31, 2016, he or she will be required to retain at least 50% of any stock received upon exercise of stock options or vesting of RSUs (after shares used to cover exercise costs, taxes, etc.). Prior to the full implementation of the requirements, the executive officers must obtain consent from the Chief Executive Officer if a sale of Common Stock would cause the executive to no longer satisfy the ownership requirement. The Compensation Committee will also consider the executive officers’ compliance with the ownership and retention requirements in determining compensation.

Prior to adopting the new ownership requirements, the Compensation Committee felt that, in light of the Company’s relatively short history with a publicly traded security, the named executive officers’ holdings of Company stock options and unvested RSUs provided a sufficient level of personal exposure to the value of the Company’s stock to support alignment with the interests of the Company’s stockholders. The Compensation

Committee did, however, monitor executive officers’ transactions and holdings in the Company’s Common Stock throughout 2010.

Oversight and Authority for Executive Compensation

Under its charter, the Compensation Committee has authority and oversight over all elements of the Company’s executive compensation program, including:

•	salaries;

•	short-term incentives;

•	long-term incentives, including equity-based awards;

•	employment agreements for the named executive officers, including any change of control or severance provisions or personal benefits set forth in those agreements;

•	severance and change of control arrangements, if any, for the named executive officers that are not part of their employment agreements; and

•	employee benefits and perquisites.

The Compensation Committee’s charter states that in determining compensation levels for each named executive officer, the Compensation Committee should consider, among other factors, the Company’s overall performance, stockholder return, the achievement of specific performance objectives established by the Compensation Committee on an annual basis, compensation previously provided to the executive, the value of compensation provided to individuals in similar positions at peer companies and the Company’s general compensation policy.

Role of Management and Compensation Consultants

Although the Compensation Committee has authority and oversight over compensation for the named executive officers, members of management, including Glenn A. Britt, Chairman and Chief Executive Officer (and President through December 14, 2010), Paul Gilles, Senior Vice President, Compensation, Benefits and Human Capital, Robert D. Marcus, Senior Executive Vice President and Chief Financial Officer (and President and Chief Operating Officer as of December 14, 2010), and Tomas Mathews, Executive Vice President, Human Resources (collectively, “Management”), provide recommendations for the Compensation Committee’s consideration (other than with respect to the Company’s Chairman and CEO), and provide ongoing assistance to the Compensation Committee with respect to its review of the effectiveness of the Company’s executive compensation programs. The Company also, from time to time, engages consulting firms (independent of those engaged by the Compensation Committee) to assist Management in evaluating the Company’s executive compensation policies and practices.

During 2010, the Compensation Committee retained ClearBridge Compensation Group (“ClearBridge”) as its sole compensation advisor. The Company paid ClearBridge an annual retainer, plus additional amounts for special projects that the Compensation Committee requested. In connection with the retention, the Compensation Committee determined that ClearBridge had the necessary experience, skill and independence to advise the Committee. The Compensation Committee plans to review its determination annually.

During 2010, ClearBridge reported directly to the Compensation Committee, providing assistance and advice to it in carrying out its principal responsibilities. The Compensation Committee consulted with ClearBridge with respect to all significant 2010 compensation decisions and determinations. In this advisory role, ClearBridge attended and participated in all Compensation Committee meetings, including executive sessions when appropriate. In connection with ClearBridge’s role as advisor to the Compensation Committee, Management from time to time seeks input from ClearBridge about compensation proposals it is considering for presentation to the Compensation Committee. ClearBridge does not provide services to the Company other than under its engagement by the Compensation Committee related to executive compensation.

The Use of Pay Tallies

The Compensation Committee periodically reviews “pay tallies” for the named executive officers (i.e., analyses of the executives’ annual pay and long-term compensation with potential severance payments under various termination scenarios, including involuntary termination scenarios, pursuant to the negotiated employment agreements) to help ensure that the design of the compensation program is consistent with the Company’s compensation philosophy and key principles, and that the amount of compensation is within appropriate competitive parameters.

Based on the Compensation Committee’s review of 2010 pay tallies, the Compensation Committee has concluded that the total compensation of the named executive officers (and, in the case of involuntary termination or change-in-control scenarios, potential payouts) continues to be appropriate in light of the Company’s compensation philosophy and guiding principles, and is consistent with relevant competitive marketplace data.

Risk Assessment

During 2010, the Compensation Committee conducted a risk assessment of the named executive officers’ compensation. As part of the risk assessment, the Compensation Committee reviewed the key design features of the Company’s 2010 incentive programs, the nature of the risks that these features might give rise to and certain mitigating factors.

The Compensation Committee concluded that the Company’s executive incentive programs do not incentivize excessive risk-taking or inappropriate conservatism in behavior and decision-making. Among the factors giving rise to the Compensation Committee’s determination were the following:

•	The Company’s compensation programs for the named executive officers provide a balanced mix of cash and equity, stock options and RSUs, and annual and longer-term incentives.

•	Short-term incentives are designed to require the Company to reach “stretch” (but not unrealistic) targets and provide for a range of potential payout levels depending on performance above a threshold level.

•	Maximum annual bonus payout levels are limited to 150% of target annual bonus.

•	The Compensation Committee has discretion in determining payouts under the Company’s annual cash bonus plans and can use its discretion to ensure that neither excessive risk-taking nor inappropriate conservatism in decisionmaking is rewarded.

Perquisites

The Company provides a limited number of perquisites to the named executive officers. Where provided, the Company believes these perquisites facilitate the operation of its business, allow named executive officers to better focus their time, attention and capabilities on their Company activities, address safety and security concerns, and assist the Company in recruiting and retaining key executives.

The Company’s perquisites for its named executive officers in 2010 included, in the case of Mr. Britt, a Company-provided car and specially-trained driver in light of security concerns. All the named executive officers were also eligible for reimbursement for certain financial services (e.g., tax and estate planning). At the request of the Company’s Board, Mr. Britt uses Company-owned or leased aircraft for business and personal travel under most circumstances. With CEO approval, the Company’s other executive officers (including their family members) are permitted to join an otherwise scheduled business-purpose Company flight for personal purposes. The Company imputes income to executive officers who make personal use of Company aircraft as and when required under applicable tax rules. The perquisites provided to the named executive officers are noted in the Summary Compensation Table, below.

Benefits

The Company maintains defined benefit and defined contribution retirement programs for its employees in which the Company’s named executive officers participate. The objective of these programs is to help provide financial security into retirement, reward and motivate tenure and recruit and retain talent in a competitive market. In addition to the Company’s tax-qualified defined benefit plan, the Company maintains a nonqualified defined benefit plan in which the named executive officers participate. The tax-qualified defined benefit plan has a maximum compensation limit and a maximum annual benefit imposed by the tax laws, which limit the benefit under the plan for certain participants. In order to provide retirement benefits commensurate with salary levels, the nonqualified defined benefit plan provides benefits to key salaried employees, including the named executive officers, using the same formula for calculating benefits as is used under the tax-qualified defined benefit plan but taking into account compensation in excess of the compensation limitations for the tax-qualified defined benefit plan up to a cap of $350,000 per year and determined without regard to the maximum annual benefit under the tax-qualified plan. See “—Pension Plans.”

The Company sponsors other nonqualified deferred compensation plans to which contributions by the Company or employees are no longer permitted. See “—Nonqualified Deferred Compensation.”

The Role of Employment Agreements

Each of the named executive officers is employed pursuant to a multi-year employment agreement that reflects the individual negotiations with the relevant named executive officer. The Company has long used such agreements to foster retention, to be competitive and to protect the business with restrictive covenants, such as non-competition, non-solicitation and confidentiality provisions, and, in some cases, “clawback” rights (i.e., rights to recover compensation paid to an executive if the Company subsequently determines that the compensation was not properly earned). The employment agreements provide for severance pay in the event of the involuntary termination of the executive’s employment without cause, which serves as consideration for the restrictive covenants, provides financial security to the executive, and allows the executive to remain focused on the Company’s interests at all times.

The employment agreement for each named executive officer is described in detail in this Proxy Statement under “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Tax Deductibility of Compensation

Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 in any one year with respect to each of its Chief Executive Officer and three most highly paid executive officers (other than the Chief Financial Officer) with the exception of compensation that qualifies as performance-based compensation. The Compensation Committee considers Section 162(m) implications in making compensation recommendations and in designing compensation programs for the executives. In this regard, the 162(m) Bonus Plan and the 2006 Stock Plan were submitted and approved by stockholders in May 2007 so that compensation paid under those plans may qualify as performance-based compensation under Section 162(m). However, the Compensation Committee retains the discretion to pay compensation that is not deductible when it determines that to be in the best interests of the Company and its stockholders. For 2010, the Company believes that the salary and cash bonuses paid to the named executive officers subject to Section 162(m) will be deductible, except for Mr. Britt’s annual salary to the extent it exceeded $1 million. RSUs that vested in 2010 are not considered performance-based for tax purposes and will be subject to the deduction limitations of Section 162(m). However, in 2011, the Company granted RSUs with performance-based vesting criteria to the named executive officers. When these RSUs vest (scheduled to occur in 2014 and 2015), the Company believes they will be exempt from the deduction limitations of Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K (by reference).

Members of the Compensation Committee

Peter R. Haje (Chair)	Thomas H. Castro
Carole Black	N.J. Nicholas, Jr.

Summary Compensation Table

The following table presents information concerning total compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers who served in such capacities on December 31, 2010 and Landel C. Hobbs, who served as the Company’s Chief Operating Officer until December 14, 2010 (collectively, the “named executive officers”). Additional information regarding salary, incentive compensation and other components of the named executive officers’ total compensation is provided under “—Compensation Discussion and Analysis.”

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total

Glenn A. Britt(6)	2010	$1,250,000	—	$3,053,449	$4,395,270	$8,306,250	$120,480	$296,880	$17,422,329
Chairman and Chief	2009	1,000,000	—	2,324,387	5,923,289	6,250,000	177,092	264,621	15,939,389
Executive Officer	2008	1,000,000	—	2,860,050	4,042,042	6,434,270	120,950	82,534	14,539,846
Robert D. Marcus(7)	2010	$904,932	—	$1,262,123	$1,742,950	$2,059,040	$43,130	$31,239	$6,043,414
President and Chief Operating	2009	800,000	—	697,338	1,126,614	1,750,000	34,790	24,447	4,433,189
Officer and Acting Chief Financial Officer	2008	800,000	—	858,037	1,131,697	1,970,711	22,160	30,352	4,812,957
Michael LaJoie	2010	$589,725	—	$427,480	$590,361	$585,591	$94,790	$17,045	$2,304,992
Executive Vice President and	2009	525,000	—	399,712	639,941	660,188	66,530	16,635	2,308,006
Chief Technology Officer	2008	525,000	—	437,959	577,645	858,807	44,150	14,911	2,458,472
Marc Lawrence-Apfelbaum	2010	$593,150	—	$427,480	$590,361	$786,325	$103,780	$18,485	$2,519,581
Executive Vice President, General Counsel and Secretary	2009	550,000	—	382,495	659,134	687,500	66,690	16,490	2,362,309
Carl U.J. Rossetti	2010	$512,945	—	$335,510	$482,896	$681,113	$153,460	$24,119	$2,190,043
Executive Vice President and	2009	500,000	—	309,922	481,375	625,000	110,540	23,517	2,050,354
President, Time Warner Cable Ventures	2008	500,000	—	381,289	538,939	796,550	79,890	24,819	2,321,487
Landel C. Hobbs	2010	$1,000,000	—	$1,486,022	$2,052,191	$2,790,375	$45,070	$36,731	$7,410,389
Former Chief Operating	2009	900,000	—	1,346,336	1,886,773	2,625,000	30,920	32,337	6,821,366
Officer	2008	895,192	—	1,430,025	1,886,161	3,024,849	8,160	48,546	7,292,933

(1)	Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of TWC RSU awards granted by the Company in each year included in the table, as computed in accordance with SEC rules. These amounts were calculated based on the closing sale price of the Common Stock on the NYSE on the date of grant. See “—Outstanding Equity Awards.” For information about the assumptions used in these calculations, see Note 14 to the Company’s audited consolidated financial statements included in the 2010 Form 10-K. The amounts set forth in the Stock Awards column do not represent the actual value that may be realized by the named executive officers. See “—Grants of Plan-Based Awards.”

(2)	Amounts set forth in the Option Awards column represent the aggregate grant date fair value of stock option awards with respect to Common Stock granted by the Company in each year included in the table, as computed in accordance with SEC rules. For information about the assumptions used in these calculations, see Notes 3 and 14 to the 2010 Form 10-K and footnote (3) to the table below entitled “Grants of Plan-Based Awards During 2010.” The actual value, if any, that may be realized by an executive officer from any stock option will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options reflected in the table was awarded with tandem stock appreciation rights.

(3)	Amounts set forth in the Non-Equity Incentive Plan Compensation column for 2010 and earlier years represent amounts paid pursuant to the Company’s 162(m) Bonus Plan and TWCIP and, for 2008, also includes payments under the 2006 Cash Long-Term Incentive Plan, which was a three-year, performance-based cash award plan. For additional information regarding the Compensation Committee’s determinations with respect to annual bonus payments under the 162(m) Bonus Plan and 2010 TWCIP, see “—Compensation Discussion and Analysis—2010 Short-Term Incentive Program—Annual Cash Awards.”

(4)	These amounts represent the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the Time Warner Cable Pension Plan, the Time Warner Cable Excess Benefit Pension Plan, the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan, to the extent the named executive officer participates in these plans. See the Pension Benefits Table and “—Pension Plans” for additional information regarding these benefits. The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified.

(5)	Amounts shown in the All Other Compensation column for 2010 include the following:

(a) Pursuant to the TWC Savings Plan, a tax-qualified defined contribution plan available generally to TWC employees, for the 2010 plan year, each of the named executive officers deferred a portion of his annual compensation and TWC contributed $11,000 as a matching contribution on the amount deferred by each named executive officer.

(b) The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Britt, Marcus, Lawrence-Apfelbaum and Hobbs who were each given a cash payment to cover the cost of specified coverage under a voluntary group program available to employees generally (“GUL insurance”). For 2010, this cash payment was $52,896 for Mr. Britt, $3,504 for Mr. Marcus, $7,485 for Mr. Lawrence-Apfelbaum and $2,826 for Mr. Hobbs. Messrs. LaJoie and Rossetti elected to receive group term life insurance available generally to employees as well as supplemental group term life insurance coverage provided by the Company and were taxed on the imputed income. For 2010, the Company paid $6,045 and $13,119 for Mr. LaJoie’s and Mr. Rossetti’s respective supplemental life insurance coverage. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “—Employment Agreements.”

(c) The amounts of personal benefits shown in this column for 2010 consist of the aggregate incremental cost to the Company: for Mr. Britt, reimbursement of fees for financial services of $40,250 and transportation-related benefits of $192,734 related to personal use of corporate-owned aircraft ($186,224) (based on fuel, landing, repositioning and catering costs and crew travel expenses related to the personal use), and personal use of a Company-provided car and specially trained driver provided for security reasons (based on the cost of the car, the driver’s compensation, fuel and parking and the portion of usage that was personal); for Mr. Marcus, reimbursement of fees for financial services of $16,468 and the incremental cost of his spouse accompanying him on a business trip; and for Mr. Hobbs, reimbursement of fees for financial services of $22,905. The Board has encouraged Mr. Britt to use corporate-owned or leased aircraft for security reasons. Mr. Britt’s transportation-related benefits also include the incremental cost of his spouse accompanying him on certain business and personal trips on corporate aircraft. Each of Messrs. LaJoie and Rossetti and his respective spouse accompanied Mr. Britt on the corporate aircraft on one combined business and personal trip. The incremental cost to TWC for the use of the aircraft under these circumstances is limited to catering, crew expenses and TWC’s portion of employment taxes attributable to the income imputed to Mr. Britt and the others for tax purposes.

(6)	Mr. Britt became Chairman of the Board effective March 12, 2009 and continues to serve as Chief Executive Officer.

(7)	Mr. Marcus became President and Chief Operating Officer on December 14, 2010 having served as Senior Executive Vice President and Chief Financial Officer since January 1, 2008. He continues to serve as acting Chief Financial Officer.

Grants of Plan-Based Awards

The following table presents information with respect to each award of plan-based compensation to each named executive officer in 2010, including (a) annual cash awards under the 162(m) Bonus Plan and 2010

TWCIP and (b) awards of stock options to purchase Common Stock and RSUs granted under the 2006 Stock Plan.

GRANTS OF PLAN-BASED AWARDS DURING 2010

					Stock	Option
					Awards:	Awards:		Grant Date
					Number of	Number of	Exercise or	Fair Value
		Estimated Possible Payouts Under			Shares of	Securities	Base Price	of Stock
	Grant	Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	of Option	and Option
Name	Date	Threshold	Target	Maximum	Units(2)	Options(3)	Awards(4)	Awards(2)(3)

Glenn A. Britt		$3,125,000	$6,250,000	$9,375,000
	2/12/2010					387,932	$45.15	$4,395,270
	2/12/2010				67,629			$3,053,449
Robert D. Marcus		$774,658	$1,549,315	$2,323,973
	2/12/2010					160,345	$45.15	$1,742,950
	2/12/2010				27,954			$1,262,123
Michael LaJoie		$293,750	$587,500	$881,250
	2/12/2010					54,311	$45.15	$590,361
	2/12/2010				9,468			$427,480
Marc Lawrence-Apfelbaum		$295,834	$591,667	$887,501
	2/12/2010					54,311	$45.15	$590,361
	2/12/2010				9,468			$427,480
Carl U.J. Rossetti		$256,250	$512,500	$768,750
	2/12/2010					42,621	$45.15	$482,896
	2/12/2010				7,431			$335,510
Landel C. Hobbs		$1,050,000	$2,100,000	$3,150,000
	2/12/2010					188,794	$45.15	$2,052,191
	2/12/2010				32,913			$1,486,022

(1)	Reflects the threshold, target and maximum payout amounts under the 2010 TWCIP of non-equity incentive plan awards that were awarded in 2010 and were paid out in 2011 under the 162(m) Bonus Plan and 2010 TWCIP. The target payout amount for each named executive officer was established in accordance with the terms of the named executive officer’s employment agreement. Under the TWCIP, each maximum payout amount reflects 150% of the applicable target payout amount. For a discussion of 2010 TWCIP performance goals, see “—Compensation Discussion and Analysis.”

(2)	Reflects awards of RSUs under the 2006 Stock Plan and the full grant date fair value of each award. See footnote (1) to the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock awards.

(3)	Reflects awards of stock options to purchase Common Stock under the 2006 Stock Plan and the full grant date fair value of each award. For information about the assumptions used in these calculations, see Notes 3 and 14 to the 2010 Form 10-K, which, among other things, presents weighted-average assumptions on a combined basis for retirement-eligible employees and non-retirement-eligible employees. The amounts provided in this table reflect specific assumptions for (a) Messrs. Britt and Rossetti who were retirement eligible at the time of the 2010 awards, and (b) the other named executive officers, who were not retirement eligible under the terms of the awards. Specifically, the amounts with respect to 2010 awards of stock options for the named executive officers other than Messrs. Britt and Rossetti were calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations for awards: an expected volatility of 31.37%, calculated using a 75%-25% weighted average of implied volatilities of TWC traded options and the historical stock price volatility of a comparable peer group of publicly-traded companies; an expected term to exercise of 6.63 years from the date of grant; a risk-free interest rate of 3.03%; and a dividend yield of 3.54%. Because Messrs. Britt and Rossetti were retirement eligible, different assumptions were used in developing grant valuations for their 2010 awards: an expected volatility of 31.50%; an expected term to exercise of 7.31 years from the date of grant; a risk-free interest rate of 3.23%; and a dividend yield of 3.54%. See “—Outstanding Equity Awards” below.

(4)	The exercise price for the awards of stock options under the 2006 Stock Plan was determined based on the closing sale price of Common Stock on the date of grant.

The stock options granted in 2010 shown in the table become exercisable, or vest, in installments of 25% on the anniversary of each grant date over a four-year period, assuming continued employment, and expire ten years from the grant date. In addition, holders of the stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock underlying the stock options.

The awards of TWC RSUs granted in 2010 vest in equal installments on each of the third and fourth anniversaries of the date of grant. Holders of these RSUs are entitled to receive dividend equivalents on unvested RSUs if and when regular cash dividends are paid on outstanding shares of Common Stock and at the same rate. The awards of RSUs confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting. See “—Compensation Discussion and Analysis—2010 Long-Term Incentive Program—Equity-Based Awards.”

Outstanding Equity Awards

The following table provides information about the outstanding awards of options to purchase the Company’s Common Stock and Time Warner Common Stock and the aggregate TWC RSUs held by each named executive officer on December 31, 2010.

The information in this table reflects (1) antidilution adjustments to the stock option exercise prices of and number and kind of shares underlying (a) TWC stock options and RSUs, as applicable, as a result of the payment of the Special Dividend, the Reverse Stock Split and the Recapitalization and (b) Time Warner stock options as a result of Time Warner’s Spin-Off Dividend, one-for-three reverse stock split and spin-off distribution of its interest in AOL Inc. and (2) the forfeiture and vesting of Time Warner stock options and RSUs and the shortened exercise periods of certain Time Warner stock options as a result of the Separation. General information about the impact of the Separation on the awards is provided in certain footnotes.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards(1)					Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
	Date of	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Option	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Grant	Exercisable	Unexercisable	Price	Date	Vested(2)	Vested(3)

Glenn A. Britt
Time Warner Cable						285,024	$18,820,134
	4/2/2007	93,555	31,188	$47.95	4/1/2017
	3/3/2008	—	144,748	35.60	3/2/2018
	2/13/2009	47,507	285,045	23.48	2/12/2019
	5/11/2009	2,274	—	33.80	2/17/2015
	5/11/2009	—	3,153	33.80	3/2/2016
	8/3/2009	39,968	119,905	34.24	8/2/2019
	2/12/2010	—	387,932	45.15	2/11/2020
Time Warner						—	—
	1/18/2001	54,162	—	$101.70	1/17/2011
	2/27/2001	127,546	—	94.12	2/26/2011
	4/6/2001	1,891	—	80.10	4/5/2011
	4/17/2001	18,455	—	91.73	4/16/2011
	8/24/2001	306,910	—	85.06	8/23/2011
	2/15/2002	48,144	—	55.36	2/14/2012
	2/13/2004	108,321	—	35.89	2/12/2014
	2/18/2005	113,136	—	37.32	3/12/2014
	3/3/2006	87,115	—	36.14	3/12/2014
Robert D. Marcus
Time Warner Cable						89,825	$5,931,144
	4/2/2007	21,048	7,019	$47.95	4/1/2017
	3/3/2008	43,423	43,424	35.60	3/2/2018
	2/13/2009	—	85,513	23.48	2/12/2019
	5/11/2009	—	855	33.80	2/13/2013
	5/11/2009	—	1,697	33.80	2/12/2014
	5/11/2009	—	1,672	33.80	2/17/2015
	5/11/2009	—	2,572	33.80	3/2/2016
	5/11/2009	—	941	33.80	6/20/2016
	2/12/2010	—	160,345	45.15	2/11/2020

	Option Awards(1)					Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
	Date of	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Option	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Grant	Exercisable	Unexercisable	Price	Date	Vested(2)	Vested(3)

Time Warner						—	—
	1/18/2001	144,429	—	$101.70	1/17/2011
	4/6/2001	1,003	—	80.10	4/5/2011
	2/15/2002	60,631	—	55.36	2/14/2012
	2/14/2003	12,036	—	21.43	3/12/2012
	2/13/2004	36,108	—	35.89	3/12/2012
	2/18/2005	26,961	—	37.32	3/12/2012
	3/3/2006	34,374	—	36.14	3/12/2012
	6/21/2006	12,036	—	35.79	3/12/2012
Michael LaJoie
Time Warner Cable						42,171	$2,784,551
	4/2/2007	3,097	4,367	$47.95	4/1/2017
	3/3/2008	—	22,166	35.60	3/2/2018
	2/13/2009	—	43,647	23.48	2/12/2019
	2/12/2010	—	54,311	45.15	2/11/2020
Marc Lawrence- Apfelbaum
Time Warner Cable						23,613	$1,559,166
	4/2/2007	13,097	4,367	$47.95	4/1/2017
	3/3/2008	21,228	21,231	35.60	3/2/2018
	2/13/2009	—	41,807	23.48	2/12/2019
	5/11/2009	957	—	33.80	3/2/2016
	5/11/2009	2,271	—	33.80	3/2/2016
	2/12/2010	—	54,311	45.15	2/11/2020
Carl U.J. Rossetti
Time Warner Cable						32,963	$2,176,547
	4/2/2007	—	3,901	$47.95	4/1/2017
	3/3/2008	—	19,301	35.60	3/2/2018
	2/13/2009	—	38,006	23.48	2/12/2019
	5/11/2009	—	659	33.80	3/2/2016
	2/12/2010	—	42,621	45.15	2/11/2020
Time Warner						—	—
	1/18/2001	22,749	—	$101.70	1/17/2011
	2/27/2001	55,819	—	80.10	2/26/2011
	2/15/2002	60,179	—	55.36	2/14/2012
	2/13/2004	38,515	—	35.89	2/12/2014
	2/18/2005	24,553	—	37.32	3/12/2014
	3/3/2006	18,199	—	36.14	3/12/2014
Landel C. Hobbs
Time Warner Cable						137,518	$9,080,314
	4/2/2007	38,200	12,737	$47.95	4/1/2017
	3/3/2008	52,718	72,374	35.60	3/2/2018
	2/13/2009	23,756	142,523	23.48	2/12/2019
	2/12/2010	—	188,794	45.15	2/11/2020

(1)	The dates of grant of each named executive officer’s TWC and Time Warner stock options outstanding as of December 31, 2010 are set forth in the table, and the vesting dates for each TWC award can be determined based on the vesting schedules described in this footnote. Except as noted below, the awards of TWC and Time Warner stock options become exercisable in installments of 25% on the first four anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events, including retirement, death or disability, as defined in the applicable award agreement. As a result of the Separation and pursuant to the terms of the award agreements and, in the case of each of Mr. Britt and Mr. Marcus, the terms of his respective employment agreement, (a) the unvested portion of the 2006 award of Time Warner stock options held by Messrs. Britt, Marcus and Rossetti vested and (b) the option expiration dates for vested Time Warner stock options were shortened such that those held by (i) Mr. Marcus expire on the earlier of the original expiration date and March 12, 2012 (the third anniversary of the Separation) and (ii) Messrs. Britt and Rossetti expire on the earlier of the original expiration date and March 12, 2014 (the fifth anniversary of the Separation). The Separation-related make-up stock options awarded on May 11, 2009, which were designed to offset the loss of economic value in Time Warner equity awards as a result of the Separation, to (a) Mr. Marcus become exercisable three years after the Separation (March 12, 2012); (b) Messrs. Britt and Rossetti, who are retirement eligible under the terms of the award agreement, become exercisable five years after the grant date of the related Time Warner stock option; (c) others whose Time Warner stock options were forfeited become exercisable on the schedule of the related forfeited Time Warner stock options; and (d) others whose Time Warner stock options experienced a shortened term became exercisable one year after the Separation (March 12, 2010). As a result of the Company’s termination of Mr. Hobbs’s employment without cause, his equity awards granted before 2010 will continue to vest during his two-year severance period (unless earlier terminated due to his acceptance of other employment) (the “severance period”) and those that remain unvested at that time will vest pro rata and the remainder will be forfeited. These vested stock options will remain exercisable for three years from the end of his severance period. His awards granted during 2010 vested in full on January 28, 2011 and his stock options remain exercisable for a year after that date.

(2)	This column presents the number of shares of Common Stock represented by unvested RSU awards at December 31, 2010, excluding fractional RSUs resulting from the antidilution adjustment for the Reverse Stock Split and the Special Dividend RSUs (as defined below), the value of which will be paid in cash on the final vesting date of the related RSUs. The TWC RSU awards vest equally on each of the third and fourth anniversaries of the date of grant. The vesting schedules for the awards of RSUs assume continued employment and are subject to accelerated vesting upon the occurrence of certain events, including retirement, as defined in the award agreement. Messrs. Britt, LaJoie, Lawrence-Apfelbaum and Rossetti are eligible for retirement and accelerated vesting except for Mr. LaJoie with respect to his 2010 award. The vesting dates for the unvested TWC RSU awards are as follows as of December 31, 2010:

Number of
TWC RSUs
	That Have	Date of
	Not Vested	Grant	Vesting Dates

Glenn A. Britt	44,643	4/2/2007	4/2/2011
	77,380	3/3/2008	3/3/2011 and 3/3/2012
	95,372	2/13/2009	2/13/2012 and 2/13/2013
	67,629	2/12/2010	2/12/2013 and 2/12/2014

Robert D. Marcus	10,045	4/2/2007	4/2/2011
	23,214	3/3/2008	3/3/2011 and 3/3/2012
	28,612	2/13/2009	2/13/2012 and 2/13/2013
	27,954	2/12/2010	2/12/2013 and 2/12/2014

Michael LaJoie	6,251	4/2/2007	4/2/2011
	11,849	3/3/2008	3/3/2011 and 3/3/2012
	14,603	2/13/2009	2/13/2012 and 2/13/2013
	9,468	2/12/2010	2/12/2013 and 2/12/2014

Marc Lawrence-Apfelbaum	2,799	4/2/2007	4/2/2011
	5,082	3/3/2008	3/3/2011 and 3/3/2012
	6,264	2/13/2009	2/13/2012 and 2/13/2013
	9,468	2/12/2010	2/12/2013 and 2/12/2014

Carl U.J. Rossetti	2,499	4/2/2007	4/2/2011
	10,317	3/3/2008	3/3/2011 and 3/3/2012
	12,716	2/13/2009	2/13/2012 and 2/13/2013
	7,431	2/12/2010	2/12/2013 and 2/12/2014

Landel C. Hobbs	18,229	4/2/2007	4/2/2011
	38,690	3/3/2008	3/3/2011 and 3/3/2012
	47,686	2/13/2009	2/13/2012 and 2/13/2013
	32,913	2/12/2010	2/12/2013 and 2/12/2014

As described and defined in connection with the description of the Time Warner Cable Inc. 2011 Stock Incentive Plan below, Special Dividend RSUs and Special Dividend retained cash distribution, as applicable, were credited on each TWC RSU on March 12, 2009. They will be paid in shares of Common Stock or cash, respectively, pursuant to the holder’s election, when the shares of Common Stock underlying the RSUs are distributed to the holder, subject to the terms of the underlying award. For Messrs. Britt, Marcus, LaJoie, Rossetti and Hobbs each of whom elected to receive Special Dividend RSUs, the Special Dividend RSUs are included in the market value and the number of units in the table.

(3)	Calculated using the NYSE closing price on December 31, 2010, of $66.03 per share of Common Stock. Excludes the value (based on the Common Stock closing price on December 31, 2010) of the fractional RSUs resulting from the antidilution adjustment for the Reverse Stock Split and the Special Dividend RSUs, which will be paid in cash, as follows: $30 for Mr. Britt; $84 for Mr. Marcus; $104 for Mr. LaJoie; $110 for Mr. Lawrence-Apfelbaum; $74 for Mr. Rossetti; and $95 for Mr. Hobbs. Each of Messrs. Lawrence-Apfelbaum and Mr. Rossetti elected to receive the Special Dividend retained cash distribution related to some or all of his outstanding

RSUs. The market value of Mr. Lawrence-Apfelbaum’s and Rossetti’s RSUs do not include the Special Dividend retained cash distribution aggregating $522,096 and $153,998, respectively, of which $86,237 was paid to Mr. Lawrence-Apfelbaum and $76,994 was paid to Mr. Rossetti in 2010 with the remainder to be paid in cash on the respective vesting dates of the underlying RSUs.

Option Exercises and Stock Vested

The following table sets forth as to each of the named executive officers information on exercises of TWC stock options and the vesting of TWC RSU awards during 2010, including: (i) the number of shares of Common Stock underlying options exercised during 2010; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Common Stock received from the vesting of awards of TWC RSUs during 2010; and (iv) the aggregate dollar value realized upon such vesting (based on the stock price of Common Stock on the vesting dates). None of the named executive officers exercised Time Warner stock options during 2010.

OPTION EXERCISES AND STOCK VESTED DURING 2010

	Option Awards(1)		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting(2)

Glenn A. Britt	192,252	$4,313,167	44,642	$2,387,454
Robert D. Marcus	28,504	$875,968	10,044	$537,153
Michael LaJoie	45,807	$883,931	7,545	$395,562
Marc Lawrence-Apfelbaum	25,111	$624,568	4,030	$207,978
Carl U.J. Rossetti	44,152	$592,888	2,499	$133,647
Landel C. Hobbs	57,000	$1,394,435	21,921	$1,149,697

(1)	The value realized on exercise is calculated based on the difference between the sale price per share of Common Stock and the option exercise price.

(2)	Calculated using the closing sale price of Common Stock on the NYSE on the vesting date.

Pension Plans

TWC Pension Plans

Eligible employees of the Company, including the named executive officers, currently participate in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan, and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a nonqualified defined benefit pension plan (collectively, the “TWC Pension Plans”), which are sponsored by the Company. Each of Messrs. Britt, Marcus and LaJoie was an active participant in pension plans sponsored by Time Warner until March 31, 2003, August 14, 2005 and July 31, 1995, respectively, when their respective participation in the TWC Pension Plans commenced.

Federal tax law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits that may be paid to participants under a tax-qualified plan, such as the Time Warner Cable Pension Plan. However, as permitted under Federal tax law, TWC has adopted the Excess Benefit Plan that is designed to provide for supplemental payments by TWC of an amount that eligible employees would have received under the Time Warner Cable Pension Plan if eligible compensation were subject to a higher limit and there were no payment restrictions. The amount of the payment under the Excess Benefit Plan is calculated based on the differences between (a) the annual benefit that would have been payable under the Time Warner Cable Pension Plan if the annual eligible compensation limit imposed by the tax laws was $350,000 (the maximum compensation limit imposed under the Excess Benefit Plan) and (b) the actual benefit payable under the Time Warner Cable Pension Plan. The pension benefit under the Excess Benefit Plan is payable, at the participant’s election, in either a lump sum or 120 monthly installments starting six months following termination of employment.

Benefit payments under the TWC Pension Plans are calculated using the highest consecutive five-year average annual compensation (subject to federal law limits and the $350,000 limit referred to above), which is referred to as “average compensation.” Compensation covered by the TWC Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. The annual pension payment under the terms of the TWC Pension Plans, if the employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•	1.25% of the portion of average compensation that does not exceed the average of the Social Security taxable wage base ending in the year the employee reaches the Social Security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation that exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

Special rules apply to various participants who were previously participants in plans that have been merged into the TWC Pension Plans and to various participants in the TWC Pension Plans prior to January 1, 1994. Reduced benefits are available in the case of retirement before age 65 and in other optional forms of benefits payouts, as described below. Eligible employees become vested in benefits under the TWC Pension Plans after completion of five years of service, including service with Time Warner and its affiliates prior to the Separation.

Time Warner Pension Plans

In addition to the benefits to which they are entitled under the TWC Pension Plans, as a result of prior service at Time Warner or one of its affiliates, each of Messrs. Britt, Marcus and LaJoie is entitled to vested benefits under the Time Warner Employees’ Pension Plan, as amended (the “Old TW Pension Plan”), as further amended effective as of January 1, 2000, as described below, and renamed (the “Amended TW Pension Plan” and, together with the Old TW Pension Plan, the “TW Pension Plans”), which provides benefits to eligible employees of Time Warner and certain of its subsidiaries. Messrs. Britt, Marcus and LaJoie have ceased to be active participants in the TW Pension Plans described below and commenced participation in the TWC Pension Plans described above.

Under the terms of the Amended TW Pension Plan, applicable to Messrs. Marcus and LaJoie, a participant accrues benefits (calculated based on a lifetime monthly annuity formula) equal to the sum of:

•	1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base, multiplied by his years of benefit service (not in excess of 30) plus

•	1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30).

Under the Old TW Pension Plan, applicable to Mr. Britt, a participant accrues benefits on the basis of:

•	1.67% of the participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years plus

•	0.50% of average annual compensation for each year of service over 30.

Annual pension benefits under the Old TW Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”). Under the Old TW Pension Plan and the Amended TW Pension Plan, the pension benefit of participants on December 31, 1977 in the former Time Employees’ Profit-Sharing Savings Plan (the “Profit Sharing Plan”) is further reduced by a fixed amount attributable to a portion of the employer contributions and investment earnings credited to such employees’ account balances in the Profit Sharing Plan as of such date (the “Profit Sharing Offset”).

Under the Amended TW Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). This provision could apply to Messrs. Marcus and LaJoie with respect to their benefits under the TW Plans. Under the Old TW Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). Under this provision, Mr. Britt received a lump-sum pension payout in February 2010 of $1,255,120 (including interest), based on a December 1, 2009 requested commencement date.

Time Warner has adopted the Time Warner Excess Benefit Pension Plan (the “TW Excess Plan”), which, like the TWC Excess Benefit Plan, provides for payments by Time Warner of certain amounts that eligible employees would have received under the TW Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions.

Forms of Benefit Payments

The benefits under the Time Warner Cable Pension Plan and the TW Pension Plans are payable as (i) a single life annuity, (ii) a 50%, 75% or 100% joint and survivor annuity, (iii) a life annuity that is guaranteed for 10 years (with certain participants in the Time Warner Cable Pension Plan eligible for 5- and 15-year guaranteed periods), or (iv) in certain cases, a lump sum. Spousal consent is required in certain cases. The participant may elect the form of benefit payment at the time of retirement. Mr. Britt may elect a lump-sum distribution under the Time Warner Cable Pension Plan and in 2010, Mr. Britt received a lump-sum distribution under the TW Pension Plans. Messrs. Lawrence-Apfelbaum and Rossetti would be eligible to elect a partial lump-sum distribution from the Time Warner Cable Pension Plan. In the case of a single life annuity, the amount of the annuity is based on the applicable formulas described above. In the case of a joint and survivor annuity, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the ages of the participant and beneficiary at the time the annuity payments begin and the percentage elected by the participant. In the case of a life annuity that is guaranteed for a period of time, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the guaranteed period. Benefits under the Time Warner Cable Excess Benefit Plan and the TW Excess Plan are payable only as a lump sum, unless the participant elected to receive monthly installments over 10 years by the applicable deadline.

Pension Benefits Table

Set forth in the table below is each named executive officer’s years of credited service and the present value of his accumulated benefit under each of the pension plans pursuant to which he would be entitled to a retirement benefit computed as of December 31, 2010, the pension plan measurement date used for financial statement reporting purposes in the Company’s audited consolidated financial statements for the year ended December 31, 2010. The estimated amounts are based on the assumption that payments under the TWC Pension Plans and the TW Pension Plans will commence upon normal retirement (generally age 65) or, under the TW Pension Plans, early retirement (for those who have at least ten years of service), that the TWC Pension Plans and the TW Pension Plans will continue in force in their forms as of December 31, 2010, that the maximum annual covered compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula that exceed Internal Revenue Code limits will be paid under the Excess Benefit Plan or the TW Excess Plan, as the case may be, from TWC’s or Time Warner’s assets, respectively, and are included in the present values shown in the table.

PENSION BENEFITS FOR 2010

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During
	Plan Name	Services(1)	Benefit(2)	2010

Glenn A. Britt	Time Warner Cable Pension Plan	7.8	$257,910	$—
	Time Warner Cable Excess Benefit Plan	7.8	138,070	—
	Old TW Pension Plan(3)	30.7	—	1,255,120

	Total	38.5	$395,980	$1,255,120

Robert D. Marcus	Time Warner Cable Pension Plan	5.4	$69,370	$—
	Time Warner Cable Excess Benefit Plan	5.4	38,390	—
	Amended TW Pension Plan	7.7	122,530	—

	Total	13.1	$230,290	$—

Michael LaJoie	Time Warner Cable Pension Plan	15.4	$368,210	$—
	Time Warner Cable Excess Benefit Plan	15.4	199,470	—
	Amended TW Pension Plan	1.6	45,700	—
	TW Excess Plan	1.6	32,880	—

	Total	17.0	$646,260	$—

Marc Lawrence-Apfelbaum	Time Warner Cable Pension Plan	20.5	$473,760	$—
	Time Warner Cable Excess Benefit Plan	20.5	257,740	—

	Total	20.5	$731,500	$—

Carl U.J. Rossetti	Time Warner Cable Pension Plan	24.0	$824,110	$—
	Time Warner Cable Excess Benefit Plan	24.0	440,010	—

	Total	24.0	$1,264,120	$—

Landel C. Hobbs	Time Warner Cable Pension Plan	9.3	$138,580	$—
	Time Warner Cable Excess Benefit Plan	9.3	76,350	—

	Total	9.3	$214,930	$—

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2010 for the purpose of determining benefit service under the applicable pension plan.

(2)	The present values of accumulated benefits for the TWC Pension Plans as of December 31, 2010 were calculated using a 5.90% discount rate and the RP-2000 Mortality Table projected to 2020, with no collar adjustment, consistent with the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 14 to the audited consolidated financial statements of the Company included in the 2010 Form 10-K. The present value of the accumulated benefits for the TW Pension Plans and the TW Excess Plan were calculated using a 5.57% discount and lump sum rate and the RP-2000 Mortality Table projected to 2020 with white collar adjustment. The present values also assume all benefits are payable at the earliest retirement age at which unreduced benefits are assumed to be payable (which is age 65 under the TWC Pension Plans, and age 62 under the TW Pension Plans in the case of Messrs. Marcus and LaJoie) valued as if paid as a life annuity. Mr. Britt’s benefits under the TW Pension Plans were paid as a lump sum determined using assumptions in effect at the time of the distribution. No preretirement turnover is reflected in the calculations.

(3)	Because of certain grandfathering provisions under the TW Pension Plans, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Britt, will be determined under either the provisions of the Old TW Pension Plan or the Amended TW Pension Plan, whichever produces the greater benefit. Mr. Britt’s payment amount shown in the table was determined under the Old TW Pension Plan, which produced the greater annual benefit.

Nonqualified Deferred Compensation

Certain of the named executive officers participate, or have participated, in nonqualified deferred compensation plans maintained by the Company or Time Warner or their respective affiliates. None of these plans provides, or has provided, a guaranteed rate of return on deferred amounts. Prior to 2003, the Time Warner Entertainment Deferred Compensation Plan, an unfunded deferred compensation plan (the “TWE Deferral Plan”), permitted certain employees (including certain named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date at which a lump-sum or installment distribution would be made based on the participant’s election. During the deferral period, the participant selects a crediting rate or rates to be applied to the deferred amount from certain of the third party investment vehicles then offered under the TWC Savings Plan and may change that selection quarterly. Mr. Lawrence-Apfelbaum has an account in the TWE Deferral Plan and Mr. Britt has an account balance as a result of the transfer of his account balance from a Time Warner nonqualified deferred compensation plan. Since March 2003, deferrals may no longer be made under the TWE Deferral Plan but amounts previously credited under the Plan continue to track the available crediting rate elections.

In addition, prior to 2001, pursuant to his employment agreement then in place, TWE made contributions for Mr. Britt to a separate deferred compensation account maintained in a grantor trust. This individual account was invested in certain eligible securities by a third-party investment advisor designated by the Company (subject to Mr. Britt’s approval). In accordance with the terms of the deferred compensation arrangement, the accrued amount payable to Mr. Britt, as valued on December 31, 2009 pursuant to its terms, was paid to Mr. Britt in a lump sum in cash in early 2010.

Set forth in the table below is information about the earnings, if any, credited to the accounts maintained by the named executive officers under these arrangements and any withdrawal or distributions therefrom during 2010 and the balance in the account on December 31, 2010.

NONQUALIFIED DEFERRED COMPENSATION FOR 2010

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings	Withdrawals/	December 31,
	in 2010	in 2010	in 2010(1)	Distributions	2010

Glenn A. Britt(2)	—	—	$1,549	$3,062,185	$90,208
Robert D. Marcus	—	—	—	—	—
Michael LaJoie	—	—	—	—	—
Marc Lawrence-Apfelbaum(3)	—	—	4,565	—	35,145
Carl U.J. Rossetti	—	—	—	—	—
Landel C. Hobbs	—	—	—	—	—

(1)	None of the amounts reported in this column are required to be reported as compensation for fiscal year 2010 in the Summary Compensation Table.

(2)	The amounts reported for Mr. Britt consist of the aggregate earnings and year-end balance credited to his account under the TWE Deferral Plan and the amount of his distribution in early 2010 discussed above.

(3)	The amounts reported for Mr. Lawrence-Apfelbaum reflect the aggregate earnings and the year-end balance credited to his account under the TWE Deferral Plan.

Employment Agreements

The following is a description of the material terms of the compensation provided to the Company’s named executive officers during the term of their employment pursuant to employment agreements between the Company or TWE, and each executive. See “—Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to the Company’s named executive officers in connection with a termination of their employment or a change in control of the Company.

Glenn A. Britt.  During 2010, Mr. Britt served as the Company’s Chairman and Chief Executive Officer pursuant to an employment agreement with a term through December 31, 2012. Mr. Britt’s agreement and employment terminates automatically on December 31, 2012, unless earlier terminated, or extended, pursuant to its terms. The agreement provides Mr. Britt with (a) a minimum annual base salary of $1,250,000 as of January 1, 2010; (b) an annual discretionary cash bonus with a target amount of 500% of his base salary, no minimum bonus entitlement and a maximum bonus opportunity of 150% of the target bonus; and (c) annual long-term incentive compensation beginning in 2010, for each year of the agreement, with a target value of approximately $7,500,000 (based on a valuation method established by the Company), which may be in the form of stock options, RSUs, other equity-based awards, any of which may include performance-based vesting conditions, cash or other components, or any combination of such forms, as may be determined by the Company’s Board of Directors or, if delegated by the Board, the Compensation Committee, in its sole discretion. Mr. Britt participates in the benefit plans and programs available to the Company’s other senior executive officers, including $50,000 of group life insurance and reimbursement of financial services. Mr. Britt also receives an annual payment equal to two times the premium cost for $4 million of life insurance as determined by the Company based on its GUL insurance program. Mr. Britt’s agreement includes compensation forfeiture and “clawback” provisions and confidentiality terms, as well as non-solicitation, non-compete and non-disparagement covenants that apply during and after his employment.

Robert D. Marcus.  During 2010, Mr. Marcus served as the Company’s Senior Executive Vice President and Chief Financial Officer through December 14, 2010 and as President and Chief Operating Officer thereafter pursuant to a fixed-term employment agreement effective January 1, 2010, which provides that Mr. Marcus will continue to serve the Company until the employment agreement terminates automatically on December 31, 2012, unless earlier terminated or extended pursuant to its terms. If the employment agreement is not extended or renewed at or before its expiration date, Mr. Marcus’s employment continues thereafter on an at-will basis. The agreement further provides Mr. Marcus with (a) a minimum annual base salary of $900,000 (increased to $1,000,000 effective as of December 14, 2010); (b) an annual discretionary cash bonus with a target amount of $1,500,000 (increased to $2,500,000 effective as of December 14, 2010); and (c) annual long-term incentive compensation with a target value of approximately $3,100,000 (increased to $4,500,000, effective as of January 1, 2011) (based on a valuation method established by the Company), which may be in the form of stock options, RSUs, other equity-based awards, any of which may include performance-based vesting conditions, cash or other components, or any combination of such forms, as may be determined by the Compensation Committee, in its sole discretion. The employment agreement provides for participation in the Company’s benefit plans and programs, including $50,000 of group life insurance and reimbursement of financial services. Mr. Marcus also receives an annual payment equal to two times the premium cost for $2 million of life insurance as determined by the Company based on its GUL insurance program. Mr. Marcus’s employment agreement includes compensation forfeiture and clawback provisions and confidentiality terms, as well as non-solicitation, non-compete and non-disparagement covenants that apply during and after the term of his employment.

Michael LaJoie.  During 2010, Mr. LaJoie served as the Company’s Executive Vice President and Chief Technology Officer pursuant to an employment agreement, effective as of June 1, 2000, which was previously renewed through December 31, 2011, and amended on December 16, 2009, effective as of January 1, 2010, subject to earlier termination as provided in the agreement. The agreement provides for a minimum annual base salary (which was increased from $600,000 to $625,000 by the Compensation Committee effective February 18, 2011) and an annual discretionary target bonus of 100% of his base salary, subject to Mr. LaJoie’s and the Company’s performance, and participation in the Company’s benefit plans and programs, including life insurance. The Compensation Committee established a 2011 long-term incentive compensation target value of $1,093,750 for Mr. LaJoie. Mr. LaJoie also receives group term life insurance coverage and supplemental group term life insurance coverage with an aggregate death benefit equivalent to two and a half times his annual base salary and bonus pursuant to the agreement. The agreement also includes confidentiality terms as well as non-solicitation, non-compete and non-disparagement covenants that apply during and after his employment. The Company’s failure, prior to the expiration of the agreement, to offer Mr. LaJoie a renewal agreement with terms substantially similar to those of his current agreement is considered a termination without cause.

Marc Lawrence-Apfelbaum.  During 2010, Mr. Lawrence-Apfelbaum served as the Company’s Executive Vice President, General Counsel and Secretary pursuant to an employment agreement with a term of three years, subject to earlier termination as provided in the agreement. Prior to the end of each year, the Company may renew the term of Mr. Lawrence-Apfelbaum’s employment agreement for a term of three years from that date. Mr. Lawrence-Apfelbaum’s employment agreement had been extended in successive three-year terms through December 2012. On December 2, 2010, Mr. Lawrence-Apfelbaum’s employment agreement was amended effective January 1, 2011 and the term extended through December 31, 2013. The amended agreement provides for a minimum annual base salary of $600,000 and an annual discretionary target bonus (which is currently $600,000), with no minimum bonus entitlement, subject to Mr. Lawrence-Apfelbaum’s and the Company’s performance, and participation in the Company’s benefit plans and programs, including life insurance. The Compensation Committee increased Mr. Lawrence-Apfelbaum’s base annual salary above the minimum to $620,000, effective February 18, 2011 and established his 2011 long-term incentive compensation target value of $1,280,000. In addition, the amended agreement provides that all equity awards granted by the Company to Mr. Lawrence-Apfelbaum after the effective date of the amendment will be eligible for “retirement” treatment if at the time of his termination of employment, Mr. Lawrence-Apfelbaum is at least 55 years old and has ten years of service with the Company or its affiliates regardless of any other definition of retirement in the related equity award agreements. Mr. Lawrence-Apfelbaum also receives an annual payment equal to the premium cost for life insurance with a death benefit equivalent to three times his annual base salary and bonus pursuant to the agreement, as determined by the Company based on its GUL insurance program. The agreement also includes confidentiality terms as well as non-solicitation, non-compete and non-disparagement covenants that apply during and after his employment. The Company’s failure, prior to the expiration of the agreement. to offer Mr. Lawrence-Apfelbaum a renewal agreement with terms substantially similar to those of his current agreement is considered a termination without cause.

Carl U.J. Rossetti.  During 2010, Mr. Rossetti served as the Company’s Executive Vice President and President, Time Warner Cable Ventures pursuant to an employment agreement with a term of three years, subject to earlier termination as provided in the agreement. Prior to the end of each year, the Company may renew the term of Mr. Rossetti’s employment agreement for a term of three years from that date. Mr. Rossetti’s employment agreement had been extended in successive three-year terms through December 2010. On December 14, 2010, Mr. Rossetti’s employment agreement was amended effective January 1, 2011 and the term extended through December 31, 2013. The amended agreement provides for a minimum annual base salary of $515,000, and an annual discretionary target bonus of $515,000, with no minimum bonus entitlement, subject to Mr. Rossetti’s and the Company’s performance, and participation in the Company’s benefit plans and programs, including life insurance. The Compensation Committee increased Mr. Rossetti’s base annual salary above the minimum to $535,000 and increased his discretionary annual target bonus to $535,000, effective February 18, 2011, and established his 2011 long-term incentive compensation target value of $856,000. Mr. Rossetti also receives group term life insurance coverage and supplemental group term life insurance coverage with an aggregate death benefit equivalent to three times his annual base salary and bonus pursuant to the agreement. The agreement also includes confidentiality terms as well as non-solicitation, non-compete and non-disparagement covenants that apply during and after his employment. The Company’s failure, prior to the expiration of the agreement, to offer Mr. Rossetti a renewal agreement with terms substantially similar to those of his current agreement is considered a termination without cause.

Landel C. Hobbs.  During 2010, Mr. Hobbs served as the Company’s Chief Operating Officer through December 14, 2010 pursuant to a fixed-term employment agreement effective January 1, 2010, which provides that Mr. Hobbs would continue to serve the Company until the employment agreement terminated automatically on January 31, 2011, unless earlier terminated pursuant to its terms. The agreement provided Mr. Hobbs with, beginning January 1, 2010, (a) a minimum annual base salary of $1,000,000; (b) an annual discretionary cash bonus with a target amount of $2,100,000; and (c) annual long-term incentive compensation with a target value of approximately $3,650,000 (based on a valuation method established by the Company), which may be in the form of stock options, RSUs, other equity-based awards, cash or other components, or any combination of such forms, as may be determined by the Compensation Committee, in its sole discretion. Mr. Hobbs’s employment agreement includes the same compensation clawback provisions as Mr. Marcus’s agreement. The employment agreement also provided Mr. Hobbs with participation in the Company’s benefit plans and programs, including $50,000 of group life insurance and reimbursement of financial services. Mr. Hobbs’s agreement also provided for an annual payment equal to two times the premium cost for $2 million of life insurance as determined by the Company based on its GUL insurance program, as well as post-employment non-compete, non-solicitation, non-disparagement and confidentiality provisions.

Right to Recover Compensation.  The named executive officers are subject to compensation “clawback” provisions under the terms of their employment agreements and/or equity award agreements. These provisions allow the Company to require repayment of certain compensation in the event of a termination for “cause.” In the case of Messrs. Britt, Marcus and Hobbs, the clawback provisions are also applicable following a financial restatement or a determination that incentive compensation was paid based on incorrect financial performance results.

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the potential additional payments and benefits that would be provided to each of the Company’s named executive officers in connection with a termination of employment or a change in control of the Company on December 31, 2010 under the executive’s employment agreement, in each case as in effect on such date, and the Company’s other compensation plans and programs. In determining the benefits payable upon certain terminations of employment, the Company has assumed in all cases that (i) the executive’s employment terminates on December 31, 2010, (ii) he does not become employed by a new employer or return to work for the Company and (iii) after the termination of his employment, he does not breach any of the restrictive covenants (including non-competition, non-solicitation and confidentiality) contained in his employment agreement.

Glenn A. Britt

Under his employment agreement, Mr. Britt is entitled to certain payments and benefits upon the Company’s termination of his employment “without cause,” upon Mr. Britt’s resignation due to the Company’s “material breach” of the agreement (collectively referred to as a termination “without cause”) and in connection with his termination of employment for other reasons. For this purpose, “cause” includes certain felony convictions and certain willful and intentional actions by Mr. Britt including failure to perform material duties; misappropriation, embezzlement or destruction of the Company’s property; material breach of duty of loyalty to the Company having a significant adverse financial impact on the Company or the Company’s reputation; improper conduct materially prejudicial to the Company’s business; and material breach of certain restrictive covenants regarding non-competition, non-solicitation of employees, customers and suppliers, and nondisclosure of confidential information. A “material breach” of the agreement for purposes of a termination without cause includes (a) the Company’s failure to cause a successor to assume the Company’s obligations under the employment agreement; (b) Mr. Britt’s not being employed as the Company’s Chairman and CEO with authority, functions, duties and powers consistent with that position or not reporting solely to the Board; (c) Mr. Britt’s not being reelected or otherwise ceasing to be a member of the Board, other than in connection with Mr. Britt’s removal as a director for cause or no longer serving as Chairman of the Board as a result of any change in applicable law or stock exchange listing requirements; and (d) Mr. Britt’s principal place of employment being anywhere other than the Company’s principal corporate offices in the New York City metropolitan area.

For Cause; Voluntary Resignation or Retirement Absent Material Breach by Company.  If the Company terminates Mr. Britt’s employment for cause (as defined above), or Mr. Britt voluntarily resigns or retires prior to the expiration of the term, the Company will have no further obligations to Mr. Britt other than (a) to pay his base salary through the effective date of termination; (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination; and (c) to satisfy any rights Mr. Britt has pursuant to any insurance or other benefit plans or arrangements of the Company. In addition, as noted above, the Company has a compensation “clawback” right in the event of certain for “cause” terminations.

Expiration of Term.  If Mr. Britt’s employment terminates at the expiration of the agreement’s term (December 31, 2012), the Company will have no further obligation to Mr. Britt other than (a) to pay Base Salary through the termination date; (b) to pay any bonus for the last calendar year of the term of the Agreement (i.e., 2012) and any other bonus that has been determined but not yet paid as of such termination date; and (c) with respect to any rights Mr. Britt may have pursuant to any insurance or other benefit plans or arrangements of the Company. The Company also will make available to Mr. Britt office space and secretarial services at a level commensurate with his reduced needs as a result of ceasing full-time status until the earlier of (i) one year following the expiration of the term and (ii) such time as Mr. Britt commences other full time employment.

Termination without Cause.  In the event that the Company terminates Mr. Britt’s employment without cause, Mr. Britt will be entitled to the following payments and benefits:

•	any earned but unpaid base salary through the termination date;

•	a pro-rata portion of any bonus through the termination date for the year of termination, subject to the actual achievement of the performance criteria established for the year of termination under the Company’s bonus plans, which will be paid at the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	any accrued, but unpaid bonus for the year prior to the year in which his termination of employment occurs, based on the Company’s performance;

•	annual base salary and annual cash target bonus for twenty-four (24) months after the termination date, paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Britt’s termination;

•	continued participation during the 24-month severance period in the Company’s life insurance, medical, dental and hospitalization programs, as well as Company courtesy services and financial planning services (subject to certain limitations if Mr. Britt subsequently secures employment following his termination date); and

•	office space and secretarial services at a level commensurate with Mr. Britt’s reduced needs as a result of ceasing full-time status until the earlier of (i) one year following the termination date, and (ii) such time as Mr. Britt commences other full time employment.

Change in Control.  If Mr. Britt’s employment is terminated without cause within two years after a change in control event (as defined in his employment agreement), all of the cash severance payments due Mr. Britt will be paid in a single lump sum within 30 days of the termination date; provided that, $200,000 of such severance payments will be paid in equal payroll installments through September 30, 2012.

Disability.  In the event Mr. Britt becomes disabled, the Company will continue to pay Mr. Britt’s full compensation through the last day of the sixth consecutive month of disability or the date on which any shorter periods of disability will have equaled a total of six months in any twelve-month period (such last day, the “Disability Date”). If Mr. Britt has not resumed his usual duties on or prior to the Disability Date, the Company will pay a pro-rata bonus based on actual performance results for the year in which the Disability Date occurs and thereafter will pay Mr. Britt disability benefits for the period ending on the later of (a) December 31, 2012 or (b) the date which is twelve months after the Disability Date (the “Disability Period”), in an annual amount equal to 75% of (i) base salary at the time Mr. Britt becomes disabled and (ii) target bonus, as well as continued participation in the Company’s benefit plans and programs during the Disability Period. The Company may generally deduct from these payments amounts equal to disability payments received by Mr. Britt during this payment period from Workers’ Compensation, Social Security and the Company’s disability insurance policies.

Death.  If Mr. Britt dies during the term of the employment agreement, Mr. Britt’s estate (or a designated beneficiary) will be entitled to receive: (a) Mr. Britt’s base salary to the last day of the month in which his death occurs, (b) any bonus award for any year prior to the year in which his death occurs that has not yet been paid based on the actual performance results for such year, and (c) bonus compensation (at the time bonuses are normally paid) for the year in which his death occurs based on the actual performance results for the relevant year, but prorated according to the number of whole or partial months Mr. Britt was employed by the Company in such calendar year.

Equity Awards.  Unless a more favorable outcome is specified in Mr. Britt’s employment agreement, the terms of Mr. Britt’s equity award agreements govern his entitlements under those awards in the event of a termination of his employment with or without cause, retirement, disability, death or a change in control. Unless otherwise noted, the provisions below are contained in the applicable award agreements:

•	Termination for Cause. In the event of a termination for cause, Mr. Britt would forfeit his unvested stock options and RSUs upon his termination of employment. He would have one month to exercise any vested stock options, unless his termination of employment is as a result of fraud, embezzlement or misappropriation or certain other specified reasons in the case of awards in and after 2010, in which case, the exercise period would be eliminated.

•	Termination without Cause. Because Mr. Britt satisfies the retirement eligibility provisions of his equity award agreements (he was over 60 years old and had more than 10 years of service with the Company or its affiliates, on December 31, 2010), in the event of his termination without cause, his equity awards would generally be governed by the “retirement” provisions of his equity award agreements. As a result, upon such a termination of employment, all of Mr. Britt’s unvested RSUs would vest and be distributed upon his termination date in accordance with their terms (other than those awards that are subject to performance-based vesting conditions, which would not be distributed until the satisfaction of the condition was certified by the Compensation Committee). Pursuant to his employment agreement, Mr. Britt’s unvested stock options would continue to vest during his severance period. Pursuant to the “retirement” provisions of his award agreements, any remaining unvested stock options would vest at the end of his severance period and would remain exercisable for five years thereafter, but not beyond the original expiration date (other than those awards that are subject to performance-based vesting conditions, which would not be exercisable until the condition was satisfied).

•	Retirement. Under the agreements governing Mr. Britt’s stock options and RSUs, because Mr. Britt satisfied the retirement eligibility provisions on December 31, 2010, all of his unvested RSUs and all of his stock options would vest upon his retirement except one Separation-related make-up stock option award that would vest pro rata based on his service after the Separation.

•	Death/Disability. Pursuant to the terms of the award agreements, his stock options and RSUs would vest following his death or disability.

•	Change in Control. The agreements governing Mr. Britt’s equity awards granted prior to 2010 generally provide for vesting following a change in control upon the earlier of (i) the first anniversary of the change in control and (ii) the termination of his employment other than for cause unless due to death or disability or by Mr. Britt for good reason. The agreements governing Mr. Britt’s equity awards granted in 2010 generally provide for vesting following a change in control in the event of the termination of his employment other than for cause within 12 months of the change in control.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Britt’s right to receive severance payments and benefits upon a termination without cause is conditioned on his execution of a release of claims against the Company after his separation of service from the Company. If Mr. Britt does not execute a release of claims, he would not be entitled to any other severance benefits pursuant to the Company’s general policies or other programs relating to notice and severance. To the extent that any of the severance payments and benefits described above constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and therefore would be subject to an excise tax, such payments will be reduced to the greatest amount that would not trigger an excise tax obligation if such reduction would result in Mr. Britt’s receipt of a greater after-tax amount. Also, if Mr. Britt obtains other full-time employment during the 24-month severance period or the Disability Period, he will no longer be eligible to participate in the

Company’s benefit plans and programs effective upon the commencement of such employment or such time as he becomes eligible for comparable coverage by the new employer. The severance payments may be delayed to the extent the Company deems it necessary for compliance with Section 409A of the Internal Revenue Code governing nonqualified deferred compensation. Severance benefits also may be reduced or terminated if it is determined that Mr. Britt breached the confidentiality and non-compete restrictive covenant terms set forth in the employment agreement.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2010 and that Mr. Britt signed the mandated release, based on the NYSE closing price per share on December 31, 2010 of the Company’s Common Stock ($66.03), the dollar value of payments and other benefits provided to Mr. Britt under his employment agreement are estimated to be as follows:

		Annual		Group Benefit
	Base Salary	Bonus	Pro Rata	Plans	Stock-Based
	Continuation	Continuation	Bonus(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$2,500,000	$12,500,000	$6,250,000	$31,628	$47,930,811	$446,752
Change in Control(5)	—	—	—	—	35,365,248	—
Retirement	—	—	—	—	47,922,206	—
Disability	1,875,000	9,375,000	6,250,000	31,628	47,930,811	305,792
Death	—	—	6,250,000	—	47,930,811	—
Termination for Cause	—	—	—	—	—	—

(1)	Pro rata bonus is presented as Mr. Britt’s target bonus on December 31, 2010. In the event of a termination, the pro rata bonus would be determined based on the Company’s performance.

(2)	Covers the estimated cost of continued health, life and disability insurance through December 31, 2012. The value of a health insurance subsidy under the Time Warner Inc. Retiree Medical Plan to which Mr. Britt is entitled upon retirement pursuant to an arrangement with Time Warner is not reflected.

(3)	Based on the excess of the closing sale price of Common Stock on December 31, 2010 over the exercise price for each option that vests as a result of the termination or change in control and based on the closing sale price of Common Stock on December 31, 2010 in the case of accelerated vesting of TWC RSUs. See “—Outstanding Equity Awards” for additional information as of December 31, 2010.

(4)	Includes financial services reimbursement of up to $100,000 annually for two years, annual payments of $52,896 for the 24-month severance period corresponding to two times the premium cost of $4,000,000 of life insurance coverage under the Company’s GUL insurance program, and, other than in the case of disability or death, office space and secretarial support each for one year after termination without cause at an estimated cost of $80,960 and $60,000, respectively.

(5)	The Change in Control values reflect the occurrence of a change in control without a termination of employment. The stock-based awards value in the event of a change in control is based on the terms of the equity award agreements. The severance benefits payable in the event of a termination without cause in connection with a change in control would be based on the Termination without Cause provisions shown above.

Robert D. Marcus

Under his employment agreement in effect as of December 31, 2010, Mr. Marcus is entitled to certain payments and benefits upon the Company’s termination of his employment without cause and in connection with his termination of employment for other reasons. For this purpose, “cause” has the same meaning as in Mr. Britt’s employment agreement, which is described above. A “material breach” of the agreement for purposes of a termination without cause, includes (a) the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; (b) Mr. Marcus’s not being employed as the Company’s Senior Executive Vice President and Chief Financial Officer with authority, functions, duties and powers consistent with that position; (c) Mr. Marcus’s not reporting to the CEO; and (d) Mr. Marcus’s principal place of employment being anywhere other than the Company’s principal corporate offices within the New York metropolitan area.

For Cause.  If the Company terminates Mr. Marcus’s employment for cause (as defined above), the Company would have no further obligations to Mr. Marcus other than (a) to pay base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination in certain situations, and (c) to satisfy any rights Mr. Marcus has pursuant to any insurance or other benefit plans or arrangements.

Termination without Cause.  If the Company terminates Mr. Marcus’s employment without cause, pursuant to his employment agreement, Mr. Marcus will be entitled to the following payments and benefits:

•	any earned but unpaid base salary through the termination date;

•	a pro-rata portion of any bonus through the termination date, subject to the actual achievement of the performance criteria for the year of termination;

•	annual base salary and annual cash target bonus for 24 months following the termination date; provided generally that if his employment is terminated within two years after a change in control (as defined in the 2006 Stock Plan or a successor plan), the salary and bonus payments will continue for 36 months following the termination date;

•	continued participation in the Company’s health and welfare benefits during the 24-month severance period unless earlier terminated due to his acceptance of other employment (the “severance period”);

•	full acceleration and vesting of all equity awards granted during the term of the employment agreement (other than those awards that are subject to performance-based vesting conditions, which would not be distributed until the condition was satisfied) and any stock option will remain exercisable thereafter pursuant to the terms of the award agreement; and

•	unless Mr. Marcus otherwise qualifies for retirement as determined under the applicable stock option or RSU agreement, all his stock options and RSUs awarded before 2010 will continue to vest for 24 months during the severance period. In the event Mr. Marcus accepts other employment during the severance period, all of his stock options and RSUs that would have vested during the 24-month period, including any pro rata portion thereof, will vest and such stock options will become immediately exercisable. All vested stock options, including stock options that become vested as a result of his acceptance of other employment during the severance period will remain exercisable for three years after the end of the severance period (but not beyond the original term of the options).

If Mr. Marcus’s employment is terminated without cause while he is serving as an at-will employee after the term of his employment agreement, subject to the execution and delivery of a release of claims, (a) his outstanding equity awards will be treated as if he had been terminated without cause and (b) he will be entitled to benefits under an executive level severance program that will provide a minimum severance benefit equal to his base salary and target bonus in effect at the time of the termination for twelve months from the termination date.

Disability.  In the event Mr. Marcus becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period, the Company will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on actual performance). In addition, for 24 months following the date the disability occurs, the Company will pay Mr. Marcus disability benefits equal to 75% of his annual base salary and target bonus, and he will continue to be eligible for vesting in any equity awards granted before 2010, to participate in the Company’s benefit plans (other than equity-based plans, additional pension plan accrual and contributions to the TWC Savings Plan) and to receive his other benefits (including financial services). The Company may generally deduct from these payments amounts equal to disability payments received by Mr. Marcus during this payment period from Workers’ Compensation, Social Security and the Company’s disability insurance policies.

Death.  If Mr. Marcus dies, the employment agreement and all of the Company’s obligations to make any payments under the agreement will terminate, except that Mr. Marcus’s estate or designated beneficiary will be entitled to receive: (a) his salary to the last day of the month in which his death occurred and (b) a bonus for the year in which he dies paid at the time bonuses are normally paid, based on achievement of established performance criteria but pro-rated according to the number of whole or partial months he was employed by the Company in the calendar year.

Equity Awards.  Unless a more favorable outcome is specified in Mr. Marcus’s employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement, disability, death or a change in control. In the event of a change in control, his termination for cause or death, Mr. Marcus’s unvested stock options and RSUs, would be treated in the same fashion as Mr. Britt’s, described under “—Glenn A. Britt—Equity Awards.” In the event of a termination without cause, Mr. Marcus’s unvested stock options and RSUs will be treated pursuant to the provisions outlined in his employment agreement described above under “—Termination without Cause.” Mr. Marcus was not retirement eligible on December 31, 2010 for the purposes of any equity awards.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Marcus is subject to the same “Conditions and Obligations Applicable to Receipt of Payments and Benefits” as described for Mr. Britt above, including post-employment restrictive covenant and clawback provisions.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2010, the effectiveness of his increased compensation levels and based on the NYSE closing price per share on December 31, 2010 of the Company’s Common Stock ($66.03), the dollar value of payments and other benefits provided to Mr. Marcus under his contract are estimated to be as follows:

		Annual		Group Benefit
	Base Salary	Bonus	Pro Rata	Plans	Stock-Based
	Continuation	Continuation	Bonus(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$2,000,000	$5,000,000	$2,500,000	$39,421	$14,522,080	$58,064
Change in Control(5)	—	—	—	—	9,421,664	—
Disability	1,500,000	3,750,000	2,500,000	39,421	14,615,470	58,064
Death	—	—	2,500,000	—	14,615,470	—
Termination for Cause	—	—	—	—	—	—

(1)	Pro rata bonus is presented as Mr. Marcus’s target bonus on December 31, 2010. In the event of a termination, the pro rata bonus would be determined based on the Company’s performance.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of Common Stock on December 31, 2010 over the exercise price for each option that vests as a result of the termination or change in control and based on the closing sale price of Common Stock on December 31, 2010 in the case of accelerated vesting of RSUs. See “—Outstanding Equity Awards” for additional information as of December 31, 2010.

(4)	Includes financial services reimbursement of up to $25,000 annually and annual payments of $4,032 corresponding to two times the premium cost of $2,000,000 of life insurance coverage under the Company’s GUL insurance program for the severance period.

(5)	The Change in Control values reflect the occurrence of a change in control without a termination of employment. The stock-based awards value in the event of a change in control is based on the terms of the equity award agreements. The severance benefits payable in the event of a termination without cause in connection with a change in control would be based on the Termination without Cause provisions shown above for a 36-month period, instead of 24 months.

Michael LaJoie

Under his employment agreement, Mr. LaJoie is entitled to certain payments and benefits upon the Company’s termination of his employment without cause and in connection with his termination of employment for other reasons. For this purpose, “cause” means a felony conviction; willful refusal to perform his obligations; material breach of specified covenants, including restrictive covenants relating to confidentiality, non-competition and non-solicitation; or willful misconduct that has a substantial adverse effect on the Company. A “material breach” for purposes of a termination without cause includes Mr. LaJoie’s not being employed as the Company’s Executive Vice President and Chief Technology Officer, with authority, functions, duties and powers consistent with that position, or certain changes in Mr. LaJoie’s reporting line. If Mr. LaJoie attains age 65 by the end of the term of his employment agreement, the Company will not be obligated to renew the agreement, and Mr. LaJoie will not be entitled to severance as a result of the Company’s non-renewal in such event.

For Cause.  Under Mr. LaJoie’s employment agreement, if the Company terminates Mr. LaJoie’s employment for cause (as defined above), the Company would have no further obligation to Mr. LaJoie other than (a) to pay him base salary through the effective date of his termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has not yet been paid as of the date of such termination and (c) to satisfy any rights Mr. LaJoie has pursuant to any insurance or other benefit plans or arrangements.

Retirement Option; Voluntary Resignation.  Under Mr. LaJoie’s employment agreement, because Mr. LaJoie has worked for the Company at the senior executive level for more than five years and he is over 55 years of age, he may elect a retirement option. The retirement option would require Mr. LaJoie to remain actively employed by the Company for a transition period of six months to one year following this election (as negotiated by the parties). During this transition period, Mr. LaJoie will remain actively employed and will continue to receive his current annual salary and bonus (based upon actual performance results for the relevant year). Following the transition period, Mr. LaJoie would become an advisor to the Company for three years during which he will be paid his annual base salary and he will also receive his full bonus for the first year, a 50% bonus for the second year and no bonus for the third year. Such bonuses are determined based on the greater of the average of (a) his two most recent annual bonuses and (b) his then applicable annual target bonus. As an advisor, he will not be required to devote more than 5 days per month to such services. If Mr. LaJoie elects the retirement option, his stock options and RSUs would be treated in the same fashion as Mr. Britt’s in the event of a termination without cause, as described under “—Glenn A. Britt—Equity Awards,” except that awards made to Mr. LaJoie in 2010 continue to vest until the end of the advisory period, at which time any unvested RSUs would vest on a prorated basis and any unvested stock options would be forfeited. Mr. LaJoie would continue participation in benefit plans (except for additional pension plan accrual and contributions to the TWC Savings Plan) and group insurance plans, and receive reimbursement for financial and estate planning expenses and $10,000 for office space expenses. If Mr. LaJoie obtains other full-time employment during the period, he will continue to receive the payments described above but will cease to be eligible for continuation of benefits or vesting in any outstanding stock options, RSUs or long-term cash incentives (or similar arrangements). As of the date of this Proxy Statement, Mr. LaJoie has not exercised the retirement option under his employment agreement.

Termination without Cause.  If the Company terminates Mr. LaJoie’s employment without cause, if the Company fails to renew his agreement or if Mr. LaJoie terminates his employment due to the Company’s material breach of his agreement, he will receive the benefits due under any of the Company’s benefit plans, and he will be continue to be treated as an active employee for up to 30 months during which he will continue to receive his annual base salary and annual bonuses equal to the greater of the average of (a) his two most recent annual bonuses and (b) his then applicable annual target bonus; and during such period, he will continue to receive employee benefits (other than stock-based awards, additional pension plan accrual and contributions to the TWC Savings Plan). Mr. LaJoie will also receive a pro rata portion of his bonus for the year of his termination based on actual Company performance results for such year. Mr. LaJoie will also be entitled to executive level outplacement services and office space for up to one year following his termination of employment. If Mr. LaJoie obtains other full-time employment during the period, he will continue to receive the payments described above but will cease to be eligible for continuation of benefits or vesting in any outstanding stock options, RSUs or long-term cash incentives (or similar arrangements).

Disability.  Under his employment agreement, if Mr. LaJoie becomes disabled and cannot perform his duties for 26 consecutive weeks, his employment may be terminated, and he will receive, in addition to earned and unpaid base salary through termination, an amount equal to 2.5 times his annual base salary and the greater of the average of (a) his two most recent annual bonuses and (b) his then applicable annual target bonus amount.

Death.  If Mr. LaJoie dies prior to the termination of his employment agreement, his estate or beneficiaries will receive a group term life insurance benefit with an aggregate death benefit equivalent to two and a half times his annual base salary and the greater of the average of (a) his two most recent annual bonuses and (b) his then applicable annual target bonus.

Equity Awards.  Unless a more favorable outcome is specified in Mr. LaJoie’s employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement, disability, death or a change in control. In the event of a termination with or without cause, retirement (other than pursuant to the retirement option discussed above), disability, death or a change in control, under the award agreements, Mr. LaJoie’s TWC unvested stock options and RSUs would be treated in the same fashion as Mr. Britt’s, described under “—Glenn A. Britt—Equity Awards,” except that awards made in and after 2010 are not eligible for retirement treatment until

Mr. LaJoie is 60 years old and, as a result, in the event of a termination without cause, his unvested RSUs will vest on a prorated basis, subject to the satisfaction of any performance condition, and he will forfeit any unvested stock options.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. LaJoie’s right to receive these payments and benefits upon a termination without cause, or under the retirement option, is conditioned on his execution of a release of claims against the Company. If Mr. LaJoie does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Mr. LaJoie is required to engage in any mitigation necessary to avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2010, and based on the NYSE closing price per share on December 31, 2010 of the Company’s Common Stock ($66.03), the dollar value of payments and other benefits provided Mr. LaJoie under his contract are estimated to be as follows:

		Annual		Group Benefit
	Base Salary	Bonus	Pro Rata	Plans	Stock-Based
	Continuation	Continuation	Bonus(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$1,500,000	$1,500,000	$600,000	$46,625	$6,050,886	$24,852
Change in Control(5)	—	—	—	—	4,770,129	—
Retirement(6)	2,100,000	1,200,000	600,000	68,782	6,529,315	27,393
Disability	1,500,000	1,500,000	600,000	—	6,529,315	—
Death(7)	—	—	600,000	—	6,529,315	2,950,000
Termination for Cause	—	—	—	—	—	—

(1)	Pro rata bonus is presented as Mr. LaJoie’s target bonus on December 31, 2010. In the event of a termination, the pro rata bonus would be determined based on the Company’s performance. In certain instances, the terms of the Company’s annual cash bonus plan may determine the bonus entitlement.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of Common Stock on December 31, 2010 over the exercise price for each option that vests as a result of the termination or change in control and based on the closing sale price of Common Stock on December 31, 2010 in the case of accelerated vesting of RSUs. See “—Outstanding Equity Awards” for additional information as of December 31, 2010.

(4)	Includes financial planning reimbursement of up to $3,000 annually, life insurance coverage at an annual cost of $1,541, and $12,000 in the aggregate for outplacement services (including office space) in the event of a termination without cause. In the event of retirement, Mr. LaJoie would receive the financial planning and life insurance benefits, as described above, in addition to $10,000 for office space.

(5)	The Change in Control values reflect the occurrence of a change in control without a termination of employment. The stock-based awards value in the event of a change in control is based on the terms of the equity award agreements. The severance benefits payable in the event of a termination without cause in connection with a change in control would be based on the Termination without Cause provisions shown above.

(6)	Assumes that Mr. LaJoie elects the retirement option on December 31, 2010 and has a six-month transition period followed by a three-year advisory period, resulting in a total of 42 months of payments. The bonus payment for the transition period is based on the same calculation applicable to the advisory period.

(7)	Reflects the death benefit payable under a Company-paid life insurance policy provided pursuant to the terms of Mr. LaJoie’s employment agreement.

Marc Lawrence-Apfelbaum

Under his employment agreement, Mr. Lawrence-Apfelbaum is entitled to certain payments and benefits upon the termination of employment under his employment agreement without cause and in connection with his termination of employment for other reasons. For this purpose, “cause” generally means the commission of acts resulting in material financial loss or substantial embarrassment to the Company, or the conviction of a felony.

For Cause.  Under Mr. Lawrence-Apfelbaum’s employment agreement, if the Company terminates his employment with cause, it will have no further obligations to Mr. Lawrence-Apfelbaum other than (a) to pay his base salary through the effective date of termination and (b) to satisfy any rights Mr. Lawrence-Apfelbaum has pursuant to any insurance or other benefit plans or arrangements.

Retirement Option; Voluntary Resignation.  Under Mr. Lawrence-Apfelbaum’s employment agreement, because Mr. Lawrence-Apfelbaum is at least 55 years of age, he may elect a retirement option, which has the same terms as that for Mr. LaJoie described above. As of the date of this Proxy Statement, Mr. Lawrence-Apfelbaum has not exercised the retirement option under his employment agreement.

Termination without Cause.  Upon a termination without cause, Mr. Lawrence-Apfelbaum would be treated as an active employee for three years during which he will continue to receive his annual base salary and annual bonuses equal to the greater of the average of (a) his two most recent annual bonuses and (b) his then applicable annual target bonus. During this period, he will continue to receive employee benefits (other than stock-based awards, additional pension plan accrual and contributions to the TWC Savings Plan). Mr. Lawrence-Apfelbaum will also be entitled to use office space, secretarial services and other office facilities for up to one year following his termination of employment and reimbursement for financial services. If Mr. Lawrence-Apfelbaum obtains other full-time employment during the period, he will continue to receive the payments described above but will cease to be eligible for continuation of benefits.

Disability.  Under his employment agreement, if Mr. Lawrence-Apfelbaum becomes disabled and cannot perform his duties for 26 consecutive weeks, his employment may be terminated, and he will receive, in addition to earned and unpaid base salary through termination, an amount equal to three times his annual base salary and then applicable annual target bonus amount.

Death.  If Mr. Lawrence-Apfelbaum dies prior to the termination of his employment agreement, his estate or beneficiaries will receive the same benefits as those described for Mr. Britt.

Equity Awards.  Unless a more favorable outcome is specified in Mr. Lawrence-Apfelbaum’s employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement (other than pursuant to the retirement option) or a change in control. In the event of a termination with or without cause, disability, death, retirement, or a change in control, under the award agreements, Mr. Lawrence-Apfelbaum’s unvested stock options and RSUs would be treated in the same fashion as Mr. Britt’s, described under “—Glenn A. Britt—Equity Awards,” and Mr. Lawrence-Apfelbaum is eligible for retirement treatment. If Mr. Lawrence-Apfelbaum elects the retirement option, his stock options and RSUs would be treated in the same fashion as Mr. Britt’s in the event of a termination without cause, as described under “—Glenn A. Britt—Equity Awards.”

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Lawrence-Apfelbaum’s right to receive these payments and benefits upon a termination without cause, a termination due to a material breach or under the retirement option, is conditioned on his execution of a release of claims against the Company after his separation of service from the Company.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2010, and based on the NYSE closing price per share on December 31, 2010 of Common Stock ($66.03), the dollar value of payments and other benefits provided to Mr. Lawrence-Apfelbaum under his contract are estimated to be as follows:

		Annual		Group Benefit
	Base Salary	Bonus	Pro Rata	Plans	Stock-Based
	Continuation	Continuation	Bonus(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$1,800,000	$1,852,125	$600,000	$62,850	$5,633,052	$176,503
Change in Control(5)	—	—	—	—	3,873,866	—
Retirement(6)	2,100,000	1,234,750	600,000	76,022	5,633,052	76,300
Disability	1,800,000	1,800,000	600,000	—	5,633,052	—
Death	—	—	600,000	—	5,633,052	—
Termination for Cause	—	—	—	—	—	—

(1)	Pro rata bonus is presented as Mr. Lawrence-Apfelbaum’s target bonus on December 31, 2010. In the event of a termination, the pro rata bonus would be determined based on the Company’s performance.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of Common Stock on December 31, 2010 over the exercise price for each option that vests as a result of the termination or change in control and based on the closing sale price of Common Stock on December 31, 2010 in the case of accelerated vesting of RSUs and the Special Dividend retained cash distribution related thereto. See “—Outstanding Equity Awards” for additional information as of December 31, 2010.

(4)	The amount reflects financial planning reimbursement of up to $3,000 annually and supplemental life insurance coverage at an annual cost of $15,514 and, in the event of termination without cause, office space and secretarial support each for one year at an estimated cost of $80,960 and $40,000, respectively. In the event of retirement, Mr. Lawrence-Apfelbaum would receive the financial planning and life insurance benefits, as described above, in addition to $10,000 for office space.

(5)	The Change in Control values reflect the occurrence of a change in control without a termination of employment. The stock-based awards value in the event of a change in control is based on the terms of the equity award agreements. The severance benefits payable in the event of a termination without cause in connection with a change in control would be based on the Termination without Cause provisions shown above.

(6)	Assumes that Mr. Lawrence-Apfelbaum elects the retirement option on December 31, 2010 and has a six-month transition period followed by a three-year advisory period, resulting in a total of 42 months of payments. The bonus payment for the transition period is based on the same calculation applicable to the advisory period.

Carl U.J. Rossetti

Under his employment agreement, Mr. Rossetti is entitled to certain payments and benefits upon the termination of employment under his employment agreement without cause and in connection with his termination of employment for other reasons. For this purpose, “cause” generally means the commission of acts resulting in material financial loss or substantial embarrassment to the Company, or the conviction of a felony.

For Cause.  Under Mr. Rossetti’s employment agreement, if the Company terminates his employment with cause, it will have no further obligations to Mr. Rossetti other than (a) to pay his base salary through the effective date of termination and (b) to satisfy any rights Mr. Rossetti has pursuant to any insurance or other benefit plans or arrangements.

Retirement Option; Voluntary Resignation.  Under Mr. Rossetti’s employment agreement, because Mr. Rossetti is over 55 years of age, he may elect a retirement option, which has the same terms as that for Mr. LaJoie described above. As of the date of this Proxy Statement, Mr. Rossetti has not exercised the retirement option under his employment agreement.

Termination without Cause.  Upon such a termination, Mr. Rossetti would be treated as an active employee for three years during which he will continue to receive his annual base salary and annual bonuses equal to the greater of the average of (a) his two most recent annual bonuses and (b) his then applicable annual target bonus. During this period, he will continue to receive employee benefits (other than stock-based awards, additional pension plan accrual and contributions to the TWC Savings Plan). Mr. Rossetti will also be entitled to use office space, secretarial services and other office facilities for up to one year following his termination of employment and reimbursement for financial services. If Mr. Rossetti obtains other full-time employment during the period, he will continue to receive the payments described above but will cease to be eligible for continuation of benefits.

Disability.  Under his employment agreement, if Mr. Rossetti becomes disabled and cannot perform his duties for 26 consecutive weeks, his employment may be terminated, and he will receive, in addition to earned and unpaid base salary through termination, an amount equal to three times his annual base salary and then applicable annual target bonus amount.

Death.  If Mr. Rossetti dies prior to the termination of his employment agreement, his estate or beneficiaries will receive a group term life insurance benefit with an aggregate death benefit equivalent to three times his annual base salary and the greater of (a) his two most recent annual bonuses and (b) his then applicable annual target bonus.

Equity Awards.  Unless a more favorable outcome is specified in Mr. Rossetti’s employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement (other than pursuant to the retirement option) or a change in control. In the event of a termination with or without cause, disability, death, retirement, or a change in control, under the award agreements, Mr. Rossetti’s unvested stock options and RSUs would be treated in the same fashion as Mr. Britt’s, described under “—Glenn A. Britt—Equity Awards,” and Mr. Rossetti is eligible for retirement treatment. If Mr. Rossetti elects the retirement option, his stock options and RSUs would be treated in the same fashion as Mr. Britt’s in the event of a termination without cause, as described under “—Glenn A. Britt—Equity Awards.”

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Rossetti’s right to receive these payments and benefits upon a termination without cause, a termination due to a material breach or under the retirement option is conditioned on his execution of a release of claims against the Company after his separation of service from the Company.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2010, and based on the NYSE closing price per share on December 31, 2010 of Common Stock ($66.03), the dollar value of payments and other benefits provided to Mr. Rossetti under his contract are estimated to be as follows:

		Annual		Group Benefit
	Base Salary	Bonus	Pro Rata	Plans	Stock-Based
	Continuation	Continuation	Bonus(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$1,545,000	$1,683,750	$515,000	$68,609	$5,439,806	$136,446
Change in Control(5)	—	—	—	—	4,059,211	—
Retirement(6)	1,802,500	1,122,500	515,000	82,740	5,439,806	29,567
Disability	1,545,000	1,545,000	515,000	—	5,439,806	—
Death(7)	—	—	515,000	—	5,439,806	3,178,750
Termination for Cause	—	—	—	—	—	—

(1)	Pro rata bonus is presented as Mr. Rossetti’s target bonus on December 31, 2010. In the event of a termination, the pro rata bonus would be determined based on the Company’s performance.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of Common Stock on December 31, 2010 over the exercise price for each option that vests as a result of the termination or change in control and based on the closing sale price of Common Stock on December 31, 2010 in the case of accelerated vesting of RSUs and the Special Dividend retained cash distribution related thereto. See “—Outstanding Equity Awards” for additional information as of December 31, 2010.

(4)	Includes financial planning reimbursement of up to $3,000 annually, life insurance coverage at an annual cost of $2,162 and office space and secretarial support each for one year at an estimated cost of $80,960 and $40,000, respectively, in the event of a termination without cause. In the event of retirement, Mr. Rossetti would receive the financial planning and life insurance benefit described above in addition to $10,000 for the cost of office space.

(5)	The Change in Control values reflect the occurrence of a change in control without a termination of employment. The stock-based awards value in the event of a change in control is based on the terms of the equity award agreements. The severance benefits payable in the event of a termination without cause in connection with a change in control would be based on the Termination without Cause provisions shown above.

(6)	Assumes that Mr. Rossetti elects the retirement option on December 31, 2010 and has a six-month transition period followed by a three-year advisory period, resulting in a total of 42 months of payments. The bonus payment for the transition period is based on the same calculation applicable to the advisory period.

(7)	Reflects the death benefit payable under a Company-paid life insurance policy provided pursuant to the terms of Mr. Rossetti’s employment agreement.

Landel C. Hobbs

As discussed above, Mr. Hobbs’s employment was terminated without cause effective January 28, 2011 and his service as the Company’s Chief Operating Officer was terminated effective December 14, 2010. As a result of his termination, Mr. Hobbs is entitled to (a) any earned but unpaid base salary through the termination date; (b) a pro-rata portion of any bonus through the termination date for the year in which the termination occurs, subject to the actual achievement of the performance criteria for the year of termination; (c) payment of base salary and target bonus for 24 months following the termination date; (d) continuation of health and welfare benefits for the period Mr. Hobbs receives such severance benefits, unless earlier terminated due to his acceptance of other employment; and (e) full acceleration and vesting of all equity awards granted during the term of his current employment agreement with any vested stock options remaining exercisable pursuant to the terms of the award agreement. Mr. Hobbs’s unvested stock options and RSUs awarded prior to 2010 will continue to vest during his two-year severance period and those that remain unvested at that time will vest pro rata and the remainder will be forfeited. These vested stock options will remain exercisable for three years from the end of his severance period. His awards granted during 2010 vested in full on January 28, 2011 and the stock options remain exercisable for a year after that date.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Hobbs is subject to the same “Conditions and Obligations Applicable to Receipt of Payments and Benefits” as described for Mr. Britt above, including post-employment restrictive covenant and clawback provisions.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2010, and based on the NYSE closing price per share on December 31, 2010 of the Company’s Common Stock ($66.03), the dollar value of payments and other benefits provided to Mr. Hobbs under his contract are estimated to be as follows:

		Annual		Group Benefit
	Base Salary	Bonus	Pro Rata	Plans	Stock-Based
	Continuation	Continuation	Bonus(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$2,000,000	$4,200,000	$2,100,000	$39,421	$21,413,676	$89,792

(1)	Pro rata bonus is presented as Mr. Hobbs’s target bonus on December 31, 2010. The bonus actually paid to Mr. Hobbs equal to $2,790,375, as reported in the Summary Compensation Table above, was determined, pursuant to the terms of Mr. Hobbs’s employment agreement, based on the Company’s performance.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of Common Stock on December 31, 2010 over the exercise price for each option that vests as a result of the termination and based on the closing sale price of Common Stock on December 31, 2010 in the case of accelerated vesting of RSUs. See “—Outstanding Equity Awards” for additional information as of December 31, 2010.

(4)	Includes financial services reimbursement of up to $40,000 annually and annual payments of $3,024 for 2011, $6,767 for 2012 and 2013 corresponding to two times the premium cost of $2,000,000 of life insurance coverage under the Company’s GUL insurance program.

DIRECTOR COMPENSATION

The table below sets out the compensation for 2010 that was paid to or earned by the Company’s directors who were not active employees of the Company or its affiliates (“non-employee directors”). Directors who are active employees of the Company are not separately compensated for their Board activities.

The Company compensates non-employee directors with a combination of equity and cash that it believes is comparable to and consistent with approximately the median compensation provided to independent directors of similarly sized public entities. During 2010, each non-employee director received a total annual director compensation package consisting of:

•	a cash retainer of $85,000;

•	an annual equity award of vested, full value stock units, in the form of RSUs, valued at $115,000 representing the Company’s unsecured obligation to deliver the designated number of shares of Common Stock, generally after the Director ceases his or her service as a director for any reason other than cause; and

•	an additional annual cash retainer for service on the Board’s committees or as lead director, in each case prorated for service for any partial year.

The directors are entitled to receive dividend equivalents on the RSUs, if any dividends are paid on the Common Stock. In 2010, each non-employee director received 2,593 RSUs under the 2006 Stock Plan. Directors who have served on the Board for at least three years are eligible to elect to receive the distribution of Common Stock underlying 50% of any future RSU award on the earlier of (a) the third anniversary of the award date or (b) after the director ceases to serve as a director for any reason other than cause.

The following additional annual cash retainers were paid in 2010 for service on the Board’s committees: (i) $30,000 to the chair of the Audit Committee and $10,000 to each other member of the Audit Committee and (ii) $5,000 to each member of the Compensation, Nominating and Governance, Finance and Marketing and Customer Care Committees, with $20,000 to the chair of the Compensation Committee and $10,000 for the chairs of each of the Nominating and Governance, Finance and Marketing and Customer Care Committees. The independent lead director received an additional annual cash retainer of $20,000. No additional compensation is paid for attendance at meetings of the Board of Directors or a Board committee.

For 2011, the annual cash retainer was increased to $90,000 and the value of the annual equity award was increased to $125,000. The additional retainers for service on the Board’s committees were established as follows for 2011: (i) $15,000 per year for each member of the Audit Committee and Compensation Committee, with $30,000 for each chair and (ii) $7,500 per year for each member of the other Committees, with $15,000 for each chair. In addition, the independent lead director will receive an additional annual cash retainer of $30,000.

In general, for non-employee directors who join the Board after the date on which the annual equity award to directors has been made, the Company’s policy is to make the stock unit grant on a pro-rated basis shortly after election and to provide a pro-rated cash retainer consistent with the compensation package described above, subject to limitations that may exist under the applicable equity plan.

Non-employee directors are reimbursed for out-of-pocket expenses (including the costs of travel, food and lodging) incurred in connection with attending Board, committee and stockholder meetings. Travel to such meetings may include the use of aircraft owned or leased by the Company if available and appropriate under the circumstances. Directors are also reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

As it does for its employees, the Company may provide its cable, high-speed data and/or voice service to directors who live in its service area generally at no cost to the director. The Company believes that providing this service serves a business purpose by expanding the directors’ knowledge of the Company’s business, products and services. The Company may also invite directors and their spouses to attend Company-related events. The Company generally provides for, or reimburses expenses of, the spouses’ travel, food and lodging for attendance at these events to which directors’ spouses and guests have been invited, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the spouse’s attendance at such events. In the year ended December 31, 2010, the aggregate incremental cost to the Company of these items was less than $10,000 per director. In addition, in 2010, the Company offered to make a $500 contribution in the name of each director to a charity selected by the director.

Non-employee directors are given the opportunity to defer for future distribution payment of their cash retainer. Deferred payments of director fees are recorded as deferred units of the Company’s Common Stock under the 2006 Stock Plan (the “Directors’ Deferred Compensation Program”). Distributions of the account upon the selected deferral date will be made in shares of the Company’s Common Stock. The directors are entitled to receive dividend equivalents in cash on their deferred stock units if regular cash dividends are paid on the Common Stock.

DIRECTOR COMPENSATION FOR 2010

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred	All
	or Paid	Stock	Option	Plan	Compensation	Other
	in Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation(3)	Total

Carole Black	$100,000	$117,074	$—	$—	$—	$500	$217,574
Thomas H. Castro	95,000	117,074	—	—	—	500	212,574
David C. Chang	100,000	117,074	—	—	—	500	217,574
James E. Copeland, Jr.	115,000	117,074	—	—	—	1,527	233,601
Peter R. Haje	125,000	117,074	—	—	—	500	242,574
Donna A. James	100,000	117,074	—	—	—	500	217,574
Don Logan	92,500	117,074	—	—	—	1,593	211,167
N.J. Nicholas, Jr.	100,000	117,074	—	—	—	500	217,574
Wayne H. Pace	95,000	117,074	—	—	—	997	213,071
Edward D. Shirley	102,500	117,074	—	—	—	500	220,074
John E. Sununu	97,500	117,074	—	—	—	500	215,074

(1)	Amounts earned by each non-employee director in 2010 represent (a) an annual cash retainer of $85,000; (b) an annual additional payment of $10,000 for each member of the Audit Committee (Messrs. Chang and Shirley and Ms. James), with $30,000 to its chair (Mr. Copeland) and $5,000 for each member of the Compensation Committee (Ms. Black and Messrs. Castro, and Nicholas), Nominating and Governance Committee (Messrs. Chang, Shirley and Sununu and Ms. Black), Finance Committee (Messrs. Castro, Logan and Sununu and Ms. James) and Marketing and Customer Care Committee (Messrs. Logan, Shirley and Sununu), with $20,000 to the Compensation Committee Chair (Mr. Haje) and $10,000 to each of the Nominating and Governance, Finance and Marketing and Customer Care Committee’s chair (Mr. Nicholas, Mr. Pace, and Ms. Black, respectively); and (c) a cash payment of $20,000 for the lead director (Mr. Haje). Messrs. Chang, Haje and Pace elected to defer all or a portion of their cash retainer under the Directors’ Deferred Compensation Program for 2010 and received awards of deferred stock units (in July 2010 and January 2011) covering, in the aggregate, 1,325, 1,035 and 1,573 shares of Common Stock, respectively. The value of these deferred stock units is included in this column. These deferrals and the related deferred stock units are not reflected in a separate column in the table. The number of deferred stock units credited to the non-employee directors on December 31, 2010 was: Dr. Chang—4,587; Mr. Copeland—6,126; Mr. Haje—5,235; Mr. Nicholas—5,424; and Mr. Pace—7,149.

(2)	The amounts set forth in the Stock Awards column represent the value of the award to each non-employee director of RSUs with respect to 2,593 shares of Common Stock, as computed in accordance with FASB ASC Topic 718. The amounts were calculated based on the grant date fair value per share of $45.15, which was the closing sale price of Common Stock on the date of grant (February 12, 2010). On December 31, 2010, each non-employee director held the following number of RSUs: 12,409 RSUs for each of Ms. Black and Messrs. Castro, Chang, Copeland, Haje, Logan and Nicholas, 10,500 RSUs for Mr. Pace, and 5,912 RSUs for Ms. James, Mr. Shirley and Senator Sununu.

(3)	Reflects (a) the Company’s commitment to make a charitable contribution of $500 to an organization selected by each director and (b) reimbursement for estimated taxes incurred by Mr. Copeland ($1,027), Mr. Logan ($1,093) and Mr. Pace ($497) as a result of a spouse accompanying the director to a Company-sponsored event.

Additional Information

In connection with an administrative order dated March 21, 2005, Mr. Pace reached a settlement with the SEC pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, the order does not subject him to any suspension, bar or penalty.

Compensation Committee Interlocks and Insider Participation

Mr. Logan was a member of the Compensation Committee through March 2009. He served as Chairman of Time Warner’s Media and Communications Group from July 31, 2002 until December 31, 2005 and was, until December 31, 2009, a non-active employee of Time Warner. Mr. Haje, a member of the Compensation Committee, served as Executive Vice President and General Counsel of TWE from June 1992 until 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

The Board has adopted the Time Warner Cable Inc. Policy and Procedures Governing Related Person Transactions. This is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent (5%) of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct material interest or an indirect material interest. Prior to the Separation, the policy also included previously-disclosed procedures for the approval of certain transactions between Time Warner and its affiliates, on the one hand, and the Company and its subsidiaries, on the other hand. These procedures were also a part of the Company’s pre-Separation organizational documents. In connection with the Separation, the Company’s organizational documents were amended to remove these procedures and the Board similarly revised the policy.

In addition, the Company’s Standards of Business Conduct and Guidelines for Non-Employee Directors contain general procedures for the approval of transactions between the Company and its directors and executive officers and certain other transactions involving the Company’s directors and executive officers. The Company’s Standards of Business Conduct and Guidelines for Non-Employee Directors are available on its website.

Excluded Transactions

In addition to the requirements described above for transactions covered by the policy, the policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or the appearance of a conflict of interest or improper benefit to a related person, and thus are not subject to review by the Nominating and Governance Committee. These excluded transactions consist of the following types of transactions between the Company and a related person or another entity with which the related person is affiliated:

•	Ordinary Course Transactions with Other Entities. Transactions in the ordinary course of business between the Company and another entity with which a related person is affiliated unless (a) the related person serves as an executive officer, employee, or beneficial owner of an equity interest of 10% or more in the other entity and (b) the transactions, in the aggregate, represent more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or 2% of the other entity’s gross revenue for the prior fiscal year;

•	Charitable Contributions. Discretionary charitable contributions by the Company to a non-profit entity with which a related person is affiliated that would satisfy the Company’s categorical standards for determining that a material relationship does not exist with an entity that would impact a director’s independence. See “Corporate Governance—Criteria for Membership on the Board—Independence” above;

•	Transactions with Significant Stockholders. Transactions between the Company and a corporation, firm or other entity known to the Company to be the beneficial owner of more than 5% of any outstanding class of the Company’s voting securities (a “Significant Stockholder”), if the transactions occur in the ordinary course of business and are consistent with other transactions in which the Company has engaged with third parties, unless the transactions, in the aggregate, represent more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or 2% of the Significant Stockholder’s gross revenues for the prior fiscal year;

•	Non-employee Position with Other Affiliated Entities. Transactions where the related person’s interest in the transaction is based solely on his or her position as (a) a non-employee director of the other entity or (b) subject to the requirements relating to the Company’s charitable contributions as described above, a non-employee director or trustee, or unpaid volunteer at a non-profit organization;

•	Executive Compensation. Any compensation paid to an executive officer of the Company if (a) the compensation is required to be reported in the Company’s annual report on Form 10-K or proxy statement under the compensation disclosure requirements of the SEC or (b)(i) the executive officer is not an “immediate family member” otherwise covered by the policy and the compensation would be reported in the Company’s annual report on Form 10-K or proxy statement if the executive officer was a “named executive officer” (as defined under SEC rules) and (ii) the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	Director Compensation. Any compensation paid to a director of the Company if the compensation is required to be reported in the Company’s annual report on Form 10-K or proxy statement under the SEC’s compensation disclosure requirements;

•	Transactions Where All Stockholders Receive Proportional Benefits. Transactions in which all stockholders receive the same benefits on a pro rata basis (e.g., dividends);

•	Transactions Involving Competitive Bids, Regulated Transactions and Certain Banking-Related Services. Transactions involving a related person where the rates or charges involved are determined by competitive bids; transactions with a related person involving the rendering of services as a common carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

•	Other. Other categories of transactions that may be identified by the Nominating and Governance Committee from time to time as having no significant potential for an actual, or the appearance of a, conflict of interest or improper benefit to a related person.

Approval Procedure

The General Counsel or his designee will assess whether any proposed transaction involving a related person is a related person transaction covered by the policy, and if so, the transaction will be presented to the Nominating and Governance Committee for review and consideration at its next meeting or, in those instances in which the General Counsel or his designee determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, to the Chair of the Nominating and Governance Committee. If the General Counsel or his designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Nominating and

Governance Committee. Related person transactions (other than the excluded transactions) will be reviewed and be subject to approval by the Nominating and Governance Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advance Committee approval of a related person transaction is not feasible or not identified prior to commencement of a transaction, then the transaction will be considered and, if the Nominating and Governance Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.

In determining whether to approve or ratify a related person transaction covered by the policy, the Nominating and Governance Committee may take into account such factors it deems appropriate, which may include:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction is in the interest of the Company and its stockholders; and

•	whether the transaction is consistent with any conflicts of interest policies set forth in the Company’s Standards of Business Conduct and other policies.

A member of the Nominating and Governance Committee who potentially is a related person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Committee.

COMPANY PROPOSALS

PROPOSAL ONE: Election of Directors

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the Annual Meeting the following slate of twelve nominees for directors. Each of the nominees is currently serving as a director of the Company having been elected by the Company’s stockholders at the Company’s 2010 annual meeting of stockholders. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. Information about these nominees is provided above under the heading “Directors.”

The persons named in the proxy intend to vote such proxy for the election of each of the twelve nominees for director named below, unless the holder indicates on the proxy that the vote should be “against” any or all of the nominees. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated for director and may be voted for substitute nominees. Proxies cannot be voted for a greater number of persons than the number of nominees.

The Board of Directors recommends a vote FOR the election
of the twelve director nominees listed below.

Carole Black
Glenn A. Britt
Thomas H. Castro
David C. Chang
James E. Copeland, Jr.
Peter R. Haje
Donna A. James
Don Logan
N.J. Nicholas, Jr.
Wayne H. Pace
Edward D. Shirley
John E. Sununu

Vote Required for Approval

A majority of the votes duly cast by the holders of Common Stock with respect to each director is required for the election of each director.

PROPOSAL TWO: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditor of the Company to audit its consolidated financial statements for 2011 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditor since the Company’s incorporation in 2003. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required for Approval

Stockholder approval is not required for the appointment of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not ratify the appointment by a majority of the votes duly cast by the holders of Common Stock.

The Board of Directors recommends a vote FOR approval of the appointment of Ernst & Young LLP as independent auditor.

PROPOSAL THREE: Approval of the Time Warner Cable Inc. 2011 Stock Incentive Plan

General

The Company is asking stockholders to approve the Time Warner Cable Inc. 2011 Stock Incentive Plan (the “2011 Plan”). The Company will use the 2011 Plan to grant various types of stock-based incentives to selected participants, including employees, prospective employees, officers, directors and advisors of the Company and its affiliates. The Board of Directors approved adoption of the 2011 Plan in March 2011. It will become effective on May 19, 2011, if approved by stockholders at the Annual Meeting.

The Board is recommending that the Company’s stockholders approve the 2011 Plan because it believes that employee and non-employee director stock ownership serves the best interests of all stockholders by promoting a focus on long-term Company performance and aligning compensation directly with the stockholders’ interests. In addition to stockholder alignment, the Company believes that equity-based incentive awards are crucial to recruit and retain employees and directors and to incentivize them appropriately. In making awards from the 2011 Plan, the Company will balance the goals of retaining and motivating employees with the interests of stockholders in limiting dilution from equity plans.

The 2011 Plan, if approved, would replace the Time Warner Cable Inc. 2006 Stock Incentive Plan (the “2006 Plan”), which is the Company’s only active equity plan. Pursuant to the terms of the 2011 Plan, if the 2011 Plan is approved by stockholders at the Annual Meeting, the Company will no longer be permitted to grant awards under the 2006 Plan after such approval. As of March 24, 2011, there were approximately 10.6 million shares available for awards under the 2006 Plan.

Stockholder approval of the 2011 Plan at the Annual Meeting will also constitute approval of (i) the performance criteria for performance-based awards that are intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code; (ii) the annual per-participant limits for awards under the 2011 Plan; and (iii) the classes of employees eligible to receive awards under the 2011 Plan.

Plan Highlights

The 2011 Plan has an initial share authorization of 20 million shares (subject to adjustment, as described below). The 2011 Plan will terminate on the fifth anniversary of stockholder approval (which would be May 19, 2016 if the 2011 Plan is approved at the Annual Meeting), but awards granted prior to such date may extend beyond that date. The 2011 Plan also includes the following features that are intended to protect the interests of the Company’s stockholders:

•	No Evergreen Provision. The number of authorized shares under the 2011 Plan is fixed at 20 million with no “evergreen” feature that would cause the number of authorized shares to automatically increase.

•	Fungible Share Design. Shares of Common Stock subject to Full-Value Awards (as defined below) are counted against the share authorization as one share for every one share up to a limit of 9 million shares, above which such shares are deducted from the share authorization at a rate of 3.05 shares for each share subject to a Full-Value Award.

•	Annual Per-Person Limits. An annual per-participant grant limit of 1,500,000 shares of Common Stock underlying awards, whether the award is ultimately to be settled in shares of Common Stock or cash with each share of Common Stock underlying a Full-Value Award counted against the limit as 3.05 shares.

•	No Discounted Options and Stock Appreciation Rights. Exercise prices must be at least 100% of fair market value on the date of the award with certain limited exceptions.

•	No Repricing without Stockholder Approval. Repricing is prohibited without prior stockholder approval, with customary exceptions for stock dividends or splits, reorganization, recapitalization or similar events at the Company or a “change in control” of the Company (as defined in the 2011 Plan).

•	Minimum Vesting Requirements. Awards under the 2011 Plan must meet minimum vesting requirements, with certain limited exceptions. Awards that are not performance-based must vest over a period of at least three years, with certain limited exceptions. If awards are considered “performance-based,” performance must be measured over a period of at least one year.

•	Limitations on Share Recycling. Shares of Common Stock withheld from an award to pay taxes or used for the exercise of stock options will not be eligible for reissue.

•	Conservative Change in Control Provisions. A “change in control” would not be triggered by acquisitions of the Company’s securities representing less than 30% of the voting power of the Company’s outstanding voting securities. The Company currently intends that the award agreements used under the 2011 Plan will only provide for a so-called “double-trigger” acceleration, which affords special treatment in the event of a change in control only if and when the holder’s employment is terminated after the change in control.

•	Changes Require Stockholder Approval. Without stockholder approval, the Company cannot make material amendments to the 2011 Plan. For example, without stockholder approval, the Company could not increase the total number of shares authorized under the 2011 Plan, increase the maximum number of Full-Value Awards that may be awarded or increase the annual per-participant limit.

•	Independent Oversight. The 2011 Plan will be administered by the Compensation Committee, which is composed entirely of independent directors.

Description of 2011 Plan

The description of the 2011 Plan set forth below is a summary, does not purport to be complete and is qualified in its entirety by the provisions of the 2011 Plan itself. The complete text of the 2011 Plan is attached as Annex A to this Proxy Statement.

Purpose

The purpose of the 2011 Plan is to aid the Company in attracting, retaining and motivating employees, directors and advisors and to provide a stock plan providing incentives directly related to the Company’s success.

Eligibility

Awards may be made to employees, prospective employees, directors, officers and advisors of the Company and any of its subsidiaries in the discretion of the Compensation Committee or a subcommittee of the Compensation Committee (the “Plan Committee”).

Shares Subject to the Plan

The total number of shares of Common Stock that may be issued under the 2011 Plan is 20,000,000. Any shares of Common Stock issued in connection with awards of stock options or similar awards based on stock appreciation will be counted against this authorization as one share for every one share subject to such award. Any shares of Common Stock subject to an award of restricted stock units (“RSU”), restricted stock, or similar full-value awards (a “Full-Value Award”) will be counted against this limit as one share for every one share subject to such award, up to the first 9,000,000 shares subject to such Full-Value Awards, above which such shares will be deducted from the authorization at a rate of 3.05 shares for each share subject to a Full-Value Award.

If any award is forfeited, canceled, expired or otherwise terminates or lapses without payment of consideration, the shares subject to that award will again be available for future grant, on the same basis that such shares were counted against the share authorization at the time of grant. Awards that are payable solely in cash will not reduce the share authorization under the 2011 Plan. Shares retained by or delivered to the Company to pay the exercise price or tax withholding obligation in connection with the exercise, net settlement or vesting of awards do not become available for future awards under the 2011 Plan.

The number of shares of Common Stock with respect to which awards may be granted during each calendar year to any given participant may not exceed 1,500,000 shares (whether ultimately to be settled in shares of Common Stock or cash), with each share of Common Stock covered by a Full-Value Award counted against this limit as 3.05 shares.

Types of Awards

Under the 2011 Plan, the Plan Committee may grant option-type awards, including stock options and stock appreciation rights, and Full-Value Awards, including restricted stock and RSUs, as described below.

Stock Options and Stock Appreciation Rights.  Stock options awarded under the 2011 Plan may be nonqualified or incentive stock options. Stock appreciation rights may be granted independent of or in conjunction with stock options. With certain exceptions, the exercise price per share of Common Stock for any nonqualified or incentive stock options or stock appreciation rights cannot be less than the fair market value of a share of Common Stock on the date the award is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price cannot be less than the exercise price of the related stock option. The Plan Committee will be responsible for administering the 2011 Plan and may impose the terms and conditions of stock options and stock appreciation rights as it deems fit, but the awards generally may not be exercisable for a period of more than ten years after they are granted. Participants in the 2011 Plan will not receive dividends or have any voting rights with respect to shares underlying stock options or stock appreciation rights prior to exercise.

No Repricing.  Without prior stockholder approval, stock options and stock appreciation rights cannot be repriced (as defined under then applicable rules and regulations and New York Stock Exchange listing requirements), except as permitted in connection with a stock dividend or split, reorganization, recapitalization or a similar event at the Company or a “change in control” of the Company (as defined in the 2011 Plan).

Restricted Stock and RSUs.  The Plan Committee will determine the terms and conditions of Full-Value Awards, such as restricted stock and RSU awards, including the vesting period and the conditions, if any, under which such awards may be forfeited. Dividends or dividend equivalents with respect to Full-Value Awards may be paid directly to the participant, withheld by the Company to be distributed at a later date, or reinvested in additional shares of restricted stock, RSUs or other Full-Value Awards, as determined by the Plan Committee. Certain Full-Value Awards may be granted in a manner designed to allow the Company to deduct their value under Section 162(m); these awards will be based on one or more of the performance criteria set forth below under “Performance-Based Awards.”

Other Stock-Based Awards.  The Plan Committee may grant stock awards, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, the fair market value of, Common Stock. The Plan Committee will establish the form, terms and conditions of any such awards, which might include the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Performance-Based Awards.  Certain awards may be granted in a manner designed to allow the Company to deduct their value under Section 162(m). The Plan Committee will establish the performance goals for these performance-based awards having a performance period of not less than one year and certify that the goals have been met, in each case, in the manner required by Section 162(m). These performance-based awards will be based on one or more of the following performance criteria:

•	operating income;

•	operating income before or after taxes, interest, depreciation and/or amortization, or any combination thereof (and including or excluding capital expenditures);

•	earnings before or after taxes, interest, depreciation and/or amortization;

•	net earnings;

•	net income;

•	operating profit;

•	earnings per share;

•	book value;

•	market share;

•	shareholders’ equity;

•	return measures (including, but not limited to, return on capital, invested capital, assets and equity);

•	revenues, sales or product volume growth;

•	cash flow measures (including, but not limited to, cash flow, free cash flow, cash provided by operating activities, operating cash flow and cash flow return on capital);

•	margins;

•	working capital and targets related thereto;

•	costs or expenses, any component thereof and targets related thereto;

•	stock price (including, but not limited to, growth measures and total stockholder return);

•	measures of economic value added;

•	inventory control;

•	enterprise value;

•	subscriber and unit-based metrics;

•	objective measures of customer satisfaction; and

•	productivity improvement or operating efficiency-based metrics.

The foregoing performance criteria may relate to the Company, one or more of its affiliates or one or more of its or their divisions or units, departments or functions, or any combination of the foregoing, and may be applied on a per share or absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, all as the Plan Committee may determine. In addition, to the extent consistent with Section 162(m), the Plan Committee, at the time the relevant performance goals are established, may provide for various adjustments that could be made to accommodate unanticipated events or events over which the participant might have limited control that might impact performance against the established goals, including capital costs, interest, taxes, depreciation and amortization, restructurings, discontinued operations, impairments, changes in foreign currency exchange rates, extraordinary items, other unusual non-recurring items, industry margins, general economic conditions, interest rate movements and/or the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

Vesting

At least 95% of the shares of Common Stock authorized for awards under the 2011 Plan must be subject to awards that vest over a period of at least three years from the date of grant, subject to earlier vesting, in whole or in part, in the event of a change in control of the Company or the death, disability or other termination of the award holder’s employment. Awards to members of the Company’s Board of Directors, awards subject to performance-based conditions and certain substitute awards (discussed below) are not subject to this limitation.

Method of Payment for Awards

The Plan Committee will determine the form of payment, if any, for any shares of Common Stock issued in exercise or settlement of an award under the 2011 Plan, including payment in cash, shares and/or netting against already-owned shares of Common Stock or shares that could be received upon exercise or vesting (valued at fair market value).

Adjustments Upon Certain Events

In the event of a change in the outstanding shares of Common Stock due to a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, share exchange or any distribution to stockholders (other than regular cash dividends) or any other similar transaction, the Plan Committee will adjust (i) the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the 2011 Plan or pursuant to outstanding awards and related terms, (ii) the maximum number of shares for which awards may be granted during a calendar year to any participant, (iii) the option price or exercise price of any stock option, stock appreciation right or similar award and/or (iv) any other affected terms of such awards. The Plan Committee also has the right to substitute or assume awards in such circumstances, which will not under such circumstance be counted against the share authorization under the 2011 Plan. Upon the occurrence of a change in control of the Company (as defined in the 2011 Plan), the Plan Committee may (a) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (b) cancel awards for fair value, (c) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2011 Plan, as determined by the Plan Committee in its sole discretion, or (d) provide that, for a period of at least 30 days prior to the change in control, stock options will be exercisable as to all shares subject to the 2011 Plan and that upon the occurrence of the change in control, such stock options will terminate.

Administration

The 2011 Plan will be administered by the Plan Committee, which has appointed a subcommittee that consists of at least two directors who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m). The Plan Committee is authorized to interpret the 2011 Plan, to establish, amend and rescind any rules and regulations relating to the 2011 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2011 Plan.

Amendment and Termination

The Board of Directors or the Plan Committee may amend, alter or discontinue the 2011 Plan, but no amendment, alteration or discontinuation will be made (i) without stockholder approval, if it would increase the total number of shares of Common Stock authorized under the Plan or the maximum number of Full-Value Awards that may be awarded thereunder, or if it would increase the maximum number of shares for which awards may be granted to any participant in a calendar year, (ii) without the consent of a participant, if it would diminish any of the rights of the participant under any award previously granted to the participant or (iii) without stockholder approval, to permit repricing of options or stock appreciation rights. No new awards may be made under the 2011 Plan after the fifth anniversary of the effective date.

Transferability

Awards under the 2011 Plan are not transferable or assignable by participants other than by will or the laws of descent and distribution, unless determined otherwise by the Plan Committee (but subject to the limitation that no Award may be transferred for consideration or value).

Awards Under the 2011 Plan

As stated above, any awards under the 2011 Plan will be determined by the Plan Committee in its discretion. It is, therefore, not possible to predict the awards that will be made to particular individuals in the future under the 2011 Plan. The awards made in 2010 to each of the named executive officers and non-employee directors are listed above under “Executive Compensation—Grants of Plan-Based Awards” and “Director Compensation,” respectively. During 2010, nonqualified stock options and RSUs covering in the aggregate (i) 886,020 and 160,482 shares of Common Stock, respectively, were awarded to the Company’s current executive officers (10 people as a group) and (ii) 2,917,103 and 1,780,885 shares of Common Stock, respectively, were awarded to all employees other than current executive officers and non-employee directors (approximately 1,400 people as a group).

Outstanding Awards and Award Practices

Awards Outstanding as of December 31, 2010

The following table summarizes information as of December 31, 2010 about the Company’s outstanding equity compensation awards and shares of Common Stock reserved for future issuance under the 2006 Plan.

Number of
Securities
Remaining
	Number of		Available for
	Securities to be		Future Issuance
	Issued Upon	Weighted-average	Under Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding	Plans (excluding
	Options, Warrants	Options, Warrants	securities reflected
	and Rights(1)	and Rights(1)	in column (a))(2)
	(a)	(b)	(c)

Equity compensation plans approved by security holders(3)	16,798,014	$36.03	17,691,764
Equity compensation plans not approved by security holders	—	—	—

Total	16,798,014	$36.03	17,691,764

(1)	Column (a) is comprised of 11,484,839 stock options and 5,313,175 shares of Common Stock underlying outstanding restricted stock units. Because there is no exercise price associated with RSUs, such equity awards are not included in the weighted-average exercise price calculation in column (b).

(2)	A total of 51,299,660 shares of Common Stock have been authorized for issuance pursuant to the terms of the 2006 Plan. Any shares of Common Stock issued in connection with stock options or stock appreciation rights are counted against the 2006 Plan available share reserve as one share for every share issued. Any shares of Common Stock issued in connection with Full-Value Awards (restricted stock or RSUs) are counted against the available share reserve under the 2006 Plan as (a) one share for every share issued multiplied by (b) a ratio. The ratio (the “Ratio”) is the quotient resulting from dividing (a) the grant date fair value of such Full-Value Award, as determined for financial reporting purposes, by (b) the grant date fair value of a stock option granted under the 2006 Plan. As a result, based on the Ratio determined on December 31, 2010, of the shares of Common Stock available for future issuance under the 2006 Plan listed in column (c), as of December 31, 2010, a maximum of 4,820,958.80 shares could have been issued in connection with Full-Value Awards.

(3)	Equity compensation plans approved by security holders covers the 2006 Plan, which was originally approved by the Company’s stockholders in May 2007 and is currently the Company’s only compensation plan pursuant to which the Company’s equity is awarded.

Historical Share Usage Practices—“Run Rate”

The Company expects that its stockholders will evaluate the potential impact of the 2011 Plan from two perspectives—the annual “run rate,” a measure of the awards that are made annually as a percentage of the Company’s outstanding shares of Common Stock, as well as the potential dilutive impact of the outstanding and future awards. Often stockholders will look to historical grant practices to determine the potential share usage patterns of a company. For this purpose, it is important to understand the impact of and rationale for certain adjustments and awards that were made in connection with the Company’s Separation from Time Warner in 2009 as well as the impact of the Company’s return of capital activities, which set it apart from some other companies to which the Company might otherwise be compared.

The Impact of the Separation.  In connection with the Separation, the Company paid a Special Dividend on its Common Stock of $10.27 per share ($30.81 per share after adjustment for a contemporaneous 1-for-3 Reverse Stock Split), representing, at the time, approximately 57% of the Company’s equity market value. As a result of the Special Dividend and the Reverse Stock Split, the Company (a) made certain antidilution adjustments (as defined below) to outstanding equity awards and (b) granted Special Dividend RSUs in lieu of a retained cash distribution that would have been paid on outstanding RSUs. In addition, the

Company granted “make-up” stock options and RSUs to employees to offset the loss of economic value in Time Warner equity awards that resulted from the Separation. Each of these actions is discussed in more detail below.

➢	Antidilution Adjustment to Company Stock Options—Value Preservation. As mandated by the 2006 Plan and related equity award agreements, the Compensation Committee authorized equitable adjustments (the “antidilution adjustments”) to the number of shares covered by, and the exercise prices of, outstanding Company stock options, to maintain the fair value of those awards following the Special Dividend and the Reverse Stock Split. As a result of these adjustments the number of shares covered by stock options awarded in 2009 increased by approximately 2.76 million shares.

➢	Special Dividend RSUs—Shareholder Alignment. In connection with the payment of the Special Dividend, RSU holders were to be credited with a deferred cash payment of $10.27 ($30.81 after adjustment) for each share of Common Stock underlying their RSUs (without interest). Based on management’s recommendation, the award agreements were amended to give holders the opportunity to elect to receive additional RSUs (the “Special Dividend RSUs”) in lieu of this retained cash distribution (the “Special Dividend retained cash distribution”). The vesting dates of the Special Dividend RSUs and the Special Dividend retained cash distribution are the same as the vesting dates of the related RSUs.

As a result of the Special Dividend RSU election right, employees were able to maintain their equity interest in the Company, reinforcing the alignment of their interests with those of stockholders. A total of 1.3 million Special Dividend RSUs were awarded on the Special Dividend payment date in March 2009 to electing RSU holders.

➢	“Make-up” Awards—Lost Value Offset. As a result of the Separation, Company employees with outstanding Time Warner equity awards were treated as if their employment with Time Warner was terminated without cause as of March 12, 2009. This resulted in the forfeiture of most of those employees’ unvested Time Warner stock options and the truncation of the exercise periods for their vested Time Warner stock options (to one year after the Separation in most cases). These employees also vested in a portion of their Time Warner RSUs and forfeited the remainder.

To offset this loss in economic value, the Compensation Committee approved “make-up” grants of Company stock options and RSUs (the “Separation-related make-up awards”) to affected employees. As a result, 1.2 million stock options and 55,237 RSUs were awarded as Separation-related make-up awards on May 11, 2009.

The table below provides more detail about the Company’s annual grant practices and the impact on the run-rate calculation of the Separation-related awards.

EQUITY AWARDS
2007 to 2010

	Shares
	Covered	Shares	Average	Run Rate	Run Rate
	by Stock	Covered	Common	(Full-Value	(Full-Value
	Options	by RSUs	Shares	Awards:	Awards:
Year	Granted	Granted	Outstanding	1:1)(1)(3)	1:2.5)(2)(3)
		(in thousands)

2010(4)	3,803	1,941	354,200	1.6%	2.4%

2009	6,345	2,645	349,000	2.6%	3.7%
Special Dividend RSUs(5)	—	(1,304)		(0.4)%	(0.9)%
Separation-related make-up awards	(1,205)	(55)		(0.4)%	(0.4)%
Antidilution adjustments(5)	(2,758)	—		(0.9)%	(0.8)%

2009 (as adjusted)(6)	2,382	1,286	349,000	1.1%	1.6%
2008(7)	4,922	2,980	977,000	0.8%	1.3%

2007(7)	2,889	2,166	976,900	0.5%	0.9%

(1)	Assumes each share of Common Stock covered by an RSU granted during the year is counted as one share.

(2)	Assumes each share of Common Stock covered by an RSU granted during the year is counted as 2.5 shares, a typical weighting used by various stockholders in analyzing run rates. The 2011 Plan will apply a weighting of 3.05 shares in the event the number of Full-Value Awards exceeds 9 million. Under the 2006 Plan, a variable Ratio (discussed above) was applied to these Awards.

(3)	Run rate is calculated for purposes of this table by dividing the number of shares of Common Stock subject to awards granted during the year by the Average Common Shares Outstanding for that year.

(4)	Refer to the discussion below under “Impact of Return of Capital to Stockholders” for a discussion of the impact of the Special Dividend and the regular cash dividend on the 2010 run rate.

(5)	The 2009 antidilution adjustments reflect the antidilution adjustment related to stock options awarded in 2009 only. The Special Dividend RSUs in 2009 reflect the Special Dividend RSUs awarded with respect to all outstanding RSUs for which the holder elected to receive Special Dividend RSUs.

(6)	Identifies the impact on the run rate of the Special Dividend RSUs, Separation-related make-up awards, and awards reflected in the 2009 antidilution adjustments.

(7)	The awards and Average Common Shares Outstanding reported for 2007 and 2008 do not reflect the antidilution adjustments for the Separation or the Reverse Stock Split.

Impact of Return of Capital to Stockholders.  In connection with the Separation and continuing thereafter, the Company has returned significant amounts of capital to its stockholders. The Company’s return-of-capital activities have included (1) the 2009 Special Dividend, (2) a regular quarterly cash dividend of $0.40 per share of Common Stock, which was commenced in 2010 (and increased in 2011) and (3) a share repurchase program commenced at the end of 2010. Each component of these return-of-capital activities has caused—and in some cases will continue to cause—the potential dilutive impact of the Company’s equity grants and the Company’s run rate to be higher than for companies with less leveraged capital structures and lesser or no regular dividends.

➢	2009 Special Dividend. The 2009 Special Dividend and the related debt financing significantly changed the leverage characteristics of the Company. In short, following the Special Dividend, the Company’s equity represented a far smaller proportion of the Company’s overall enterprise value (and debt a greater proportion) than previously was the case. This relative decrease in equity value, accentuated by a sharp downturn in equity prices generally around the time of the Separation, naturally resulted in the Company needing to grant more awards to deliver the target LTI value intended for each employee.

➢	Regular Cash Dividend. When the Company announced its first regular cash dividend, its yield was over 3.5%, placing it in the top quartile of S&P 500 dividend-paying companies. Including this dividend yield assumption in its 2010 stock option award valuation calculation reduced, by approximately 47%, the value of each option as used for determining the number of 2010 stock option awards granted to each employee (assuming no change to the other variables). Again, as a result, the Company needed to issue more of these awards to deliver the target LTI value intended for each employee.

➢	Share Repurchase Program. The Company announced a $4 billion share repurchase program in November 2010. Since repurchases of stock under the program reduce the number of shares outstanding, the program tends to inflate the run rate and dilutive impact of the Company’s equity programs as calculated by many shareholders (since the denominator used in these calculations is decreased by the repurchasing activity). Any future repurchases under this program will have a similar impact.

The Company intends to continue to manage the shares of Common Stock used under the 2011 Plan at levels it believes are reasonable in light of its outstanding shares and the business needs of its equity compensation program. The Company expects the 2011 run rate (net of forfeitures) to be less than 2%, counting each Full-Value Award at a rate of 2.5 shares.

Award Activity after December 31, 2010 and Potential Dilution.  The table below sets out information about changes to the number of shares of Common Stock subject to outstanding equity awards under the 2006 Plan after December 31, 2010. These changes result from Common Stock (1) subject to awards that were granted from January 1, 2011 through March 24, 2011, (2) issued during the period from January 1, 2011 through March 24, 2011 pursuant to exercises of outstanding stock options and vesting of outstanding RSUs and (3) expected to be issued during April 2011 pursuant to the vesting of RSUs outstanding as of March 24,

2011. In addition, the table identifies the Special Dividend RSUs, Separation-related make-up awards and the additional shares of Common Stock subject to stock options as a result of the antidilution adjustments, in each case outstanding as of March 24, 2011.

		Weighted-	Weighted-		Total	Total
		Average	Average		Number of	Number of
		Exercise	Remaining		Shares	Shares
	Number of	Price of	Term of		Issuable	Available
	Outstanding	Outstanding	Outstanding	Number of	Under	for Award
	Stock	Stock	Stock	Outstanding	Outstanding	Under 2006
	Options	Options	Options	RSUs	Awards	Plan(3)
	(in thousands)		(in years)	(in thousands)	(in thousands)	(in thousands)

Outstanding as of 12/31/2010	11,485	$36.03	7.92	5,313	16,798	17,692
Add: Activity 1/1/2011 — 3/24/2011:
Granted(1)	2,194	72.05		1,353
Exercised/Vested	(1,915)	34.02		(669)
Forfeited/Expired	(93)	38.12		(59)

Outstanding as of 3/24/2011	11,671	43.11	8.09	5,938	17,609	10,623
Less: Anticipated April 2011 RSU vesting:
RSUs scheduled to vest and be distributed in April 2011	—			(358)

Outstanding as of 3/24/2011, as adjusted for anticipated April 2011 RSU vesting	11,671	43.11	8.09	5,580	17,251	10,623
Less: Separation-Related Awards(2)
Outstanding as of 3/24/2011:
Special Dividend RSUs	—			(900)	(900)
Separation-related make-up awards	(3,220)			—	(3,220)
Antidilution adjustments	(278)			(7)	(285)

Outstanding as of 3/24/2011, as adjusted for anticipated April 2011 RSU vesting and Separation-Related Awards Outstanding as of 3/24/2011	8,173			4,673	12,846	10,623

(1)	Includes 261,606 stock options and 158,280 RSUs that are subject to performance-based vesting conditions.

(2)	Refer to the discussion above under “The Impact of the Separation” for a discussion of these Separation-related items.

(3)	If and when the stockholders approve the 2011 Plan, the remaining share authorization under the 2006 Plan will no longer be available for awards.

The Company anticipates that as of April 2, 2011, the Company’s outstanding equity awards will cover 17,251,400 shares of Common Stock, representing approximately 5.1% of the shares outstanding on the record date for the Annual Meeting. If the stockholders approve the 2011 Plan, the Company will be authorized to issue equity awards covering an additional 20 million shares of Common Stock, representing an incremental 5.9% of the outstanding shares of Common Stock on March 24, 2011.

Award Practices—Key Terms of Outstanding Awards

The Company anticipates that it will continue the grant structure used historically, including the following key terms:

•	Awards Subject to a “Clawback.” The clawback feature will permit the Company to seek repayment of the benefit of vested and/or exercised equity awards under certain circumstances, including for cause termination of employment and breach of restrictive covenants.

•	Double-Trigger Change in Control Provisions. The Company currently intends that the award agreements used under the 2011 Plan will only provide for a so-called “double-trigger” acceleration, which affords special treatment in the event of a change in control only if and when the holder’s employment is involuntarily terminated after the change in control.

•	Performance-Based Awards. RSUs and stock options with performance-based vesting conditions continue to be permitted under the 2011 Plan as under the 2006 Plan. The Plan Committee may issue awards the vesting of which are conditioned on the accomplishment of performance goals over a one year or multiple years, as determined by the Plan Committee. Performance-based awards represented up to 60% of the value of the 2011 LTI awards for the Company’s most senior executives.

•	Multi-Year Vesting Over a Period of Four Years in Most Cases.

•	Retirement Eligibility Provisions that Encourage Retention. Retirement eligibility provisions that require the employee to be at least age 60 with ten years of service.

•	Net Issuance Exercise Provisions that Reduce Potential Dilution. The Company has implemented a “net exercise” process which results in fewer shares being issued into the market to minimize shareholder dilution but reduces fully the number of authorized shares under the applicable stock incentive plan.

Tax Status of 2011 Plan Awards

The following discussion of the U.S. federal income tax status of awards under the 2011 Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options.  If the stock option is a nonqualified stock option, no income is realized by the participant at the time of grant of the stock option, and no deduction is available to the Company at such time. At the time of exercise, ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, and the Company receives a tax deduction for the same amount.

Incentive Stock Options.  If the stock option is an incentive stock option, the participant is generally not subject to income tax upon grant or exercise, although the participant may be subject to the alternative minimum income tax upon exercise. The Company generally does not receive a tax deduction in connection with incentive stock options, except as noted below. Upon disposition of the Common Stock after exercise, any resulting gain is taxed at long-term capital gains rates if the Common Stock is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise. If the Common Stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the Common Stock at the time of exercise and the exercise price, is taxed at ordinary rates as compensation paid to the participant, and the Company is entitled to a deduction for an equivalent amount. Any amount realized by the participant in excess of the fair market value of the stock at the time of exercise is taxed at capital gains rates.

Stock Appreciation Rights.  No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the Common Stock received by the participant, and the Company will be entitled to a deduction of equivalent value.

Restricted Stock; Stock Awards.  Subject to Section 162(m), discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares awarded lapse, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant as permitted under Section 83(b) of the Internal Revenue Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date.

Restricted Stock Units; Deferred Stock Units.  Subject to Section 162(m), discussed below, the Company receives a deduction and the participant recognizes taxable income at the time restricted or deferred stock units are settled equal to the fair market value of the shares of Common Stock issued or other cash or property paid in settlement of the award. Section 83(b) of the Internal Revenue Code is not applicable to RSUs or deferred stock units.

Section 162(m).  Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to each of the Chief Executive Officer and the three other most highly compensated executive officers in any taxable year of the Company (other than the Chief Financial Officer). Performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of RSUs and similar awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee comprised solely of at least two outside directors, as defined under Section 162(m), and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the stock option or stock appreciation right be not less than the fair market value of the Common Stock on the date of grant. Certain RSUs and other awards under the 2011 Plan may not be performance-based and may not be deductible as a result of Section 162(m).

Other Information and Conclusion

On April 1, 2011, the closing sale price of the Common Stock, as reported on the New York Stock Exchange, was $72.13 per share.

The Company believes that its best interests will be served by the approval of the 2011 Plan. The 2011 Plan will enable the Company to be in a position to continue to grant long-term incentive awards to employees and directors, including those who through promotions and development of the Company’s business will be entrusted with new and more important responsibilities, while preserving, where appropriate, the tax deductibility of these awards.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the 2011 Plan.

The Board of Directors recommends a vote FOR the approval of the
Time Warner Cable Inc. 2011 Stock Incentive Plan.

PROPOSAL FOUR: Advisory Vote on Executive Compensation

The Company is asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured the Company’s executive compensation program to achieve the following key objectives:

•	pay for performance by rewarding executives for leadership excellence and sustained financial and operating performance in line with the Company’s strategic goals; and

•	align executives’ interests and risk orientation with the Company’s business goals and the interests of the Company’s stockholders.

The Company believes that its compensation programs have played a key role in the Company’s operating and financial success, which in turn have helped drive strong stock price performance since the Company’s Separation from Time Warner Inc. in March 2009. The Company encourages stockholders to read the “Compensation Discussion and Analysis” beginning on page 23 of this Proxy Statement, which provides an overview of the Company’s executive compensation policies and procedures, how they operate and are designed to achieve the Company’s pay-for-performance objectives, how they were applied for 2010, as well as certain enhancements that were made during 2010. It also highlights certain key compensation practices. The Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of the Company’s named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the compensation of the named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.

In accordance with recently adopted Section 14A of the Exchange Act and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Time Warner Cable Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

Vote Required for Approval

This advisory resolution, commonly referred to as a “say-on-pay” resolution, will be considered approved if it receives the affirmative vote of a majority of the votes duly cast by holders of the Common Stock. However, the vote is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation program.

The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL FIVE: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Pursuant to recently adopted Section 14A of the Exchange Act, the Company is asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Four above should occur every year, every two years or every three years.

After careful consideration and dialogue with our stockholders, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on its compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of the Company’s executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. The Company believes that an annual advisory vote on executive compensation is consistent with its practice of seeking input and engaging in dialogue with its stockholders on corporate governance matters (including the Company’s practice of having all directors elected annually and annually providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and the Company’s executive compensation philosophy, policies and practices.

Vote Required for Approval

Pursuant to this advisory vote on the frequency of future advisory votes on executive compensation, stockholders will be able to specify one of four choices for this proposal on the proxy card or voting instruction: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. To the extent one frequency receives the affirmative vote of a majority of the votes duly cast by the holders of Common Stock, such frequency will be deemed approved by the stockholders. However, the vote is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors recommends stockholders vote
to conduct future advisory votes on executive compensation ANNUALLY.

VOTING AT THE ANNUAL MEETING

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s Common Stock at the close of business on March 24, 2011, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, 340,240,533 shares of Common Stock, par value $0.01 per share, were entitled to vote. Each issued and outstanding share of Common Stock has one vote on any matter submitted to a vote of stockholders.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

Required Vote

A majority of the votes duly cast by the holders of Common Stock with respect to each nominee is required for the election of that nominee as a director.

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve each of the other matters to be acted upon at the Annual Meeting.

An abstention is deemed “present,” but is not deemed a “vote cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item (as the item is considered a “non-routine” matter) and has not received instructions from the beneficial owner. Each of the proposals other than proposal two (ratification of the independent registered public accounting firm) is a non-routine matter and could result in broker “non-votes.” Broker “non-votes” and the shares with respect to which a stockholder abstains are included in determining whether a quorum is present.

Proxies and Voting Procedures

Proxies.  All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

Voting on Other Matters.  If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company’s by-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting Methods—Internet, Telephone or Mail.  Many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their Notice of Internet Availability of Proxy Material, proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

Revoking a Proxy.  Any stockholder of record may revoke a proxy at any time before it is voted by:

•	filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Time Warner Cable Inc., 60 Columbus Circle, New York, New York 10023, Attention: General Counsel, or hand delivered to the Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted by telephone or Internet, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Stockholders Sharing the Same Address; Householding

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one annual report and proxy statement or Notice of Internet Availability of Proxy Material, as applicable, is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of a Notice of Internet Availability of Proxy Material or this Proxy Statement or accompanying Time Warner Cable Inc. 2010 Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-877-4-INFO-TWC, by e-mail to: ir@twcable.com or by mail to: Time Warner Cable Inc., 60 Columbus Circle, New York, New York 10023, Attention: Investor Relations. The voting instruction or Notice of Internet Availability of Proxy Material, as applicable, sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 2010, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

OTHER PROCEDURAL MATTERS

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $8,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Procedures for Submitting Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be included for the 2012 Annual Meeting, stockholder proposals must be received by the Company no later than December 9, 2011, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.  In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2012 Annual Meeting, such a proposal must be received by the Company on or after January 20, 2012 but no later than February 19, 2012. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Governance Committee.  If a stockholder would like the Nominating and Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely request as follows:

Timing.  The stockholder should notify the Nominating and Governance Committee by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected.

Information.  In notifying the Committee, the stockholder should provide the following information to the Committee:

•	The name and the address of the stockholder making the submission and the name, address, telephone number and social security number of the candidate to be considered.

•	The class or series and number of shares of the Company’s stock that are beneficially owned by the stockholder making the submission, including a reasonably detailed description of derivative contracts, derivative securities or derivative transactions to which such stockholder is a party and impact such stockholder’s economic interest in the Company’s securities or any other proxy, contract, arrangement or understanding to which such stockholder has or may have a right or has or may have granted a right to vote any shares of the Company’s securities, a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the candidate to serve as a director of the Company if so elected.

•	A copy of the candidate’s resume and references.

•	An analysis of the candidate’s qualifications to serve on the Board of Directors and on each of the Board’s committees in light of the criteria set forth in the by-laws, Corporate Governance Policy, and the Policy Statement Regarding Director Nominations (including all regulatory requirements incorporated by references therein).

Address.  The foregoing information should be submitted to the Nominating and Governance Committee through the Corporate Secretary, Time Warner Cable Inc., 60 Columbus Circle, New York, New York 10023.

The Committee has a policy of applying the same criteria in reviewing candidates proposed by stockholders as it employs in reviewing candidates proposed by any other source.

Stockholder Nominations Submitted to Stockholders.  The Company’s by-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by giving timely written notice to the Company containing required information. The Company’s by-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

Annual Stockholders Meetings. For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

Special Stockholders Meetings. For elections that are going to take place at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

Other Circumstances. Additionally, if the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

Information. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

Address.  All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at 60 Columbus Circle, New York, New York 10023.

Communicating with the Board of Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. Pursuant to that process, stockholders, employees and others interested in communicating with the CEO, the Board’s only employee director, should write to the address below:

Glenn A. Britt
Chairman and Chief Executive Officer
Time Warner Cable Inc.
60 Columbus Circle
New York, New York 10023

Those interested in communicating directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Addressee]
c/o Corporate Secretary
Time Warner Cable Inc.
60 Columbus Circle
New York, New York 10023

General

The Board of Directors does not currently know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

Marc Lawrence-Apfelbaum
Executive Vice President, General
Counsel and Secretary

April 6, 2011

ANNEX A

TIME WARNER CABLE INC.

2011 STOCK INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors and advisors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Act” means The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	“Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

(c)	“Award” means an Option, Stock Appreciation Right, RSU, Restricted Stock or Other Stock-Based Award, including any Full-Value Award and Option-Type Award, granted pursuant to the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors, excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlling, controlled by, or under common control with, the Company;

(ii) a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or Entity other than the Board shall not be deemed a member of the Incumbent Board;

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)	“Committee” means the Compensation Committee of the Board or its successor, or such other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan or a subcommittee of the Compensation Committee (or such other committee) established by the Compensation Committee or such other committee.

(h) “Company” means Time Warner Cable Inc., a Delaware corporation.

(i) “Effective Date” means the date the Company’s stockholders approve the Plan.

(j)	“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares on the New York Stock Exchange, or, if the Shares are not listed or admitted on any national securities exchange, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the New York Stock Exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(k)	“Full-Value Award” means a Restricted Stock, RSU or Other Stock-Based Award the value of which is equal to the Fair Market Value of a Share rather than related to the appreciation in the Fair Market Value of a Share.

(l)	“Full-Value Limit” has the meaning set forth in Section 3(a).

(m)	“ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(e).

(n)	“Option” means a stock option granted pursuant to Section 6.

(o)	“Option Price” means the price for which a Share can be purchased upon exercise of an Option, as determined pursuant to Section 6(b).

(p)	“Option-Type Award” means an Option, Stock Appreciation Right or Other Stock Based Award the value of which is related to the appreciation in the Fair Market Value of a Share.

(q)	“Other Stock-Based Awards” means Awards granted pursuant to Section 10.

(r)	“Participant” means an employee, prospective employee, director or advisor of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(s)	“Performance-Based Awards” means certain Awards granted pursuant to Section 11.

(t)	“Plan” means the Time Warner Cable Inc. 2011 Stock Incentive Plan, as amended from time to time.

(u)	“Restricted Stock” means any Share granted under Section 9.

(v)	“RSU” means a restricted stock unit award granted pursuant to Section 8.

(w)	“Section 162(m)” means Section 162(m) of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, or any successor thereto.

(x)	“Share Authorization” means the number of Shares available under the Plan as set forth in Section 3, as such authorization may be increased, decreased or otherwise adjusted pursuant to the terms of the Plan.

(y)	“Shares” means shares of Common Stock of the Company, $.01 par value per share.

(z)	“Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 7.

(aa)	“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

(bb) “Substitute Award” has the meaning set forth in Section 4(c).

3.	Shares Subject to the Plan

(a)	Authorized Shares. The total number of Shares issued under the Plan shall not exceed 20,000,000 Shares, as such authorization may be increased, decreased or otherwise adjusted pursuant to the terms of the Plan (the “Share Authorization”).

Option-Type Awards:  Any Shares subject to an Option-Type Awards granted under the Plan shall be counted against the Share Authorization as one Share for every one Share subject to such Option-Type Award. Any Option-Type Award payable solely in cash shall not be counted against the Share Authorization. If an Option-Type Award that could be settled in either cash or Shares is ultimately settled in cash, then the unissued Shares subject to such Option-Type Award shall again be available under the Plan. If an Option-Type Award granted under the Plan expires, terminates or is canceled, the unissued Shares subject to such Option-Type Award shall again be available under the Plan.

Full-Value Awards:  Any Shares subject to a Full-Value Award granted under the Plan shall be counted against the Share Authorization as one Share for every one Share so subject. However, if the aggregate number of Shares subject to Full-Value Awards granted under the Plan exceeds the Full-Value Limit (as defined below), any Shares subject to those Awards in excess of the Full-Value Limit shall be deducted against the Share Authorization as 3.05 Shares for every one Share so subject. Any Full-Value Award payable solely in cash shall not be counted against the Share Authorization. If (i) a Full-Value Award that could be settled in either cash or Shares is ultimately settled in cash or (ii) a Full-Value Award is forfeited to the Company, the Shares subject to such Full-Value Award shall again be available under the Plan, with the corresponding increase in the Share Authorization determined in the same manner as the original deduction from the Share Authorization (i.e., either one-for-one or 3.05 for one).

Full-Value Limit:  The “Full-Value Limit” shall equal 9,000,000 Shares.

Share Withholding:  Shares subject to Awards that are used by a Participant as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not again become available for Awards pursuant to the Share Authorization under the Plan.

(b)	Annual Per Person Limit. The maximum number of Shares with respect to which Awards may be granted during a calendar year to any Participant under this Plan (together with awards during such year under any other stock incentive plan of the Company) shall be 1,500,000; provided, however, that each Share covered by a Full-Value Award shall be counted against this annual per person limit as 3.05 Shares. The foregoing maximum shall apply regardless of whether an Award is ultimately to be settled in Shares or in cash or in another form of consideration. Shares subject to Substitute Awards shall not be applied against this limit except to the extent required under Section 162(m) for such Awards to be “performance-based” compensation.

(c)	Vesting Period Requirements. Ninety-five percent or more of the aggregate number of Shares available under the Share Authorization shall be subject to Awards that vest over a period of at least three years from the date of grant, subject to accelerated vesting in whole or in part in the event of a

Change in Control or death, disability or other termination of the Participant’s employment. Accordingly, up to five percent of the aggregate number of Shares available under the Share Authorization may be subject to Awards that have a vesting period of less than three years from the date of grant. Furthermore, the following Awards shall be deemed to satisfy the three-year vesting requirement: (i) Awards made to non-employee members of the Company’s Board, (ii) Performance-Based Awards and other Awards with performance-based vesting conditions, and (iii) Substitute Awards, provided that in the case of Substitute Awards that are made in substitution for outstanding Awards previously granted by the Company or its Affiliates, the aggregate vesting period for the Substitute Awards and the Awards previously granted must satisfy the three-year vesting period requirement of this paragraph. Performance-Based Awards and any other Awards with performance-based vesting conditions must have a performance period of at least one year.

4.	Administration

(a)	The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “independent directors” within the meaning of the New York Stock Exchange listed company rules (to the extent required), “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m), “outside directors” within the meaning thereof. In addition, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such grants are consistent with guidelines established by the Committee from time to time.

(b)	The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(c)	Subject to the restrictions on “repricing” set forth in Section 5, Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by the Company or its Affiliates or awards previously granted by a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock or otherwise) (“Substitute Awards”). The number of Shares subject to Substitute Awards granted in substitution of the awards of an acquired company or a company with which the Company or any of its Affiliates combines shall not be counted against the Share Authorization under the Plan.

(d)	The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(e)	The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant, vesting or payout of an Award and may, in its discretion, establish payment methods therefor, including, without limitation, delivery or withholding of Shares.

(f)	The Committee may, in its discretion, provide in the applicable Award agreement for the payment of dividends or dividend equivalents with respect to the Award, which may be paid directly to the Participant, withheld by the Company subject to vesting of the underlying Award or treated as reinvested in additional Full-Value Awards or Option-Type Awards, as determined by the Committee in its sole discretion in addition to any other terms and conditions thereof as set forth in the applicable Award agreement.

(g)	The Committee may determine in its discretion the manner of delivery of Shares to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may take such steps as it deems necessary or advisable to restrict transfer of the Shares issuable in connection with Awards under the Plan whether issued in certificated or electronic format.

5.	Repricing Prohibited

Other than with the approval of the Company’s stockholders, no Option, Stock Appreciation Right or other Option-Type Award, once granted hereunder, may be repriced, including through amendment, cancellation in exchange for the grant of a Substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price thereof) or that would otherwise cause a modification of such Award in a manner that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange. Notwithstanding the foregoing, adjustments and Substitute Awards that preserve the existing intrinsic value of similar types of awards pursuant to the provisions of Section 4(c) and Section 12 shall not be treated as prohibited repricings.

6.	Options

(a)	Grants. Options granted under the Plan shall be, as determined by the Committee, nonqualified or ISOs for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the terms and conditions specified in this Section 6 and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine, and as evidenced by the related Award agreement.

(b)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted, except as may be provided pursuant to Section 12 or with respect to a Substitute Award in order to preserve the existing intrinsic value of similar types of awards.

(c)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 17.

(d)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with provision for payment of the full purchase price in accordance with this Section 6(d). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in cash or its equivalent (e.g., by check) or, in the Committee’s discretion, pursuant to one or more of the following methods: (i) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for such period as may be established from time to time by the Committee, if necessary, to comply with applicable law and avoid adverse accounting treatment under generally accepted accounting principles); (ii) if there is a public market for the Shares at such time, (x) through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale or (y) using a net share settlement procedure or through the withholding of Shares subject to the Option, in each case, with a value equal to the aggregate Option Price for the Shares purchased; (iii) any other form of consideration approved by the Committee and permitted by applicable law; and (iv) any combination of the foregoing. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares are issued to the Participant.

(e)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code. No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Option to qualify for any reason as an ISO.

(f)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Stock Appreciation Rights

(a)	Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date a Stock Appreciation Right is granted, except as may be provided pursuant to Section 12 or with respect to a Substitute Award in order to preserve the existing intrinsic value of similar types of awards; provided, however, that notwithstanding the foregoing, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares covered by Stock Appreciation Rights until the Shares are issued to the Participant.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 17.

8.	Restricted Stock Units

(a)	Grants. RSUs granted under the Plan shall create a contractual right granted to a Participant pursuant to this Section 8 to receive, in the discretion of the Committee, Shares, a cash payment equal to the Fair Market Value of a Share, such other amount or securities designated by the Committee, or a combination thereof, subject to the terms and conditions set forth in the Plan and in the applicable Award agreement.

(b)	Terms. Subject to the provisions of the Plan, the Committee shall determine the number of RSUs to be awarded to a Participant and the number of Shares covered by (or otherwise related to) such RSUs, the duration of the period during which, and the conditions, if any, under which, the right to distribution of the RSUs may be forfeited to the Company, and the other terms and conditions of such Awards (including without limitation, provisions ensuring that all Shares issued in connection with the RSUs shall be fully paid and non-assessable).

(c)	No Rights as a Stockholder. Subject to the provisions of the applicable Award agreement, the Participant shall not have any rights as a stockholder with respect to the Shares subject to the RSU Award until such time as Shares are delivered to the Participant pursuant to the terms of the Award agreement.

(d)	Dividend Equivalents. The Committee may, in its discretion, provide for the payment of dividend equivalents with respect to the RSUs, which may be paid directly to the Participant, accrued and paid by the Company at such time or times specified in the applicable Award agreement, or treated as reinvested in additional RSUs, or a combination thereof, as determined by the Committee in its sole discretion.

9.	Restricted Stock

(a)	Grants. Subject to the provisions of the Plan, the Committee shall determine the number of Shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards (including, without limitation, provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)	Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Certificates, or other evidence of ownership, issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. After the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates, or other evidence of ownership, to the Participant or the Participant’s legal representative.

(c)	Dividends. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld and paid by the Company at such time or times specified in the applicable Award agreement, or reinvested in additional Shares of Restricted Stock, or a combination thereof, as determined by the Committee in its sole discretion.

10.	Other Stock-Based Awards

The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares that are not Options, Stock Appreciation Rights, RSUs or Restricted Stock (“Other Stock-Based Awards”), including, without limitation, Shares awarded as a bonus and not subject to any restrictions or conditions, Shares in payment of the amount due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, performance stock units, dividend equivalent units, stock equivalent units and deferred stock units. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof, whether and how dividend equivalents are paid, and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

11.	Performance-Based Awards

(a)	Notwithstanding anything to the contrary herein, the Committee may from time to time, in its sole discretion, determine that an Award that would not otherwise qualify as “performance-based compensation” under Section 162(m) shall be made to so qualify by the implementation of additional conditions to the grant, vesting, exercisability and/or other right to receive the benefits of such Award. These conditions shall be based, in whole or in part, on the attainment of written performance goals, over a specified period and on such other terms and conditions as the Committee, in its discretion, may from time to time determine (such an Award, a “Performance-Based Award”). The grant, vesting, exercisability and/or other right to receive the benefits of such a Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or as otherwise required or permitted by Section 162(m).

(b)	The performance goals, which must be objective, shall be based upon one or more of the following criteria:

(i)	operating income;

(ii)	operating income before or after taxes, interest, depreciation and/or amortization, or any combination thereof (and including or excluding capital expenditures);

(iii)	earnings before or after taxes, interest, depreciation and/or amortization;

(iv)	net earnings;

(v)	net income;

(vi)	operating profit;

(vii)	earnings per share;

(viii)	book value;

(ix)	market share;

(x)	shareholders’ equity;

(xi)	return measures (including, but not limited to, return on capital, invested capital, assets and equity);

(xii)	revenues, sales or product volume growth;

(xiii)	cash flow measures (including, but not limited to, cash flow, free cash flow, cash provided by operating activities, operating cash flow and cash flow return on capital);

(xiv)	margins;

(xv)	working capital and targets related thereto;

(xvi)	costs or expenses, any component thereof and targets related thereto;

(xvii)	stock price (including, but not limited to, growth measures and total stockholder return);

(xviii)	measures of economic value added;

(xix)	inventory control;

(xx)	enterprise value;

(xxi)	subscriber and unit-based metrics;

(xxii)	objective measures of customer satisfaction; and

(xxiii)	productivity improvement or operating efficiency-based metrics.

(c)	The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, departments or functions, or any combination of the foregoing, and may be applied on a per share or absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the extent consistent with Section 162(m), the Committee may provide at the time the performance goals are established for such Performance-Based Awards that the manner in which such performance criteria are to be calculated or measured may take into account, or ignore, capital costs, interest, taxes, depreciation and amortization and other factors over which the Participant has no control or limited control including restructurings, discontinued operations, impairments, changes in foreign currency exchange rates, extraordinary items, other unusual non-recurring items, industry margins, general economic conditions, interest rate movements and/or the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

(d)	If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the foregoing performance criteria to be unsuitable, the Committee may modify such performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a Performance-Based Award to fail to qualify for the performance-based compensation exception to Section 162(m).

(e)	The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid or granted for such performance period until such certification is made by the

Committee. The amount of the Performance-Based Award actually paid or granted to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. A Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) and Section 21 below, elect to defer payment of a Performance-Based Award.

12.	Adjustments Upon Certain Events

(a)	Generally. Notwithstanding any other provisions in the Plan to the contrary, in the event of any change in the outstanding Shares (including, without limitation, the value thereof) after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, transaction or exchange of Shares or other corporate exchange, or any distribution to holders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 21), as to (i) the number or kind of Shares or other securities authorized, issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Awards (including limits established for Restricted Stock, RSUs, Other Stock-Based Awards or other Full-Value Awards) may be granted during a calendar year to any Participant, (iii) the Option Price or exercise price of any outstanding Stock Appreciation Right, other Stock-Based Award or other Option-Type Award, (iv) the Share Authorization, the Full-Value Limit and other terms and provisions set forth in Section 3 and/or (v) any other affected terms of such Awards. The Committee may grant Substitute Awards (including Stock Options, Stock Appreciation Rights, Other Stock-Based Awards or other Option-Type Awards) with a grant price that is less than the Fair Market Value of a Share on the date of grant in order to preserve existing intrinsic value under any similar type of award previously granted by the Company or another entity to the extent that the existing intrinsic value would otherwise be diminished without payment of adequate compensation to the holder thereof.

(b)	Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 21), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (B) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options, Stock Appreciation Rights and other Option-Type Awards, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Awards (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Awards) over the aggregate exercise price of such Awards, (C) provide for the issuance of Substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least 30 days prior to the Change in Control, such Awards shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Awards shall terminate and be of no further force and effect.

13.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

14.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.	Non-transferability of Awards

Unless otherwise determined by the Committee (and subject to the limitation that in no circumstances may an Award be transferred by the Participant for consideration or value), an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

16.	Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made (a) without the approval of the stockholders of the Company, (i) if such action would (except as is provided in Section 12 of the Plan) increase the Share Authorization, the Full-Value Limit, or the maximum number of Shares for which Awards may be granted to any Participant pursuant to Section 3(b), or shorten the vesting period requirements for Awards or (ii) if such approval is required under applicable law, rule, regulation or stock exchange listing requirement, (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) to Section 5, relating to repricing of Option-Type Awards, to permit such repricing without the prior approval of the Company’s stockholders; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

17.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m), the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

18.	Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

19.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

20.	Effectiveness and Duration of the Plan

The Plan shall be effective as of the Effective Date. No Award may be granted under the Plan after the fifth anniversary of the Effective Date, but Awards granted prior to such fifth anniversary may extend beyond that date. As of the Effective Date, no new Awards shall be permitted to be granted under the Time Warner Cable Inc. 2006 Stock Incentive Plan, as amended.

21.	Section 409A

Awards issued under the Plan that are subject to Section 409A of the Code are intended to comply with and shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A of the Code.

Directions to:

The Ballantyne Hotel
10000 Ballantyne Commons Parkway
Charlotte, North Carolina 28277

From the North on Interstate 77:
Proceed on I-77 South. Take Exit 1B off I-77 and merge onto I-485 South toward Pineville. Proceed approximately 6 miles and take Exit 61, the Johnston Road exit, and merge right onto Johnston Road. At the first stoplight, turn left onto John J. Delaney Drive and the Hotel will be on your left.

From the South on Interstate 77:
Proceed on I-77 North. Take Exit 1 off I-77 and merge onto I-485 South toward Pineville. Proceed approximately 6 miles and take Exit 61, the Johnston Road exit, and merge right onto Johnston Road. At the first stoplight, turn left onto John J. Delaney Drive and the Hotel will be on your left.

TIME WARNER CABLE INC.
C/O BNY MELLON SHAREOWNER SERVICES
POST OFFICE BOX 3540
SOUTH HACKENSACK, NJ 07606-9240
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote up until 11:59 p.m. Eastern Time on May 18, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33361-P05550	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TIME WARNER CABLE INC.

The Board of Directors recommends a vote “FOR” the following proposals:

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a	Carole Black	☐	☐	☐

	1b	Glenn A. Britt	☐	☐	☐

	1c	Thomas H. Castro	☐	☐	☐

	1d	David C. Chang	☐	☐	☐

	1e	James E. Copeland, Jr.	☐	☐	☐

	1f	Peter R. Haje	☐	☐	☐

	1g	Donna A. James	☐	☐	☐

	1h	Don Logan	☐	☐	☐

	1i	N.J. Nicholas, Jr.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		For	Against	Abstain

	1j Wayne H. Pace	☐	☐	☐

	1k Edward D. Shirley	☐	☐	☐

	1l John E. Sununu	☐	☐	☐

		For	Against	Abstain

2	Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

3	Approval of the Time Warner Cable Inc. 2011 Stock Incentive Plan	☐	☐	☐

4	Approval of the advisory resolution on executive compensation	☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain

5	Advisory vote on frequency of future advisory votes on executive compensation ☐	☐	☐	☐

6	In their discretion, on such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M33362-P05550
PROXY
TIME WARNER CABLE INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TIME WARNER CABLE INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2011
The undersigned hereby acknowledges receipt of the Time Warner Cable Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Marc Lawrence-Apfelbaum, Ellen East and Robert D. Marcus, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER CABLE INC. on Thursday, May 19, 2011, and any adjournment thereof, and to vote on the matters indicated all the shares of common stock that the undersigned would be entitled to vote if personally present.
PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

TIME WARNER CABLE INC.
C/O TIME WARNER CABLE INC.
PO BOX 145430
CINCINNATI, OH 45250-5430
You must provide instructions to the Trustee by May 16, 2011 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 11:59 p.m. (Eastern Time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by 5:00 p.m. (Eastern Time) on May 16, 2011. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the Plan and described on the reverse side of the card.
You may send your voting instructions to the Trustee on the Internet, over the telephone or by mail, as follows:
PROVIDE VOTING INSTRUCTIONS BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 16, 2011. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
PROVIDE VOTING INSTRUCTIONS BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2011. Have your voting instruction card in hand when you call and then follow the instructions.
PROVIDE VOTING INSTRUCTIONS BY MAIL
Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M33363-Z54668	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIME WARNER CABLE INC.
The Board of Directors recommends a vote “FOR” the following proposals:

1.	Election of Directors Nominees:			For	Against	Abstain

	1a	Carole Black		☐	☐	☐

	1b	Glenn A. Britt		☐	☐	☐				For	Against	Abstain

	1c	Thomas H. Castro		☐	☐	☐		1j Wayne H. Pace		☐	☐	☐

	1d	David C. Chang		☐	☐	☐		1k Edward D. Shirley		☐	☐	☐

	1e	James E. Copeland, Jr.		☐	☐	☐		1l John E. Sununu		☐	☐	☐

	1f	Peter R. Haje		☐	☐	☐				For	Against	Abstain

	1g	Donna A. James		☐	☐	☐	2	Ratification of Independent Registered Public Accounting Firm		☐	☐	☐

	1h	Don Logan		☐	☐	☐	3	Approval of the Time Warner Cable Inc. 2011 Stock Incentive Plan		☐	☐	☐

	1i	N.J. Nicholas, Jr.		☐	☐	☐	4	Approval of the advisory resolution on executive compensation		☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)						☐	The Board of Directors recommends you vote for 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	4 Years

Please indicate if you plan to attend this meeting.				☐	☐		5	Advisory vote on frequency of future advisory votes on executive compensation	☐	☐	☐	☐

				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.							6	To grant discretionary voting authority to management persons regarding such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]			Date					Signature (Joint Owners)		Date

SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTIONS
BY TELEPHONE, INTERNET OR MAIL
TWC SAVINGS PLAN

M33364-Z54668
TIME WARNER CABLE INC.
CONFIDENTIAL VOTING INSTRUCTIONS
Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Cable Inc. Annual Meeting of Stockholders on May 19, 2011.
The undersigned hereby instructs Fidelity Management Trust Company (“Fidelity”), as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of Time Warner Cable Inc. to be held on May 19, 2011, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Cable Inc. Common Stock held in the Time Warner Cable Inc. Stock Fund under the TWC Savings Plan (the “Plan”).
Under the provisions of the Trust relating to the Plan, Fidelity, as Trustee, is required to request your confidential instructions as to how your proportionate interests in the shares of Time Warner Cable Inc. Common Stock held in the Time Warner Cable Inc. Stock Fund under the Plan (an “interest”) is to be voted at the Annual Meeting of Stockholders scheduled to be held on May 19, 2011. Your instructions to Fidelity will not be divulged or revealed to anyone at Time Warner Cable Inc. If Fidelity does not receive your instructions on or prior to 5:00 p.m. (Eastern Time) via a voting instruction card or 11:59 p.m. (Eastern Time) via telephone or the Internet on May 16, 2011, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) will not be voted and (b) the remainder of the Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants’ interests in the Plan for which Fidelity has received voting instructions (excluding any PAYSOP account).

Address Change/Comments

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side